Exhibit 10.31

OWNER PARTICIPATION AGREEMENT

by and between

THE COMMUNITY REDEVELOPMENT AGENCY
OF THE CITY OF LOS ANGELES

“Agency”

and

SL NO HO, LLC

“Developer”

December, 2001

North Hollywood Redevelopment Project

TABLE OF CONTENTS

RECITALS		1
ARTICLE 1.	SUBJECT OF THE AGREEMENT	2
Section 101	PURPOSE OF THE AGREEMENT	2
Section 102	THE DEVELOPMENT SITE	3
Section 103	PROJECT DESCRIPTION AND PHASING	4
§ 103.1	Project Description	4
§ 103.2	Project Phasing	7
Section 104	THE REDEVELOPMENT PLAN	8
Section 105	THE PROJECT AREA	8
Section 106	PARTIES TO THE AGREEMENT	9
§ 106.1	The Agency	9
§ 106.2	The Developer	9
Section 107	PROHIBITION AGAINST TRANSFERS OR CHANGES IN OWNERSHIP	9
Section 108	PAYMENT OF COSTS AND GOOD FAITH DEPOSIT	9
§ 108.1	Developer Payment of Agency Costs	9
§ 108.2	Good Faith Deposit	10
Section 109	EVIDENCE OF FINANCING	11
§ 109.1	Reimbursement of Agency’s Costs	13
ARTICLE 2.	DEFINITIONS	13
ARTICLE 3.	DESIGN AND DEVELOPMENT	19
Section 301	SCOPE OF DEVELOPMENT	19
Section 302	MITIGATION MONITORING PROGRAM	19
Section 303	DRAWINGS AND PLANS	19
§ 303.1	Concept Plan	20
§ 303.2	Master Plan	20
§ 303.3	Schematic Design Drawings	20
§ 303.4	Design Development Drawings	21
§ 303.5	Fifty Percent Complete Construction Documents	21
§ 303.6	Final Construction Documents	21
Section 304	PHASING OF DEVELOPMENT	21
Section 305	PERMITS AND OTHER ENTITLEMENTS	22
Section 306	AGENCY APPROVAL OF PLANS, DRAWINGS, AND RELATED DOCUMENTS	22
§ 306.1	Substantially Consistent	22
§ 306.2	Approval Process	23
§ 306.3	Changes to Approved Plans	23
§ 306.4	Governmental Requirements	23
§ 306.5	No Reliance	23
Section 307	AGENCY APPROVAL OF ARCHITECT AND CONTRACTOR	24
Section 308	ENVIRONMENTAL REPRESENTATIONS AND COVENANTS	24
§ 308.1	Developer’s Environmental Representations and Covenants	24
§ 308.2	Agency’s Environmental Representations and Covenants	26
Section 309	DEMOLITION AND CLEARANCE	26
Section 310	PUBLIC IMPROVEMENTS	27
§ 310.1	Dedication of Property	27

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§ 310.2	Construction Bonds	27
	§ 310.2.1 Requirements	27
	§ 310.2.2 Schedule for Delivery	28
Section 311	INTENTIONALLY OMITTED	28
Section 312	COSTS OF CONSTRUCTION	28
Section 313	SCHEDULE OF PERFORMANCE	28
Section 314	PROJECT DEVELOPMENT PROGRESS REPORTS	29
Section 315	AGENCY’S RIGHTS OF ACCESS	29
Section 316	INDEMNIFICATION AND INSURANCE	29
§ 316.1	Developer’s Indemnity	29
§ 316.2	Insurance Requirements	29
	§ 316.2.1 Policy Requirements	30
	§ 316.2.2 General	30
§ 316.3	Restoration	32
§ 316.4	Rights of Mortgagees	33
Section 317	CONSTRUCTION SIGNS	33
Section 318	COMPLIANCE WITH LAWS AND POLICIES; COMMUNITY BENEFITS PACKAGE	33
§ 318.1	Non-Discrimination During Construction: Equal Opportunity	34
§ 318.2	Employment and Contracting Procedures	34
	§ 318.2.1 Utilization of Minority and Women Businesses (M/WBE)	34
	§ 318.2.2 Utilization of Project Area Residents	35
	§ 318.2.3 One Stop Employment Center	35
	§ 318.2.4 Information and Documentation	36
§ 318.3	Prevailing Wages	36
§ 318.4	Public Art Policy	38
§ 318.5	Living Wage	38
Section 319	RELEASE OF CONSTRUCTION COVENANTS (CERTIFICATE OF COMPLETION)	38
ARTICLE 4.	SITE ASSEMBLY	40
Section 401	DEVELOPER PARCELS	40
§ 401.1	Obtaining Title	40
§ 401.2	Condition of Title	40
§ 401.3	Retention and Development	40
§ 401.4	Relocation Obligations	41
	§ 401.4.1 Indemnification for Relocation Claims	41
Section 402	AGENCY ACQUISITION OF PROPERTY	42
§ 402.1	Acquisition Funds	42
	§ 402.1.1 HUD Loan	42
	§ 402.1.2 Agency Bond Funds	43
	§ 402.1.3 Community Development Block Grant Funds	43
	§ 402.1.4 Additional Public Funds	44
§ 402.2	Acquisition and Relocation Estimates	44
§ 402.3	Appraisals and Appraisal Advance	44
§ 402.4	Environmental Due Diligence	44
§ 402.5	Acquisition and Relocation Budgets	44
§ 402.6	Developer Advance of Costs	45
	§ 402.6.1 Original Letter of Credit	45
	§ 402.6.2 Cost Overruns	45
§ 402.7	Precondition to Agency’s Right to Make Draws Under the Letter of Credit	46

§ 402.8	Security for Developer Advance	46
Section 403	ACQUISITION PARCELS	47
§ 403.1	Developer’s Efforts to Acquire	47
§ 403.2	Agency Acquisition of Acquisition Parcels	47
§ 403.3	Agency Offers to Purchase	47
§ 403.4	Eminent Domain Actions; Orders for Possession	48
§ 403.5	Settlement of Eminent Domain Actions	48
Section 404	SUBAREA D PARCELS	48
Section 405	LADOT PARCEL	49
Section 406	MTA PROPERTY	49
§ 406.1	MTA Parcel	49
§ 406.2	MTA Right of Way	49
ARTICLE 5.	CONVEYANCE OF AGENCY ACQUIRED PROPERTY	50
Section 501	AGREEMENT TO SELL AND PURCHASE; REDEVELOPMENT PURPOSE	50
Section 502	PERMITTED ENCUMBRANCES	50
Section 503	CONSIDERATION	51
§ 503.1	Agency Parcels, Acquisition Parcels, the MTA Parcel, and the LADOT Parcel	51
Section 504	CONVEYANCE ESCROW	51
Section 505	CONDITION OF TITLE AND TITLE INSURANCE	53
Section 506	CONVEYANCE OF TITLE AND DELIVERY OF POSSESSION	54
§ 506.1	Conditions Precedent and Closing Obligations	54
	§ 506.1.1 Additional Condition Precedent to Conveyance of Any Portion of Subareas A and B	56
	§ 506.1.2 Additional Condition Precedent to Conveyance of Any Portion of Subareas B and C	56
§ 506.2	Conditions Precedent to Developer’s Closing Obligations	56
Section 507	ORDERS OF POSSESSION	57
Section 508	SUITABILITY OF THE SITE	58
§ 508.1	Zoning of the Site	58
Section 509	REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION	59
Section 510	PRELIMINARY WORK BY DEVELOPER AND RIGHT OF ENTRY	60
ARTICLE 6.	PROJECT FINANCING	60
Section 601	PROJECT COSTS	60
§ 601.1	Project Cost Budget	60
§ 601.2	Definition of Project Costs	61
Section 602	DEVELOPER’S OBLIGATIONS	63
Section 603	AGENCY’S OBLIGATIONS	63
§ 603.1	Agency’s Obligation Limited	64
Section 604	AGENCY ASSISTANCE IN OBTAINING OTHER FUNDING	64
§ 604.1	EDA Grant	64
§ 604.2	EDI Grant	64
Section 605	AGENCY PARTICIPATION rN PROJECT	64
§ 605.1	Intent	64
§ 605.2	Form of Participation	66
§ 605.3	Effect of Sale or Refinance	66
	§ 605.3.1 Sale	66
	§ 605.3.2 Refinance	67
§ 605.4	Buyout Provisions	67

ARTICLE 7.	LIMITATIONS ON TRANSFER AND ENCUMBRANCE	68
Section 701	RECOGNITION OF REDEVELOPMENT PURPOSE	68
Section 702	CONDITIONS FOR TRANSFER	68
§ 702.1	Agency Approval; Documentation; Agency’s Cost to Review	68
§ 702.2	Transferee’s Assumption of Agreement	69
§ 702.3	Transfers Null and Void	69
§ 702.4	Intentionally Omitted	69
§ 702.5	Security Interests	69
§ 702.6	Leasing of Space	70
§ 702.7	Sale or Lease Following the Issuance of Release of Construction Covenants	70
Section 703	NO ENCUMBRANCES EXCEPT TO FINANCE DEVELOPMENT	70
§ 703.1	Advance Notice to Agency; Agency Approval	70
§ 703.2	Unapproved Encumbrances	71
§ 703.3	Holder Not Obligated to Construct; Holder’s Right to Cure	71
§ 703.4	Holder’s Failure to Complete Improvements	71
§ 703.5	Agency Notice of Default; Agency’s Right to Cure	72
ARTICLE 8.	CONTINUING OBLIGATIONS	72
Section 801	USE OF THE SITE	72
§ 801.1	Uses, Operation, And Maintenance	72
§ 801.2	Management Of The Site And Improvements	74
Section 802	COMPLIANCE WITH FEDERAL, STATE, AND LOCAL LAW	75
Section 803	OBLIGATION TO REFRAIN FROM DISCRIMINATION	75
§ 803.1	No Discrimination or Segregation	75
§ 803.2	Form of Nondiscrimination and Nonsegregation Clauses	76
Section 804	AGREEMENT CONTAINING COVENANTS AFFECTING REAL PROPERTY	77
§ 804.1	Recordation	77
§ 804.2	Effect, Duration, and Release of Covenants	77
ARTICLE 9.	RECIPROCAL EASEMENT AGREEMENTS	77
ARTICLE 10.	DEFAULTS, REMEDIES, AND TERMINATION	78
Section 1001	DEFAULT	78
§ 1001.1	Event of Default	78
§ 1001.2	Default Notice	78
Section 1002	RIGHTS AND REMEDIES	79
§ 1002.1	Institution of Legal Actions	79
§ 1002.2	Acceptance of Service of Process	79
§ 1002.3	Right of Reverter	79
Section 1003	TERMINATION BEFORE CONVEYANCE	81
§ 1003.1	Termination by Agency on Developer’s Default	81
§ 1003.2	Termination by Developer	81
§ 1003.3	Termination by Agency or Developer	82
Section 1004	AGENCY’S OPTION TO ACQUIRE	82
§ 1004.1	Term of Option	82
§ 1004.2	Option Price	83
§ 1004.3	Form of Title and Title Insurance	83
§ 1004.4	Exercise of Option	83
Section 1005	ASSIGNMENT OF CONTRACTS AND PLANS	84
ARTICLE 11.	GENERAL PROVISIONS	84

Section 1101	NON-MERGER	84
Section 1102	NOTICES, DEMANDS AND COMMUNICATIONS BETWEEN THE PARTIES	84
Section 1103	CONFLICT OF INTEREST	85
Section 1104	NON-LIABILITY OF CITY AND AGENCY OFFICIALS AND EMPLOYEES	85
Section 1105	ENFORCED DELAY IN PERFORMANCE; FORCE MAJEURE	85
Section 1106	INSPECTION OF BOOKS AND RECORDS	86
Section 1107	APPROVALS	86
Section 1108	AGENCY’S AUTHORIZED REPRESENTATIVE	86
Section 1109	REAL ESTATE COMMISSIONS; FINDER’S FEES	86
Section 1110	DEVELOPER’S REPRESENTATIONS AND WARRANTIES	87
Section 1111	RELATIONSHIP OF THE PARTIES	87
Section 1112	BINDING UPON SUCCESSORS AND ASSIGNS	87
Section 1113	INTERPRETATION OF AGREEMENT; TERMINOLOGY; APPLICATION OF LAW	88
Section 1114	WAIVERS	88
Section 1115	TIME OF THE ESSENCE	88
Section 1116	ATTORNEYS’ FEES AND COSTS	88
Section 1117	SEVERABILITY	88
Section 1118	NON-EXCLUSIVITY	88
Section 1119	ENTIRE UNDERSTANDING OF THE PARTIES	88
Section 1120	AMENDMENTS TO THIS AGREEMENT	89
Section 1121	NO THIRD PARTY BENEFICIARIES	89
Section 1122	AUTHORITY TO SIGN	89
Section 1123	INCORPORATION BY REFERENCE	89
Section 1124	ESTOPPEL CERTIFICATES	89
Section 1125	COMPOSITION OF AGREEMENT	89
Section 1126	FURTHER ASSURANCES	89
Section 1127	TIME FOR ACCEPTANCE	89

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LIST OF ATTACHMENTS

ATTACHMENT NO. 1	SCOPE OF DEVELOPMENT
ATTACHMENT NO. 2	SITE MAP
ATTACHMENT NO. 3	HOUSING MANAGEMENT PLAN REQUIREMENTS
ATTACHMENT NO. 4	FORM OF AFFORDABILITY COVENANTS
ATTACHMENT NO. 5	CONCEPT PLAN
ATTACHMENT NO. 6	PARCEL OWNERSHIP
ATTACHMENT NO. 7	SCHEDULE OF PERFORMANCE
ATTACHMENT NO. 8	PUBLIC-PRIVATE FEASIBILITY AGREEMENT
ATTACHMENT NO. 9	PUBLIC ART POLICY
ATTACHMENT NO. 10	COMMUNITY BENEFITS PACKAGE
ATTACHMENT NO. 11	FORM OF RELEASE OF CONSTRUCTION COVENANTS
ATTACHMENT NO. 12-A	FORM OF PRE-CONVEYANCE TERMINATION NOTE
ATTACHMENT NO. 12-B	FORM OF PRE-CONVEYANCE TERMINATION DEED OF TRUST
ATTACHMENT NO. 13	FORM OF GRANT DEED
ATTACHMENT NO. 14	FORM OF AGREEMENT CONTAINING COVENANTS AFFECTING REAL PROPERTY
ATTACHMENT NO. 15	FORM OF MEMORANDUM OF AGENCY OPTION
ATTACHMENT NO. 16	FORM OF ASSIGNMENT OF CONTRACTS AND PLANS
ATTACHMENT NO. 17	LIST OF ENVIRONMENTAL REPORTS

OWNER PARTICIPATION AGREEMENT

This OWNER PARTICIPATION AGREEMENT (this “Agreement”) is entered into as of December, 2001, by and between the COMMUNITY REDEVELOPMENT AGENCY OF THE CITY OF LOS ANGELES, a public body, corporate and politic (the “Agency”), and SL NO HO, LLC, a California Limited liability company (the “Developer”). The Agency and the Developer are sometimes referred to herein individually as a “Party” and collectively as the “Parties,”

RECITALS

The following Recitals are a substantive part of this Agreement. The capitalized terms used in this Agreement, not otherwise defined in the text, are defined in Article 2 herein.

A.        The Agency is authorized and empowered under the Community Redevelopment Law, California Health and Safety Code Sections 33000, et seq., to assist in the redevelopment of real property within the North Hollywood Redevelopment Project in conformity with the Redevelopment Plan. Specifically, the Agency is authorized and empowered to enter into agreements to improve the economic conditions of the North Hollywood Redevelopment Project, to acquire and dispose of property, to prepare or cause the preparation of building sites for construction, to receive consideration for the provision by the Agency of redevelopment assistance, to make and execute contracts and other instruments necessary or convenient to the exercise of its powers, and to incur indebtedness to finance or refinance redevelopment projects.

B.        On June 23,1999, JAR No Ho Project LLC, a California Limited Liability Company (“JAR No Ho”) executed an Offer to Negotiate Exclusively for the retention, acquisition, and development of a portion of the North Hollywood Redevelopment Project Area described in the Offer as the Site, and the Offer to Negotiate Exclusively was accepted by the Agency on July 13, 1999, in accordance with the terms and conditions set forth therein. An Amended and Restated Exclusive Right to Negotiate (“ERN”) that extended the exclusive negotiation period until January 31, 2001 was approved by the Agency’s Governing Board on July 20, 2000 and was approved by the City Council of the City of Los Angeles on August 15, 2000. The Agency and the Developer entered into the ERN on August 23, 2000.

C.        On February 5, 2001, JAR No Ho and the Developer entered into an Acquisition and Contribution Agreement and on December, 2001 entered into an Amended and Restated Operating Agreement for SL No Ho, LLC (collectively, the “JV Agreement”), in which JAR No Ho agreed to convey all of its right, title and interest in the Site and the Project to the Developer upon the execution of this Agreement.

D.        The Agency, by entering into this Agreement with the Developer, has satisfied its obligations to JAR No Ho regarding JAR No Ho’s rights as a property owner in the Project Area, as such rights are set forth in the Agency’s “Rules Governing

Participation and Preferences by Owners, Operators of Businesses, and Tenants in the North Hollywood Redevelopment Project.”

E.         The Developer proposes to design, finance, and develop on the Site a phased multi-use development including an office, residential and retail development, community-serving uses, and associated parking, (the “Project”) as more fully set forth in Section 103 of this Agreement and in the Scope of Development, attached hereto as Attachment 1 (“Scope of Development”). To induce the Developer to cause construction and Completion of the Project, and in light of the local revenues, including sales and property tax revenues that are expected to be generated by the redevelopment of the Site and operation of the Project thereon, the Agency and the Developer desire to enter into this Agreement in order to provide assistance subject to certain conditions precedent and in accordance with the terms of this Agreement.

F.         In accordance with the goals of the Community Redevelopment Law and the Redevelopment Plan for the North Hollywood Redevelopment Project, the Agency desires to provide such assistance to induce the redevelopment of the Site and the construction and operation of the Project because such actions will help to eliminate blight in the North Hollywood Redevelopment Project, increase the employment opportunities within the North Hollywood Redevelopment Project, and generate additional sales and property taxes and other local revenues for the community. The Developer’s acquisition of the Site, the redevelopment thereof, and operation of the Project thereon pursuant to the terms of this Agreement are in the vital and best interests of the City of Los Angeles (the “City”) and the health, safety, and welfare of its residents and are in accord with the public purposes and provisions of applicable state and local laws and requirements under which the redevelopment of the North Hollywood Redevelopment Project has been undertaken.

G.        The Redevelopment Plan for the North Hollywood Redevelopment Project was approved and adopted on February 21,1979, prior to which an Environmental Impact Report was certified, and subsequent Environmental Impact Reports have been certified for various amendments to the Redevelopment Plan. On January 31, 2001 by Resolution No. 5969, the Agency (as the lead agency pursuant to the California Environmental Quality Act, Section 21000 et seq. of the California Public Resources Code, and the CEQA Guidelines, 14 California Code of Regulations Sections 15000 et seq. (“CEOA”)) certified the completion of a Supplemental Environmental Impact Report (“SEIR”) for the Project to be implemented in furtherance of the Redevelopment Plan for the North Hollywood Redevelopment Project. Immediately following approval of this Agreement, the Agency filed a Notice of Determination pursuant to CEQA.

NOW, THEREFORE, the Agency and the Developer agree as follows:

ARTICLE 1 SUBJECT OF THE AGREEMENT

SECTION 101         PURPOSE OF THE AGREEMENT

The purpose of this Agreement is to effectuate the public purposes of the Agency by providing for the assemblage of the Site through the Agency’s acquisition and conveyance to the Developer of those portions of the Site that are not included in the

Developer Parcels, and the phased development and operation by the Developer on the Site of the improvements described in the Scope of Development.

SECTION 102         THE DEVELOPMENT SITE

(a) Subject to the provisions of paragraphs (b) and (c) immediately following, the “Site” is that certain real property generally bounded by Cumpston Street on the north, Vineland Avenue and Blakeslee Avenue on the east, the Academy Entertainment and Business Complex on the south, and Lankershim Boulevard on the west in Los Angeles, California, illustrated on the “Site Map” (which is attached hereto and incorporated herein as Attachment No. 2} and more particularly described in “Parcel Ownership” (which is attached hereto and incorporated herein as Attachment No. 6). The Site consists of a “Subarea A”, a “Subarea B”, a “Subarea C”, and a “Subarea D”, each of which is illustrated and designated as such on the Site Map. A “Subarea” as used in this Agreement, shall mean Subarea A, Subarea B, Subarea C, and/or Subarea D, as the context requires. At such time as the final tract map, if any, is recorded for a Subarea, the legal descriptions from such tract map shall govern without the need for an amendment of this Agreement.

(b)       The Agency and Developer may by mutual written agreement exclude from the Site all or any portion of the Site which has not theretofore been conveyed to Developer. In the event any portion is excluded from the Site pursuant to this paragraph (b), the following shall apply:

(i)  Developer and the Agency shall cooperate in signing implementation agreements and/or other documents necessary or appropriate to effectuate the intent of this paragraph (b), including without limitation and to the extent applicable, a reconveyance of the Pre-Conveyance Termination Deed of Trust.

(ii)  If and to the extent required by the reduction in size of the Site, Developer shall submit for approval by the Agency, and the Agency’s Governing Board if required and subject to completion of any review required by the California Environmental Quality Act, Site Modifications (as defined in Article 2) reflecting such reduced Site.

(c)       It is contemplated by the Parties that the Los Angeles Unified School District (“LAUSD”) will acquire Subarea D or a portion thereof for construction of a high school, in which case the Agency may exclude the applicable portion of Subarea D from the Site. If the LAUSD decides not to acquire Subarea D or any portion thereof, or acquires Subarea D or any portion thereof and thereafter decides to dispose of Subarea D or any portion thereof, Subarea D or the applicable portion thereof shall be included in the Site. The Agency hereby grants the Developer an exclusive right to negotiate Site Modifications for the development of that portion of Subarea D that is included in the Site. It is the Parties’ intent that, to the fullest extent practicable, the Site Modifications for the portion of Subarea D included in the Site shall provide for the construction of retail, office and/or residential improvements of a scale and density consistent with the proposed project analyzed in the certified SEIR for the Project. This exclusive right to negotiate shall terminate on a date that is three (3) years after the Date of Agreement. Developer understands that the Agency may refuse to extend this exclusive negotiation period beyond the termination date and may at that time begin negotiations with other development entities without further solicitation. The Developer agrees that, if the

Agency determines that the parties are not making appropriate progress or the negotiations are not proceeding in a diligent manner during the exclusive negotiation period, the Agency may at its option terminate the negotiations and begin negotiations with other development entities without further solicitation; provided, that the Agency shall first provide written notice to the Developer, stating the facts on which the Agency is basing its contention that the parties are not making appropriate progress or the negotiations are not proceeding in a diligent manner, and providing a reasonable time, but not less than ten (10) days, to correct the matter.

SECTION 103         PROJECT DESCRIPTION AND PHASING

§103.1        Project Description

The Project shall include the following improvements, as more fully set forth in, and in conformance with, the Scope of Development. All of the improvements on the Site shall be developed in accordance with plans and land use entitlements approved by the City. The assemblage of the Site and the phased development and operation of the improvements on the Site, and the fulfillment generally of this Agreement are in the vital and best interests of the City and the health, safety, morals and welfare of its residents, and in accord with the public purposes and provisions of applicable federal, state and local laws and requirements.

Retail and commercial products and services offered by tenants shall be consistent with a first class retail/office development. Retail tenant selection shall be consistent with and enhance the entertainment/retail character of the Project and the NoHo Arts and Entertainment District. Because the Project is an integral part of the NoHo Arts and Entertainment District, retail tenant selection shall acknowledge, reinforce, and complement the District, the North Hollywood Commercial Core and the Academy Complex and its plaza. Every reasonable effort shall be used to attract and lease to first class specialty retail and entertainment tenants. Flea markets, thrift stores or liquidation outlets, swap shows or “outlet stores” selling merchandise that is used, damaged or discontinued shall be prohibited. Any off-price and value oriented tenants shall be limited to stores such as Nordstrom Rack, Ann Taylor Loft, or other stores of similar quality. If a supermarket is included in the Project, it shall be a first class full service supermarket or a first class specialty supermarket. Except for the single 60,000 square foot retail space in Subarea B, retail tenant spaces shall generally be limited to 20,000 square feet in size, except for tenants such as Barnes & Noble, Border’s, or similar non-discount quality retailers.

The Agency shall have the right to approve each tenant proposed by the Developer as being in conformance with this Section 103.1. The Developer must notify the Agency of each proposed tenant in sufficient time for the Agency to approve or disapprove as provided herein. Within twenty (20) days of the date the Developer notifies the Agency of a proposed tenant, the Agency shall advise the Developer in writing that the tenant is in conformance with the parameters set forth in this Section 103,1 or give specific reasons why the Agency believes the proposed tenant is not in conformance with the parameters of this Section 103.1. If the Agency fails to respond within such twenty (20) day period, the proposed tenant shall be deemed to be in conformance with the parameters set forth in this Section 103.1 without any further approval rights from the Agency.

(a)  “Subarea A Improvements”.

The Developer shall construct a residential complex containing approximately 550 units and associated parking. In the alternative, the Developer may construct either (i) approximately 600,000 square feet of office space, or (ii) approximately 277 residential units and approximately 300,000 square feet of office space. These alternative development scenarios are more fully set forth in the Scope of Development and the Concept Plan. Within the time set forth in the Schedule of Performance, the Developer shall inform the Agency as to which development scenario it will construct on Subarea A

(b)  “Subarea B Improvements”.

The Developer shall construct a retail and residential complex including approximately 247 residential units, approximately 186,000 square feet of retail and restaurant space and a parking structure providing sufficient parking to comply with City code requirements.

(c)  “Subarea C Improvements”.

The Developer shall construct approximately 42,000 square feet of retail and restaurant space, approximately 200,000 square feet of office space, a parking structure providing sufficient parking to comply with City code requirements, approximately nine residential units and the Community Improvements described in this paragraph. The Developer shall construct a raw, shell facility of approximately 20,000 square feet for the Valley Community Clinic within or adjacent to the parking structure in Subarea C (the “Community Improvements”). Upon completion, the Developer shall offer to lease the Community Improvements to the Valley Community Clinic for the base rent sum of one dollar ($1) per year plus triple net charges, including without limitation, pro rata share of common area expenses and property taxes, for a twenty (20) year term. If, within ninety (90) days from the date the Developer offers to lease the space as provided herein, the Valley Community Clinic fails to enter into a lease for the Community Improvements or, for any reason, subsequently fails to occupy or vacates the space, then the Developer’s obligation to lease to Valley Community Clinic shall terminate and the Developer shall use the Community Improvements in a manner consistent with the Scope of Development and Agency-approved plans; provided that, the Agency has the right to designate another public use of the Community Improvements, mutually agreeable between Developer and Agency, at the lease terms set forth herein within thirty (30) days after the termination of the Developer’s obligation to lease to Valley Community Clinic. The Developer shall provide up to 500 square feet of office space sufficient to accommodate the One-Stop Employment Center required by § 318.2.3 of this Agreement, to be operated by an entity designated by the Agency.

(d)  “Subarea D Improvements”.

(1) If the Developer acquires the Subarea D Parcels or any portion thereof, the Developer shall, subject to completion of the review required by the California Environmental Quality Act, construct the improvements in the Site Modifications agreed to pursuant to Section 102(c) hereof.

(e)  Affordable Housing; Conversion to Sale Units; Day Care

(1) Affordable Housing Requirements. At least twenty percent (20%) of the residential units, not including live-work units, developed on Subarea A and Subarea B shall be available to Very Low Income, Low Income, and Moderate Income households, at Affordable Rent, including a reasonable utility allowance (“Restricted Units”). Of those Restricted Units, seventeen percent (17%) shall be available to Very Low Income households, fifty percent (50%) shall be available to Low Income households, and thirty three percent (33%) shall be available to Moderate Income households. The Restricted Units shall be distributed across the apartments and residential lofts as follows. No less than five percent (5%) and no more than ten percent (10%) of the residential lofts shall be required to be Restricted Units, which shall be available to Very Low Income, Low Income, and Moderate Income households, in the same proportion as required for the total Restricted Units in the Project. The balance of the Restricted Units shall be evenly distributed across one-bedroom and two-bedroom apartments, with each unit type (i.e., one-bedroom or two-bedroom) available to Very Low Income, Low Income and Moderate Income households in the same proportion as required for the total Restricted Units in the Project. Within the time period established in the Schedule of Performance, the Developer shall submit to the Agency for its approval a proposed management plan for the rental units that meets the requirements set forth in the “Housing Management Plan Requirements” attached hereto as Attachment No. 3 and incorporated by this reference. As a condition precedent to the Agency’s obligation to convey any portion of Subarea A or Subarea B to the Developer, the Developer shall execute and deliver to the Escrow Agent for recording in the Official Records of Los Angeles County the “Affordability Covenants” appended to this Agreement as Attachment No. 4 and incorporated by this reference. The Affordability Covenants shall be recorded with reference to the residential units developed on Subarea A and Subarea B. The Affordability Covenants shall provide that the income-restricted units must remain available at Affordable Rent for the longest feasible period, but not less than forty (40) years from Completion. The Restricted Units shall be made available on a first preference basis to any Very Low Income, Low Income, or Moderate Income persons who are displaced from the Site, on a second preference basis to any Very Low Income, Low Income, or Moderate Income persons who are displaced from the North Hollywood Redevelopment Project as a result of Agency actions, and on a third preference basis to any Very Low Income, Low Income, or Moderate Income persons who are displaced as a result of Agency actions elsewhere. In addition, market rate residential units shall be made available on a first preference basis to persons who are displaced from the Site but do not qualify for the income-restricted units, on a second preference basis to persons who are displaced from the North Hollywood Redevelopment Project as a result of Agency actions but do not qualify for the income-restricted units, and on a third preference basis to persons who are displaced as a result of Agency actions elsewhere. Upon the Agency’s request and at the Agency’s expense, the Developer shall hold vacant residential units for a period of not more than 30 days for the relocation of persons displaced as a result of Agency actions, as more fully set forth in the Management Plan Requirements (Attachment No. 3).

Developer’s obligations with respect to the provision of Restricted Units set forth herein shall be excused to the extent and only to the extent that the Agency fails to provide the Affordable Housing Subsidy set forth in the Public-Private Feasibility Agreement (Attachment No. 8).

For purposes of this § 103.1(e)(1), the following definitions shall apply.

“Affordable Rent”

means (a) for Very Low Income, 30% of 50% of Area Median Income adjusted for family size appropriate for the unit; (b) for Low Income, 30% of 60% of Area Median Income adjusted for family size appropriate for the unit, provided that for Low Income whose incomes exceed 60% of Area Median Income, Affordable Rent shall not exceed 30% of the actual gross income of the household; and (c) for Moderate Income, 30% of 110% of area median income adjusted for family size appropriate for the unit.

“Area Median Income”

means the median income for Los Angeles County as determined by HUD and published from time to time by the California Department of Housing and Community Development.

“Very Low Income”

means persons or families whose income, adjusted for family size, is not more than 50% of the Area Median Income.

“Low Income”

means persons or families whose income, adjusted for family size, is above 50% of Area Median Income, but does not exceed 80% of Area Median Income.

“Moderate Income”

means persons or families whose income, adjusted for family size, is above 80% of median income but does not exceed 120% of area median income.

(2) Conversion to Sale Units. In order to further the Agency’s goal of promoting home ownership in the Project Area, the Developer agrees to include in its entitlement application package for the residential lofts and the live-work units to be developed on Subareas B and C those actions, such as air rights subdivision, that will be needed for future conversion to sale units, which conversion shall be at Developer’s sole discretion. Prior to any such conversion, the Agency and the Developer shall enter into an implementation agreement that will preserve the affordability of those sale units to Very Low Income, Low Income, and Moderate Income households, consistent with the requirements of § 103.1(e)(1).

(3) Day Care Requirements. The Developer shall use commercially reasonable efforts to include a “Day Care Center” to serve the community and particularly the tenants of the office improvements. The construction and operation of the Day Care Center shall occur at the earliest commercially practicable time and shall conform to state and local laws and regulations governing day care centers. The Developer shall provide day care services at rates that are affordable to low- and moderate-income persons in conformance with the requirements of the “Community Benefits Package”, appended as Attachment No. 10 and incorporated by this reference.

§103.2        Project Phasing

Development of the Site is anticipated to occur in the phases described below, as more fully set forth in the Schedule of Performance.

In “Phase 1”, the Developer shall develop on Subarea A the Subarea A Improvements conforming to plans approved by the Agency and the City.

In “Phase 2”, the Developer shall develop on Subarea B the Subarea B Improvements conforming to plans approved by the Agency and the City.

In “Phase 3”, the Developer shall develop on Subarea C the Subarea C Improvements conforming to plans approved by the Agency and the City.

In “Phase 4”, to the extent required by § 103.1(d), the Developer shall develop on Subarea D the Subarea D Improvements conforming to plans approved by the Agency and the City.

The Agency may, in its discretion and at the request of the Developer setting forth in reasonable detail the basis for the request, modify the phasing of improvements to reflect market factors or other changed conditions that make the phasing as set forth herein commercially unreasonable, impracticable or unfeasible. The Agency and the Developer may agree to advance or delay or otherwise modify the phasing set forth in the Schedule of Performance. The Parties’ agreement to such modifications shall not be unreasonably withheld.

SECTION 104         THE REDEVELOPMENT PLAN

This Agreement is made in accordance with, in implementation of, and subject to the redevelopment plan for the North Hollywood Redevelopment Project, which was approved and adopted on February 21, 1979 by Ordinance No. 152,030 of the City Council of the City of Los Angeles and most recently amended on October 2, 1997 by Ordinance No. 171,745. That Amended Redevelopment Plan for the North Hollywood Redevelopment Project (“Redevelopment Plan”) is incorporated herein by reference and made a part hereof as though fully set forth herein.

Any amendments hereafter to the Redevelopment Plan which change the uses or development permitted on the Site as described in this Agreement, or otherwise change the restrictions or controls that apply to the Site, or adversely affect or impair any of the rights or obligations of the Developer or the holder or beneficiary of any Mortgage obtained in accordance with Section .109 and Section 703 of this Agreement (a “Mortgagee”) shall not apply to the Developer or the Site without the prior written consent of the Developer and such Mortgagee, which may be withheld in their discretion. No other amendments to the Redevelopment Plan shall require the consent of the Developer or such Mortgagee.

SECTION 105         THE PROJECT AREA

The “Project Area” is located in the City of Los Angeles, California. The exact boundaries of the Project Area are specifically and legally described in the Redevelopment Plan.

SECTION 106         PARTIES TO THE AGREEMENT

§106.1        The Agency

The Agency is a public body, corporate and politic, exercising governmental functions and powers and organized and existing under Part 1 of Division 24 of the California Health and Safety Code (Section 33000, et seq.). The principal office of the Agency is located at 354 South Spring Street, Los Angeles, California 90013 or such other location of which notice is given pursuant to Section 1102 of this Agreement. “Agency” as used in this Agreement includes the Community Redevelopment Agency of the City of Los Angeles and any assignee of or successor to its rights, powers and responsibilities.

§106.2        The Developer

The Developer is a California limited liability company. The Developer agrees that it shall make full and continuing disclosure to the Agency of the legal entities constituting the Developer and their respective roles, economic interests, financial commitments, and responsibilities in the planning, development and operation and maintenance of the Project. The principal office of the Developer is located at 5757 Wilshire Boulevard, Penthouse 30, Los Angeles, California 90036 or such other location of which notice is given pursuant to Section 1102 of this Agreement. “Developer” as used in this Agreement includes any permitted assignee or successor in interest of SL No Ho, LLC, as herein provided.

SECTION 107         PROHIBITION AGAINST TRANSFERS OR CHANGES IN OWNERSHIP

The Developer represents and agrees that the Developer’s undertakings pursuant to this Agreement are, and will be used for, the purpose of redevelopment of the Site and not for speculation in landholding. The Developer recognizes and acknowledges that (i) the redevelopment of the Site is important to the general welfare of the community; (ii) the public aids set forth in this Agreement have been made available by law and by the Agency and the City on the conditions stated herein, for the purpose of making such redevelopment possible; and (iii) the Developer’s qualifications and identity are of particular concern to the community and to the Agency. The Developer further recognizes that it is because of the Developer’s qualifications and identity that the Agency is entering into this Agreement with the Developer. Accordingly, the Developer shall comply with the provisions of Article 7 of this Agreement, relating to limitations on transfer and encumbrance.

SECTION 108         PAYMENT OF COSTS AND GOOD FAITH DEPOSIT

§108.1        Developer Payment of Agency Costs

The Developer acknowledges that the Agency has incurred and will continue to incur substantial costs relating to this Agreement and the Project. Therefore, the Developer agrees that, within the times set forth in the Schedule of Performance, it will deliver to the Agency the amount of THREE HUNDRED AND FIFTY THOUSAND DOLLARS ($350,000) in two (2) installments of One Hundred and Seventy Five Thousand Dollars ($175,000) as partial reimbursement of those costs. These payments will be nonrefundable to the Developer except only in the event of the termination of this Agreement by the Developer in accordance with Section 1003.2 (iii) of this Agreement, and must be in the [Illegible] of (i) cash or (ii) a cashier’s or [Illegible] check issued by a national or state bank first approved in writing by the Agency.

§108.2        Good Faith Deposit

(a)  No later than eighty (80) days after the execution by the Developer of this Agreement, the Developer shall deliver to the Agency a security deposit (the “Good Faith Deposit”) in the amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000), of which $75,000 has already been deposited by the Developer. The Agency and the Developer agree that such $75,000 shall be retained by the Agency as part of the Good Faith Deposit required by this Agreement. The Agency shall be under no obligation to pay or earn interest on the Good Faith Deposit. Notwithstanding the foregoing, if the Good Faith Deposit is in the form of immediately available funds, the Agency agrees that the Good Faith Deposit shall be placed in an interest bearing account with a financial institution reasonably acceptable to the Agency and Developer.

(b)  If, prior to the Developer’s delivery to the Agency of the HUD Loan Letter of Credit or Guarantee (in the event of the availability of the HUD Loan) and the Original Letter of Credit in accordance with the provisions of this Agreement, the Agency terminates this Agreement pursuant to § 1003.1 (relating to Developer’s default), the Agency shall be entitled to retain the Good Faith Deposit (plus interest accrued thereon, if any) as liquidated damages. If this Agreement terminates for any other reason, including without limitation, pursuant to § 1003.2 or § 1003.3, the Good Faith Deposit (plus interest accrued thereon, if any) shall be returned to the Developer.

(c)  The Developer and the Agency acknowledge and agree that it would be extremely difficult to quantify the loss or damage to the Agency in the event of a termination pursuant to § 1003.1 (relating to Developer’s default) prior to the Developer’s delivery to the Agency of both the HUD Loan Letter of Credit or Guarantee (in the event of the availability of the HUD Loan) and the Original Letter of Credit in accordance with the provisions of this Agreement and that FIVE HUNDRED THOUSAND DOLLARS ($500,000) is a reasonable estimate of such loss or damage as of the Date of Agreement and the Agency shall be entitled to retain the Good Faith Deposit (plus interest accrued thereon, if any), without any deduction, offset or recoupment (or any right thereof) whatsoever and the Agency shall be entitled to those liquidated damages in addition to performance pursuant to any Payment and Performance Bonds theretofore delivered to the Agency; provided that, nothing in this § 108.2 shall preclude, limit or interfere with the Agency’s exercise of its purchase option rights pursuant to Section 1004 of this Agreement.

(d)  The Good Faith Deposit shall be in the form, reasonably acceptable to the Agency, of (i) cash; or (ii) cashier’s or certified check issued by a national or state bank first approved in writing by the Agency; or (iii) an irrevocable and unconditional letter of credit first approved by the Agency as to form, content and issuer, or (iv) the ownership by the Agency pursuant to documentation approved by the Agency’s legal counsel of a beneficial interest in funds contained in an account of a national or state bank first approved in writing by the Agency. If the Good Faith Deposit is in the form of a letter of credit, the term thereof shall be at least one (1) year and shall be automatically renewable. Subject to the terms and conditions of this paragraph, the Developer shall have the right, from time to time, to substitute one form of the Good Faith Deposit for any other form in which the Good Faith Deposit was previously delivered to the Agency.

(e)  If this Agreement has not been terminated and the Good Faith Deposit has not been previously disposed of as set forth in this Agreement, the Good Faith Deposit (plus, if the Good Faith Deposit was made in cash and invested, interest accrued thereon, if any, as provided in paragraph (a), above) shall be returned to the Developer upon the timely posting by Developer of both the HUD Loan Letter of Credit or Guarantee (in the event of the availability of the HUD Loan) in the amount and form required by the Public-Private Feasibility Agreement (Attachment No. 8) and the Original Letter of Credit in the amount and form required by § 402.6 of this Agreement. Upon such return of the Good Faith Deposit to Developer, the liquidated damages provisions of this § 108.2 shall no longer be in effect, and the rights and remedies of the parties hereto with respect to damages shall be as referred to in Section 1002 herein below.

BY SIGNING THEIR INITIALS IN THE SPACE BELOW, THE DEVELOPER AND THE AGENCY ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND ALL OF THE PROVISIONS OF THIS SECTION 108.2 AND HAVE VOLUNTARILY AGREED TO ALL OF ITS PROVISIONS.

Developer	/s/ Authorized Signatory	Agency	/s/ Authorized Signatory

SECTION 109         EVIDENCE OF FINANCING

Within the times established in the Schedule of Performance for each Subarea, the Developer shall submit to the Agency evidence reasonably satisfactory to the Agency that the Developer has obtained sufficient equity capital and commitments for the financing necessary for the assemblage, and development of such Subarea in accordance with this Agreement (“Evidence of Financing”). The commitments for financing shall be in such form and content acceptable to the Agency as reasonably evidences a legally binding, firm and enforceable commitment; provided however, that such commitments may be subject to standard and customary conditions (including but not limited to conditions regarding the status of title, receipt of all required consents, licenses and permits and approvals of plans, specifications and studies). The Agency shall approve or disapprove such Evidence of Financing within the times established in the Schedule of Performance. Such approval shall not be unreasonably withheld. If the Agency shall disapprove the Evidence of Financing, the Agency shall do so by written notice to the Developer specifying the reasons for its disapproval. The Developer shall promptly obtain and submit to the Agency new Evidence of Financing. The Agency shall approve or disapprove the new Evidence of Financing in the same manner and within the same times established in this Section 109 for the approval or disapproval of the Evidence of Financing initially submitted to the Agency.

The Evidence of Financing shall consist of the following:

1.  Project Cost Budget. A current budget of all anticipated costs for the acquisition of the applicable Subarea and the development and construction of the improvements thereon as set forth in the Scope of Development and Concept Plan and provided for in this Agreement, in addition to the mitigation measures required pursuant to the Environmental Impact Report for the Project, together with a sources and uses statement. In addition, the Project Cost Budget shall be prepared in conformance with the requirements of Section 601 hereof.

2.  General Contract. A copy of the contract, in a type [Illegible] form acceptable to the Agency, between the Developer and the general contractor for site preparation of the applicable Subarea and the construction of the improvements thereon, consistent with the Project Cost Budget and certified by the Developer to be a true and correct copy thereof.

3.  Construction Loan. If the Developer intends to obtain some or all of the financing from a construction lender, a copy of all construction loan documents (e.g., notes, trust deeds, indentures, loan agreements, etc.) and permanent loan documents if a condition of the construction loan, necessary to assure closing of the construction loan and complete funding for the development and construction of the improvements on the applicable Subarea as set forth in the Scope of Development and Concept Plan and provided for in this Agreement.

4.  Full Equity Financing. If the Developer intends to self finance the full cost of construction of the improvements on any Subarea, without a construction loan, evidence satisfactory to the Agency that the Developer has, at the time such evidence of financing is required to be demonstrated, sufficient equity capital, in sufficiently liquid form, not otherwise encumbered by any pledge or grant of a security interest to a third party, to assure complete funding for the development and construction of the improvements on such Subarea as set forth in the Scope of Development and Concept Plan and provided for in this Agreement. The Developer shall have the right to use any funds or assets available to the Developer for actual payment of costs, notwithstanding that said funds or assets may be different from the sources of equity capital utilized to demonstrate the evidence of equity financing required by this Agreement. The Developer’s evidence of equity financing shall be satisfied by evidence of any combination of the following:

(a) Cash, on deposit in a construction account, checking account, money market account, escrow or other immediately available form of deposit, held in the name of the Developer, over which the Developer retains the right to direct investments;

(b) An irrevocable direct pay letter of credit, in favor of the Developer, drawn on a bank or other financial institution first approved in writing by the Agency, with a term that is consistent with the anticipated need for funds during the construction period, the terms of which are consistent with this Agreement;

(c) An available line of credit with a bank or other financial institution reasonably approved in writing by the Agency’s Administrator or designee, the terms of which are consistent with this Agreement, provided that the collateral or assets pledged by the Developer for such line of credit shall not otherwise be utilized to demonstrate the evidence of equity financing required by this Agreement, unless the Developer has the right to substitute such collateral or assets with other collateral or assets which other collateral or assets are not otherwise utilized to demonstrate the evidence of equity financing required by this Agreement and which may or may not be liquid; or

(d) Evidence of any other comparable form of assets that the Agency’s Administrator or designee reasonably determines is sufficiently liquid to assure that it will be available to the Developer when needed to pay project expenses.

5.  Partial Equity Financing. If the construction loan is insufficient to pay all construction costs with respect to any Subarea, evidence reasonably satisfactory to the Agency of sources of capital sufficient to demonstrate that the Developer has, at the time such evidence of financing is required to be demonstrated, sufficient equity capital, in sufficiently liquid form, not otherwise encumbered by any pledge or grant of a security interest to a third party to cover the excess, if any, of the [Illegible] construction over the financing authorized by mortgage loans. The Agency shall approve a financial statement as evidence of sources of equity capital if such is approved by the lender making the mortgage loan and the Agency approves such mortgage lender.

At any time prior to the times provided in this Agreement for submission of Evidence of Financing, the Developer may submit to the Agency’s Administrator or designee for review, comment and, if deemed appropriate by the Agency’s Administrator or designee, approval, any loan applications to be made by the Developer or pro forma loan documentation provided by the proposed lender; provided that review, comments and approval, if any, by the Agency’s Administrator or designee shall be for the sole purpose of determining and advising the Developer whether such loan applications or pro forma loan documents are consistent with the requirements of this Agreement. All comments and approvals, if any, shall be in writing and shall be made promptly. Any items so submitted and approved by the Agency’s Administrator or designee shall not be subject to subsequent disapproval.

§109.1        Reimbursement of Agency’s Costs

The Agency shall provide appropriate assistance to the Developer as reasonably necessary to close the Developer’s construction and permanent loan(s), such as providing estoppel certificates, legal opinions, etc., provided however that all contracted costs for consulting or legal services incurred by the Agency to provide such assistance shall be paid by the Developer. With respect to each loan closing, the Developer shall deliver a retainer to Agency in the sum of FIVE THOUSAND DOLLARS ($5,000), concurrently with the submission of Evidence of Financing, to be applied to the payment of Agency’s costs. The internal administrative costs of Agency shall be charged at the actual and reasonable cost thereof and shall not exceed a total cost of TWO THOUSAND DOLLARS ($2,000) for each loan closing. The Agency’s costs for consultants or legal services required for providing such assistance shall be the actual sums billed to the Agency for such consulting or legal services, pursuant to Board-approved professional services contracts. All Agency costs in excess of $5,000 shall be paid within ten (10) days after written request therefor by the Agency. If costs incurred by the Agency (including administrative costs) for a loan closing equal less than $5,000, the balance shall be refunded promptly following the closing. Notwithstanding any other provision in this Agreement, the Developer’s obligation to pay such Agency costs shall survive the termination of this Agreement.

ARTICLE 2 DEFINITIONS

Each capitalized term used but not otherwise defined in the text of this Agreement is defined as follows.

“Acquisition Costs”

means the costs of acquiring any portion of the Site incurred by the Agency by negotiation or eminent domain including, but not limited to, the purchase price, just compensation for the taking or threatened taking of property interests (land, building, fixtures, equipment, loss of goodwill, and improvements); costs for payment of goodwill as provided in California law for eminent domain actions; fees and actual expenses of acquisition agents; escrow fees; costs of drawing the deeds for each property acquired; recording fees; notary fees, premiums for title insurance policies and litigation guarantees; any state, county or city documentary stamps or transfer tax, court costs, witness fees, expert witness fees; prorated taxes; appraisal fees; reasonable attorney fees; deposits to obtain an order of prejudgment possession; amounts to satisfy judgments of condemnation; costs necessary to permit early acquisition of property interests where delays would create a hardship for the owner; abandonment costs and/or damages that the Agency may be ordered to pay in any eminent domain proceeding; and any additional costs incurred to settle or pay claims of inverse condemnation, or judgments in inverse condemnation.

“Acquisition Funds”

means the proceeds of various loans, grants, bonds, and other public funding sources set forth in § 402.1 of this Agreement that are provided for the payment of Acquisition Costs for any portion of the Site acquired by the Agency.

“Acquisition Parcels”

means those parcels within the Site to which fee title is held by third parties as of the Date of Agreement, except for the LADOT Parcel and the MTA Parcel. The Acquisition Parcels are identified on Attachment 6 (“Parcel Ownership”), incorporated herein by this reference.

“Agency”

means the Community Redevelopment Agency of the City of Los Angeles, and any assignee of or successor to its rights, powers and responsibilities.

“Agency Parcels”

means those parcels within the Site to which the Agency holds fee title as of the Date of Agreement. The Agency Parcels are identified on the Parcel Ownership attached hereto as Attachment 6, incorporated herein by this reference.

“Agreement”

means this Owner Participation Agreement between the Agency and the Developer.

“City”

means the City of Los Angeles, a California municipal corporation.

“Complete” or “Completion”

means, with respect to the improvements to be constructed on the Site or on any Subarea, the point in time when all of the following shall have occurred: (1) to the extent a certificate of occupancy is required, issuance of a permanent certificate of occupancy by the City for the improvements, and to the extent a certificate of occupancy is not required by the City, the issuance of a certificate of completion from the City; provided that, the Agency shall accept a temporary certificate of occupancy if it is reasonably satisfied that all conditions referenced therein will be met and a permanent certificate of occupancy will be issued within a time period that is reasonably acceptable to the Agency; (2) expiration of the time for filing a claim pursuant to Civil Code Sections 3115-3117, after recordation of a Notice of Completion by the Developer or its contractor; (3) certification by the project architect that such improvements (with the exception of “punchlist” items) have been completed in a good and workmanlike manner and substantially in accordance with the approved plans and specifications; and (4) any mechanic’s liens that have been recorded or stop notices that have been delivered have been paid, settled or otherwise extinguished, discharged, released, waived, bonded around or insured against. Anything herein to the contrary notwithstanding, (a) Completion of the residential improvements to be constructed on Subarea A shall not be deemed to have occurred until the Agency has approved a proposed management plan for the rental units pursuant to § 103.1 (e) of this Agreement; and (b) Completion of the retail improvements on any Subarea shall not be deemed to have occurred until the Agency has each tenant proposed by Developer in accordance with the procedures set forth in Section 103.1 of this Agreement and to the extent required by Section 319 below.

“Concept Plan”

means a master concept plan for the Site that is a functional and aesthetic resolution of urban design issues for the development of the Site, consistent with the Scope of Development, including: a plan showing the location and physical interrelationship of the improvements to be developed on the Site; a delineation of Subarea and parcel boundaries for the Project improvements and phasing, on- and off-site improvements, and easements; and preliminary site and landscape design (site plan, ground level building plans, landscape scheme, vehicular and pedestrian access and circulation, and parking). The Concept Plan is attached hereto as Attachment No. 5 and is incorporated herein by this reference, as the same may be amended from time to time in accordance with this Agreement.

“Conditions Precedent”

has the meaning given to it in § 506.1 hereof.

“Date of Agreement”

means the date this Agreement was executed by the Agency and shall be the effective date of this Agreement, as set forth in the first paragraph hereof.

“Date of Approval”

means the date this Agreement was approved by the Board of Commissioners of the Agency.

“Day”

means a calendar day, unless otherwise specified.

“Developer”

means SL No Ho, LLC and any permitted assignee of or successor to its rights, powers and responsibilities.

“Developer Advance”

means, for any portion of the Site to be acquired by the Agency pursuant to this Agreement, the amount of the Agency’s Acquisition Costs plus the Agency’s cost of complying with Relocation Laws. The Developer Advance shall be calculated based on the budgets prepared by the Agency and reviewed by the Developer pursuant to § 402.5 of this Agreement.

“Developer Parcels”

means those parcels within the Site to which the Developer holds fee title as of the Date of Agreement or for which the Developer has entered into a binding purchase agreement as of the Date of Agreement (including those parcels to be conveyed to the Developer from Jar No Ho pursuant to the JV Agreement), and those portions of the Site, if any, to which the Developer obtains fee title from, or enters into a binding purchase agreement with, persons or entities other than the Agency prior to termination of this Agreement. Notwithstanding the foregoing, if any parcels subject to a binding purchase agreement (including those parcels to be conveyed to the Developer from Jar No Ho pursuant to the JV Agreement) are not conveyed to Developer in accordance therewith, other than due to a default on the part of Developer, such parcels shall be deemed Acquisition Parcels for purposes of this Agreement. The Developer Parcels as of the Date of Agreement are identified on Attachment 6 (“Parcel Ownership”) incorporated herein by this reference.

“Event of Default”

has the meaning given to it in Section 1001.1 herein.

“Governmental Requirements “

means all laws, ordinances, statutes, codes, rules, regulations, orders and decrees of the United States, the State of California, the County of Los Angeles, the City of Los Angeles, or any other political subdivision in which the Site is located, and of any other political subdivision, agency or instrumentality exercising jurisdiction over the Agency, the Developer, the improvements on the Site, or the Site or any portion thereof.

“Hazardous Materials”

as used in this Agreement means any substance, material or waste which is or becomes regulated by the United States government, the State of California, or any local or other governmental authority, which is (i) defined as a “hazardous waste,” “acutely hazardous waste,” “restricted hazardous waste,” or “extremely hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code; (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code; (iii) defined as a “hazardous material,” “hazardous substance,” or “hazardous waste” under Section 25501 of the California Health and Safety Code; (iv) defined as a “hazardous substance” under Section 25281 of the California Health and Safety Code; (v) petroleum; (vi) asbestos; (vii) a polychlorinated biphenyl; (viii) listed under Article 9 or defined as “hazardous” or “extremely hazardous” pursuant to Article 11 of Title 22 of the California Code of Regulations, Chapter 20; (ix) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act (33 U.S.C. Section 1317); (x) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act (42 U.S.C. Section 6903); (xi) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601); or (xii) any other substance, whether in the form of a solid, liquid, gas or any other form whatsoever, which by any governmental requirements is defined as “hazardous” or harmful to the environment.

“LADOT Parcel”

means that parcel within the Site to which fee title is held by the Los Angeles Department of Transportation (“LADOT”) as of the Date of Agreement. The LADOT Parcel is identified on Attachment 6 (“Parcel Ownership”), incorporated herein by this reference.

“MTA Parcel”

means that parcel within the Site to which fee title is held by the Los Angeles County Metropolitan Transit Authority (“MTA”) as of the Date of Agreement. The MTA Parcel is identified on Attachment 6 (“Parcel Ownership”), incorporated herein by this reference.

“MTA Right of Way”

means that certain right of way within the Site to which title is held by the MTA as of the Date of Agreement. The MTA Right of Way is identified on Attachment 6 (“Parcel Ownership”), incorporated herein by this reference.

“Payment and Performance Bonds”

means bonds issued by a surety company admitted in the State of California and regulated by the State of California Department of Insurance, Best’s Rated “A” or otherwise acceptable to the Agency Administrator, in which the City or Agency is the obligee, as their interests may appear, guaranteeing payment for and faithful performance and Completion (within the respective times provided in this Agreement) of the improvements on the Site in accordance with drawings or plans, as appropriate, that specifically describe the work to be performed in sufficient detail for the issuance of such Payment and Performance Bonds.

“Project Costs”

means the total actual cost to the Developer of acquiring, planning, designing, permitting, financing, and causing the construction of, and constructing, the improvements on the Site, as set forth in Section 601 herein.

“Relocation Laws”

means all applicable state and local relocation laws, including, without limitation, the California Relocation Assistance Law, Government Code Section 7260, et, seq, and the implementing regulations thereto in the California Code of Regulations, Title 24, Section 6000, et. seq. and the local implementing regulations thereto, and all applicable federal relocation laws, including, without limitation, the Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, 42 U.S.C. 4201-4655, and 49 CFR Part 24, the acquisitions and eminent domain laws in Government Code Section 7267, et. seq. and Code of Civil Procedure Section 1240.000, et. seq. and any other applicable federal, state or local enactment, regulation or practice providing for relocation assistance and benefits, acquisition and/or compensation of property interests (including, without limitation, goodwill and furnishings, fixtures and equipment, leasehold bonus value, and moving expenses).

“Schedule of Performance”

means the Schedule of Performance attached hereto as Attachment No. 7 (“Schedule of Performance”) and incorporated herein by this reference, setting forth the dates and/or time periods by which certain obligations set forth in this Agreement must be accomplished. The Schedule of Performance is subject to revision from time to time as mutually agreed upon in writing between the Developer and the Agency, and the Agency’s Administrator or designee is authorized to make such revisions on behalf of the Agency as he or she deems reasonably necessary.

“Scope of Development”

is attached hereto as No. 1 (“Scope of Development”) and incorporated herein by this reference, as the same may be amended from time to time in accordance with this Agreement. The Scope of Development describes the urban design objectives and standards and development criteria for the Project, including the scale and quality of the improvements to be constructed by the Developer pursuant to the terms and conditions of this Agreement.

“Site Modifications”

means modification of the Scope of Development, the Concept Plan, the Schedule of Performance, and previously approved plans and drawings, which shall, to the maximum extent feasible and consistent with sound planning principles, conform to the existing Scope of Development, Concept Plan, and previously approved plans and drawings, and shall include necessary modifications to the Mitigation Monitoring Program for the Project to address the impact of the proposed revisions to the Scope of Development and Concept Plan. Site Modifications shall be subject to the completion of the review required by the California Environmental Quality Act and to the approval of the Agency’s Governing Board and the City Council, to the extent and in the manner required by law or Agency procedures.

“Subarea D Parcels”

means those parcels within the Site identified as the “Subarea D Parcels” on the Parcel Ownership attached hereto as Attachment 6 and further identified as Acquisition Parcels for purposes of this Agreement.

ARTICLE 3. DESIGN AND DEVELOPMENT

SECTION 301         SCOPE OF DEVELOPMENT

Subsequent to and conditioned upon the conveyance of a Subarea (to the extent not already acquired by the Developer), as set forth in the Schedule of Performance, the Developer shall develop, or cause to be developed, that Subarea in accordance with and within the limitations established in the Scope of Development (Attachment No. 1). The Developer shall prepare plans for the Project and obtain approval for those plans in accordance with the provisions of this Article 3. In the event of any inconsistency, caused by the City’s approval process, between the narrative description of the development of the Project set forth in the Scope of Development on the one hand, and in the plans and permits approved by the City for development of the Site on the other hand, the City-approved plans and permits shall govern without the necessity for an amendment to this Agreement. The Developer shall construct and complete the improvements on the Site in a high quality and workmanlike manner, free from material defects and in accordance with this Agreement, the Scope of Development, the Concept Plan, Schematic Drawings, Design Development Drawings, Construction Drawings, and the City-approved plans, drawings, and related documents.

SECTION 302         MITIGATION MONITORING PROGRAM

The Developer shall comply with the CEQA Mitigation Monitoring Program adopted by the Agency concurrently with its approval of this Agreement, as that program may from time to time be amended to reflect the Scope of Development, consistent with its original intent. The Developer shall also submit to the Agency and to LADOT for their approval a Traffic Mitigation Phasing Plan for the Project that is consistent with the proposed phasing of the Project set forth in this Agreement.

SECTION 303         DRAWINGS AND PLANS

The Developer shall prepare and submit construction drawings and related documents for the development of the Project on the Site to the Agency for review (including, but not limited to, architectural review) and written approval as and at the times established in the Schedule of Performance (Attachment No. 7). The construction drawings and related documents shall be consistent with the Scope of Development and Concept Plan and shall include, without limitation, such drawings as may reasonably be required to show the location, orientation, visual and functional connections, bulk and massing, height, plazas and other pedestrian areas, finish materials and other principal features of the Project, including signage, in the context of the Site and its environs. In connection with its submittal to the Agency for the approvals required by this Agreement, the Developer shall provide to the Agency such elevations, sections, plot plans, specifications, diagrams and other design documents at each of the stages described herein as may reasonably be required by the Agency for its review. The construction drawings and related documents shall incorporate the [Illegible] mitigation measures adopted by the Agency in conjunction with its approval of the Final EIR and any conditions imposed by the City entitlements. The construction drawings and related documents shall be submitted in five stages: Schematic Design Drawings, Final Design Drawings, Design Development Drawings, Fifty Percent Construction Documents, and Final Construction Documents. Any items so submitted and approved in writing by the Agency shall not be subject to subsequent disapproval.

During the preparation of all drawings and plans, the Agency staff and the Developer shall hold progress meetings as needed to coordinate the preparation of, submission to, and review of construction plans and related documents by the Agency. The Agency staff and the Developer shall communicate and consult informally as frequently as is necessary to insure that the formal submittal of any documents to the Agency can receive prompt and speedy consideration.

§303.1        Concept Plan

The Concept Plan for the Project is attached hereto as Attachment No. 5 (“Concept Plan”), incorporated herein by this reference. In designing and constructing the Project as specified in the Concept Plan, the Developer shall cause all subsequent design documents to be consistent with the Scope of Development, the Concept Plan, and the signage criteria for the Project approved by the Agency and more fully described in the REAs (as defined in Article 9 hereof). The Scope of Development and the Concept Plan establish the baseline design standards from which the Developer shall prepare all subsequent Project documents.

§303.2        Master Plan

The Developer shall prepare and submit a Master Plan to provide a framework for the phased development of the Project. The Master Plan shall reflect and flow from the Scope of Development and the Concept Plan and provide a landmark development for North Hollywood. The Master Plan shall be a complete and detailed elaboration of the Scope of Development and Concept Plan, subject to any modifications and/or conditions imposed by the Agency’s Governing Board in conjunction with its approval of the Agreement. The Master Plan shall address all components of the Project including site planning, building layout, major building elevation treatments, major landscape and plaza elements, vehicular and pedestrian circulation scheme, parking, and the functional and visual relationship of the Project with neighboring uses.

§303.3        Schematic Design Drawings

The Developer shall prepare and submit Schematic Design Drawings, along with outline specifications, which generally describe the project design for the Site and which are more specific and detailed than the Concept Plan and the Master Plan. The submittal shall illustrate how the Project addresses and resolves the urban design and development objectives, criteria and issues related to the development of the Site consistent with the Scope of Development, the Concept Plan and the Master Plan. The submittal shall include the phasing plan and the refined delineation of parcel boundaries for the Project improvements and phasing, on- and off-site improvements, any easements, and schematic architectural and landscape design drawings (site plan, ground level building plans, floor and roof plans, building elevations and sections, signage, landscape/hardscape scheme, pedestrian plazas and other elements, vehicular and pedestrian access and circulation, parking, site lighting and site perimeter treatment) showing among other details as pertinent, the location, type, size and quality of materials, design treatments and features. A schematic Art Plan shall be included which shall indicate the design, location and artist of all components of the submittal. The Schematic Design Drawing submittal shall include sufficient detail and all related documents required to obtain land use entitlements for the Project from the City as well as any other related documents reasonably required by the Agency.

§303.4        Design Development Drawings

The Design Development Drawings shall be based on and reflect a natural design and development progression from the approved Schematic Design Drawings. The Design Development Drawings shall indicate estimated wall thickness, structural dimensions, and delineation of site features and elevations, the building cores, materials and colors, fine art, landscaping, a refined exterior signage plan and other features. The drawings shall Fix and describe all design features, as well as the size, character, and quality of the Project as to architectural, structural, and mechanical systems. Key details shall be provided in preliminary form. Samples of key materials to be used shall accompany the Design Development Drawings submittal along with a Final Art Plan and progressively more detailed specifications.

§303.5        Fifty Percent Complete Construction Documents

The Developer shall prepare and submit 50% Complete Construction Documents, including 50% Working Drawings, which shall be in sufficient detail to obtain an excavation and foundation permit. This submittal is to show further design and development of the Site and natural progression from the approved Design Development Drawings. The submittal shall include the landscaping and fine arts aspects as well at the 50% Working Drawing stage along with a draft of final specifications and material samples.

§303.6        Final Construction Documents

The Developer shall prepare and submit to the Agency and the City Final Construction Documents for the development of each Subarea in sufficient detail to obtain a building permit for processing as required for City approval within the times established in the Schedule of Performance. Pursuant to § 103.2 hereof, the Developer may construct the Project in Phases. Final Construction Documents for each Phase are to be a continuation of approved 50% Complete Construction Documents. The Final Construction Documents for each Phase must provide all the detailed information necessary to obtain building permits for that Phase. The Final Construction Documents shall include, without limitation complete building (floor plans, roof plans, elevations and sections), site, landscape/hardscape, lighting, exterior signage and graphics and fine art plans and construction details, elevations of major public spaces requirements, standards, specifications and schedules and tabulation of areas and uses. The Developer shall provide additional material samples upon the reasonable request of the Agency.

SECTION 304         PHASING OF DEVELOPMENT

Construction of the improvements on the applicable Subarea for each Phase, as described in § 103.2 of this Agreement, shall commence within the time specified in the Schedule of Performance and only after receipt of all necessary permits for the work to be undertaken in that [Illegible]. The Developer shall diligently [Illegible] to Completion the construction of each Phase of the Project within the time specified in the Schedule of Performance using all commercially reasonable efforts to complete the Project within the time specified. The Agency agrees to cooperate in good faith with the Developer and to use all reasonable efforts to implement this Agreement in a way that will permit phased development of the Project.

SECTION 305         PERMITS AND OTHER ENTITLEMENTS

The Developer shall prepare and submit to the City all applications required for entitlements for the Project, which shall, among other things, depict and describe building locations, densities, subdivision lot lines, landscaping and circulation, for review and written approval or disapproval by the City within the times established in the Schedule of Performance.

The Site shall be developed as generally established in the required entitlements, as such entitlements may be amended from time to time with the City’s approval in the manner required by law. Any such changes shall be within the limitations of the Scope of Development.

Before commencing construction or development of any building, structure or other work of improvement upon each Subarea, the Developer shall at its own expense secure, or cause to be secured, any and all permits which may be required by the City or any other governmental agency having jurisdiction over such construction, development or work. The Agency shall provide all proper assistance to the Developer in securing permits from other governmental agencies. This Agreement shall not be construed to limit in any manner (i) the right or the authority of the City of Los Angeles, or any other governmental agency having jurisdiction, to require public improvements, dedications, exactions or other conditions of approval in connection with the development of the Site or any portion thereof; or (ii) the Developer’s responsibility to pay for the cost of . complying therewith.

SECTION 306         AGENCY APPROVAL OF PLANS, DRAWINGS, AND RELATED DOCUMENTS

Within the time established in the Schedule of Performance, the Developer shall submit to the Agency for approval the required plans, drawings, and related documents for each Subarea. For purposes of this Section 306, “approval” means approval by the Agency Administrator or designee. Any items submitted by the Developer and approved in writing by the Agency shall not be subject to subsequent disapproval or failure to certify. Approval of progressively more detailed drawings and specifications will be promptly granted by the Agency if they are substantially consistent with, the Scope of Development and the Concept Plan and the plans and drawings earlier approved by the Agency. The sole purpose of the Agency’s review of the plans, drawings and related documents is to ensure consistency with the Redevelopment Plan, the Design for Development for the Commercial Core, and this Agreement.

§306.1        Substantially Consistent

In determining whether the Developer’s submittals are substantially consistent with previously approved submittals, the Agency shall take into account such factors as industry standards, architectural and engineering design and local construction practices, code requirements, applicable plan check and permit condition [Illegible] technology standards, and timely availability of building materials.

§306.2        Approval Process

The Agency shall approve or disapprove the Developer’s submittals within the times established in the Schedule of Performance. The Agency’s failure to either approve or disapprove the Developer’s submittals within the times established in the Schedule of Performance shall be deemed an approval; provided however, that no submittal shall be deemed approved unless the request for approval contains the following provision, in capital letters and bold print, setting forth the appropriate number of days as provided for the approval of such submittal in the Schedule of Performance:

NOTICE IS HEREBY GIVEN THAT FAILURE TO APPROVE OR DISAPPROVE THE REQUESTED MATTER WITHIN DAYS SHALL BE DEEMED AN APPROVAL PURSUANT TO § 306.2 OF THE OWNER PARTICIPATION AGREEMENT.

To be effective, any disapproval shall state in writing the reasons for disapproval and the changes requested by the Agency. Such reasons and changes shall be substantially consistent with the Scope of Development and Concept Plan and any items previously approved or deemed approved by the Agency hereunder. The Developer shall revise any disapproved submittal and resubmit to the Agency promptly after receipt of the notice of disapproval.

§306.3        Changes to Approved Plans

If after the Agency’s approval of a submittal, the Developer wishes to make a change to that submittal, the Developer shall submit the proposed change to the Agency for its approval or disapproval. If the modified submittal conforms to the requirements of this Agreement and the approvals previously granted by the Agency under this Section 306, the change shall not be deemed to be a material change and shall be approved by the Agency. If the Agency reasonably determines that the modified submittal is not substantially consistent with prior approvals or is not substantially consistent with the Redevelopment Plan or this Agreement, including the Scope of Development and the Concept Plan, the Agency shall disapprove the modified submittal and shall set forth in writing the reasons for its disapproval. The Agency shall approve or disapprove the modified submittal in the same manner and within the same times as provided in § 306.2 for approval or disapproval of initial submittals to the Agency.

§306.4        Governmental Requirements

If any governmental official, agency, department or bureau having jurisdiction over the Project or the Site requires material revisions of Agency-approved plans, drawings, or related documents, the Developer and the Agency shall cooperate to attempt to obtain a waiver of that requirement or to develop a mutually acceptable revision of those plans, drawings, or related documents.

§306.5        No Reliance

The Agency neither undertakes nor assumes nor will have any responsibility or duty to the Developer or to any Transferee or to any other third party to review, inspect, supervise, pass judgment upon or inform the Developer, Transferee or any third party of any matter in connection with the development or construction or rehabilitation of improvements to be constructed on the Site, whether regarding the quality, adequacy or suitability of the plans, any labor, service, equipment or material furnished to the Site, any person furnishing the same, or otherwise. The Developer, any Transferee and all third parties shall rely upon its or their own judgment regarding such matters, and any review, inspection, supervision, exercise of judgment or information supplied to the Developer, Transferee or to any third party by the Agency in connection with such matter is for the public purpose of redeveloping the Site, and neither the Developer nor any Transferee (except for the purposes set forth in this Agreement) nor any third party is entitled to rely thereon. The Agency shall not be responsible for any of the work of construction, rehabilitation, improvement or development of the Site.

SECTION 307         AGENCY APPROVAL OF ARCHITECT AND CONTRACTOR

Within the time established in the Schedule of Performance, the Developer shall submit to the Agency for approval the name and qualifications of its architect, landscape architect, art consultant, civil engineer, and general contractor for the Project. Such approvals shall not be unreasonably withheld. To be effective, any disapproval shall state in writing the reasons for disapproval.

SECTION 308         ENVIRONMENTAL REPRESENTATIONS AND COVENANTS

§308.1        Developer’s Environmental Representations and Covenants

The Developer shall promptly deliver to the Agency copies of all “Phase 1” and/or “Phase 2” investigations, soils reports, geotechnical data, and other information regarding the physical condition of the Developer Parcels that is in the possession or control of the Developer (“Developer Environmental Reports”). The Agency acknowledges its prior receipt of the Developer Environmental Reports described in the List of Environmental Reports (Attachment No. 17).

Except as provided in the contents of the reports delivered to the Agency by the Developer pursuant to the immediately preceding paragraph, as of the Date of Agreement the Developer hereby represents and warrants to the Agency that it has no actual knowledge of, and has not received any notice or communication from any governmental agency having jurisdiction over the Developer Parcels, notifying the Developer of the uncured presence of Hazardous Materials beyond non-reportable background levels in, on, or under the Developer Parcels or any portion thereof. “Actual knowledge” as used herein shall not impose a duty of investigation and shall be limited to the actual knowledge of the Developer and its principals, employees and agents who have participated in the preparation of this Agreement or the operation, management, or ownership of the Developer Parcels, and information in the possession or control of Developer as of the Date of Agreement.

The Developer shall immediately advise the Agency in writing if the Developer obtains actual knowledge of any of the following: (a) any pending or threatened environmental claim against the Developer, any Developer Parcel or any other parcel conveyed to Developer pursuant to this Agreement, (b) any condition or occurrence on any Developer Parcel or any other parcel conveyed to Developer pursuant to this Agreement that (i) results in material noncompliance by the Developer with any applicable Government Requirement, (ii) could reasonably [Illegible] [Illegible] to cause any Developer Parcel or any other parcel conveyed to Developer pursuant to this Agreement to be subject to any restrictions on the ownership, occupancy, use or transferability of any Developer Parcel, or any other parcel conveyed to Developer pursuant to this Agreement under any Governmental Requirement, or (iii) could reasonably be anticipated to form the basis of an environmental claim against the Developer, any Developer Parcel, or any other parcel conveyed to Developer pursuant to this Agreement.

The Developer shall take every reasonable precaution to prevent the release of any Hazardous Materials located in, on or under any Developer Parcel, or any other parcel conveyed to Developer pursuant to this Agreement, or any portion thereof. Such precautions shall include compliance with all Governmental Requirements with respect to Hazardous Materials; provided, however, the Developer shall have the right in good faith to contest or challenge any asserted non-compliance. In addition, the Developer shall install and utilize such equipment and implement and adhere to such procedures as are consistent with commercially reasonable standards as respects the disclosure, storage, use, removal and disposal of Hazardous Materials.

The Developer shall be solely responsible, at its own expense, for the disposal and remediation of any Hazardous Materials discovered during construction of the improvements on the Site and for the costs of complying with all Governmental Requirements with respect to such Hazardous Materials. Notwithstanding the immediately preceding sentence, if the Developer discovers during construction of the improvements on a Subarea, that an Acquisition Parcel contains Hazardous Materials that require remediation, and the Agency and the Developer mutually determine that the uninsured costs of remediating those Hazardous Materials would impose a substantial cost or delay in the Completion of those improvements, the following provisions will apply. The Agency and the Developer must use every reasonable effort to agree to commercially reasonable Site Modifications that would, to the greatest extent feasible, reduce the required remediation of that Acquisition Parcel. The Agency will establish a cap on the Developer’s uninsured remediation costs for that Acquisition Parcel equal to fifty percent (50%) of those uninsured remediation costs (the “Remediation Cap”). Any reasonably necessary uninsured remediation costs incurred by the Developer that exceed the Remediation Cap will be reimbursed by the Agency, using that portion of the Available Site Generated Property Tax Increment that is not otherwise designated for repayment of the Agency Obligation pursuant to the Public-Private Feasibility Agreement (Attachment No. 8). For the purposes of this paragraph, the term “uninsured remediation costs” shall mean the Developer’s remediation costs less any deductible under any insurance maintained under this § 308.1 and less any offset for Hazardous Materials that was incorporated into the purchase price or condemnation award paid to the previous owner by the Agency pursuant to this Agreement. As a condition precedent to the Agency’s reimbursement obligation, the Developer must have, prior to beginning construction of any improvements on the applicable Acquisition Parcel, obtained environmental insurance on that parcel that provides coverage for the remediation of the Hazardous Materials disclosed through a Phase 2 Environmental Assessment, to the extent such insurance is generally available at commercially reasonable rates. Further, the Developer must have consulted with the Agency regarding the results of the Phase 2 Environmental Assessment and the environmental insurance to be obtained by the Developer, prior to obtaining such insurance. If the Agency incurs a reimbursement obligation to the Developer pursuant to this paragraph, the Developer must seek contribution from [Illegible] responsible parties, if the [Illegible] recovery exceeds the estimated litigation costs, including reasonable attorneys’ fees. Any such recovery, whether by settlement judgment, or otherwise, after deduction of the Developer’s litigation costs, including reasonable attorneys’ fees, must be distributed between the Agency and the Developer in proportion to the uninsured remediation costs borne by each.

The Agency agrees that, in acquiring any portion of the Site for conveyance to the Developer, it will use every reasonable effort to assure that the seller of such property is not released from its existing liability for the Developer’s cost of remediating Hazardous Materials.

§308.2           Agency’s Environmental Representations and Covenants

The Agency shall promptly give the Developer copies of all “Phase 1” and/or “Phase 2” investigations, soils reports, geotechnical data, and other information regarding the physical condition of the Agency Parcels that is in the possession or control of the Agency (“Agency Environmental Reports”). The Developer hereby acknowledges its prior receipt of the Agency Environmental Reports described in the List of Environmental Reports (Attachment No. 17).

Except as provided in the contents of the reports delivered to the Developer by the Agency pursuant to the immediately preceding paragraph, as of the Date of Agreement the Agency hereby represents and warrants to the Developer that it has no actual knowledge of, and has not received any notice or communication from any governmental agency having jurisdiction over the Agency Parcels, notifying the Agency of the uncured presence of Hazardous Materials beyond non-reportable background levels in, on, or under the Agency Parcels or any portion thereof. “Actual knowledge” as used herein shall not impose a duty of investigation and shall be limited to the actual knowledge of the Agency and its officers, employees and agents, who have participated in the preparation of this Agreement or the operation, management, or ownership of the Agency Parcels, and information in the possession or control of the Agency as of the Date of Agreement,

The Agency shall immediately advise the Developer in writing if the Agency obtains actual knowledge of any of the following: (a) any pending or threatened environmental claim against the Agency or any Agency Parcel, or any other parcel acquired by the Agency pursuant to this Agreement, (b) any condition or occurrence on any Agency Parcel or any other parcel acquired by the Agency pursuant to this Agreement that (i) results in material noncompliance by the Agency with any applicable Governmental Requirement, (ii) could reasonably be anticipated to cause any Agency Parcel or any other parcel acquired by the Agency pursuant to this Agreement to be subject to any restrictions on the ownership, occupancy, use or transferability of any Agency Parcel, or any other parcel acquired by the Agency pursuant to this Agreement under any Governmental Requirement, or (iii) could reasonably be anticipated to form the basis of an environmental claim against the Agency, any Agency Parcel, or any other parcel acquired by the Agency pursuant to this Agreement.

SECTION 309         DEMOLITION AND CLEARANCE

Upon conveyance of any portion of the Site to the Developer, the Developer shall be responsible, at its expense, for the demolition, disposal and clearance of all above- and below-ground structures and improvements, underground storage tanks, debris, contaminated soil [Illegible] [Illegible] structures and obstructions on, [Illegible] [Illegible] in those portions of the Site (“Site Clearance”). Within the time specified in the Schedule of Performance, the Developer shall propose to the Agency the means and methods and prepare and submit plans and specifications in accordance with all applicable State and Federal regulations and guidelines for the Site Clearance, including removal of asbestos and lead-based paint (the “Site Clearance Plans”). The Agency shall have thirty (30) days from receipt of the Site Clearance Plans to approve or disapprove the proposed Site Clearance Plans, which approval shall not be unreasonably withheld, and, if denied, shall include the reasons therefore, or it shall be deemed approved.

Upon the Agency’s conveyance to the Developer of any portion of the Site, the Developer shall commence and complete the Site Clearance as to such portion of the Site in accordance with the Site Clearance Plans. The Developer shall carry out the Site Clearance in conformity with all applicable laws and Governmental Requirements, including all applicable federal and state labor laws and requirements.

Prior to commencement of any Site Clearance, the Developer agrees to procure, or cause its contractor to procure, Payment and Performance Bonds covering the Site Clearance in accordance with the Site Clearance Plans.

SECTION 310 PUBLIC IMPROVEMENTS

§310.1           Dedication of Property

Conditioned upon the Developer’s acquisition of fee title, the Developer shall dedicate to the City those portions of the Site that are reasonably required for the Lankershim Boulevard and Chandler Boulevard street improvements and for construction of other public improvements required by the City as a condition of its approval of any final tract map or other entitlement for the Site. To the extent approved by the City, the Developer shall be entitled to utilize the dedication of said portions of the Site for any applicable fees, credits, conditions, mitigations, mitigation measures or other City requirements otherwise allowed by law.

§310.2           Construction Bonds

§310.2.1        Requirements

The Developer shall obtain Payment and Performance Bonds, naming the City or the Agency as obligee, as their interests may appear, covering labor, materials and faithful performance of the construction of all public improvements to be constructed on each Subarea in accordance with the plans and drawings approved by the Agency. For the purpose of this Section 310, the term “public improvements” shall mean those public improvements required to be constructed as a condition of approval of any entitlement or final tract map for a Subarea. Each such bond shall be in the amount equal to one hundred percent (100%) of the construction price in an Agency-approved construction contract between the Developer and its contractor. The Agency shall agree to accept the bonds required by the City. The Developer shall deliver to the Agency a certificate or certificates from the bonding company(s) issuing such bonds.

§310.2.2        Schedule for Delivery

The Developer shall provide to the Agency or the City, as their interests may appear, Payment and Performance Bonds for all public improvements to be constructed on the Subarea, to be provided upon the earlier of the recordation of any final tract map or the submittal to the Agency pursuant to the Schedule of Performance of a Preliminary Subdivision (Redevelopment) Map along with a metes and bounds description for that Subarea and, in any event, prior to commencing construction of the improvements to be developed on that Subarea.

SECTION 311         INTENTIONALLY OMITTED

SECTION 312         COSTS OF CONSTRUCTION

The cost of assembling the Site and constructing all improvements thereon or in connection therewith (including, without limitation, all work described in the Scope of Development and all conditions of approval, infrastructure, dedications and mitigation measures related to approval of entitlements, and all demolition, grading, excavation and site improvement and remediation, and all items referred to in the definition of Project Costs set forth in § 601.2 below) shall be borne solely by the Developer, except as follows:

1.         The Agency shall comply with the Public-Private Feasibility Agreement attached hereto as Attachment No. 8.

2.         The Agency shall at no cost to the Developer, perform all required affordable housing obligations arising under the Community Redevelopment Law, including, without limitation, the provision of replacement housing, inclusionary housing and the expenditure of a percentage of tax increment revenue on low- and moderate-income housing. To effectuate the foregoing, the Agency shall, to the extent required to offset the reduction in revenue resulting from the inclusion of those affordable housing units required to be constructed on Subareas A and B pursuant to § 103.1, provide the Affordable Housing Assistance described in the Public-Private Feasibility Agreement (Attachment No. 8).

The Developer shall use all commercially reasonable efforts to have the Agency and the City named as obligees on any payment and performance bonds that the Developer is required to provide to its lender(s).

SECTION 313         SCHEDULE OF PERFORMANCE

Following the Agency’s conveyance or delivery of possession of each Subarea (to the extent not already acquired by the Developer), the Developer shall promptly begin and thereafter diligently prosecute to Completion the construction of the improvements thereon and the development thereof as provided in the Scope of Development, the Concept Plan, Master Plans, Schematic Drawings, Design Development Drawings, Construction Drawings, and the City-approved plans and permits.

The Developer shall begin and complete all construction and development on each Subarea or portion thereof within the times specified in the Schedule of Performance (Attachment No. 7), subject to events of force majeur. The Schedule of Performance is subject to revision from time to time as mutually agreed [Illegible] [Illegible] writing between the Developer and the Agency.

SECTION 314         PROJECT DEVELOPMENT PROGRESS REPORTS

During periods of construction, the Developer shall submit to the Agency written reports of the progress of the construction when and as requested by the Agency, but not more frequently than monthly. The reports shall include information relating to the Developer’s compliance with applicable federal, state, and local law (including but not limited to the payment of prevailing wages), Agency policies, and the Community Benefits Package, to the extent applicable, and shall be in such form and detail as may be reasonably required by the Agency and shall include a reasonable number of construction photographs (if requested) taken since the last report by the Developer.

SECTION 315         AGENCY’S RIGHTS OF ACCESS

Representatives of the Agency shall have a reasonable right of access to the Site or any portion thereof, without charges or fees, at normal construction hours during the period of construction for the purposes of this Agreement, including, but not limited to, the inspection of the work being performed in constructing the improvements on the Site. Representatives of the Agency shall be those who are so identified in writing by the Agency’s Administrator. The Agency’s representatives shall not interfere with any work being done at the Site during such access. The Developer shall have the right to accompany the Agency representatives during such Site access.

SECTION 316         INDEMNIFICATION OF INSURANCE

§316.1           Developer’s Indemnity

The Developer shall defend, indemnify, assume all responsibility for, and hold the Indemnitees harmless from and against any and all Loss arising from any acts or omissions of the Developer or any of its agents, contractors, subcontractors or employees relating to the subject matter of this Agreement, including but not limited to (i) the design, development and construction of the improvements upon the Site, whether the damage shall accrue or be discovered before or after termination of this Agreement, (ii) any breach or default by the Developer of its obligations under this Agreement (other than under those provisions hereof which expressly limit the Agency’s remedies), and (iii) the operation and use of the Project. The Developer shall not be liable for any Loss arising from the wrongdoing or gross negligence of any of the Indemnitees. As used herein, (i) “Loss” shall mean all loss, costs and expenses arising out of all claims, demands, losses, damages, liens, liabilities, injuries, deaths, penalties, relocation or disruption of use, fines, lawsuits and other proceedings, judgments and awards rendered therein, including reasonable attorneys’ fees and costs, and (ii) “Indemnitees” shall mean the Agency, the City, and their respective board members, commissioners, council members, officers, employees and agents. The Developer’s duty to indemnify shall survive the termination of this Agreement.

§ 316.2          Insurance Requirements

The Developer shall maintain or cause to be maintained, and keep in full force and effect, the following insurance coverage issued by companies admitted to do business in California unless otherwise approved by the Agency’s [Illegible] Management Division (which approval shall not be unreasonably withheld or delayed).

§316.2.1         Policy Requirements

1.         Commercial General Liability Insurance. A policy of commercial general liability insurance (occurrence form) having a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence, and Ten Million Dollars ($10,000,000) in the aggregate, providing coverage for, among other things, blanket contractual liability, premises, products/completed operations, bodily injury, property damage and personal injury coverage, with deletion of the exclusion for explosion, collapse or underground hazard, if applicable. The commercial general liability insurance policy shall be broad form and provide for and protect the Agency and the City against incurring any legal cost in defending claims for alleged loss.

2.         Automobile Liability Insurance. The Developer shall require contractors working on the Site to have comprehensive automobile liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, and insuring the contractor against liability for claims arising out of ownership, maintenance, or use of any owned, hired or non-owned automobiles.

3.         Workers’ Compensation and Employer’s Liability Insurance. Workers’ compensation insurance having limits not less than those required by state statute and federal statute, if applicable, and covering all persons employed by the Developer and the Developer’s contractors in the conduct of its operations on the Site (including the “all states” and volunteer’s endorsements, if applicable), together with employer’s liability insurance coverage in the amount of at least One Million Dollars ($1,000,000).

4.         Property Insurance. A Builder’s Risk policy of insurance or equivalent (including boiler and machinery comprehensive form, if applicable) covering the Project during the course of construction in an amount equal to the full replacement cost thereof. An “all risk” policy of insurance or equivalent (including boiler and machinery comprehensive form, if applicable) covering the improvements on the Site in an amount equal to the full insurable replacement cost thereof (including costs attributable to a change in laws), without deduction for depreciation, with such reasonable deductible amounts as may be customary from time to time in other comparable mixed-use commercial developments. Such, “all risk” policy of insurance or equivalent shall insure against all risks, including loss or damage by earthquake (with coverage levels based on maximum probable loss analysis as set forth in a seismic analysis prepared by a licensed engineer), to the extent such earthquake coverage is available at commercially reasonable rates, fire, windstorm, aircraft, vehicle, smoke damage, water damage, flood, sprinkler leakage, riot civil commotion and terrorist acts. The Developer can satisfy its obligations under this paragraph by having such obligations fulfilled by a tenant, subtenant or operating agent.

§316.2.2        General

1.         Insurance Companies. Insurance required to be maintained pursuant to this Agreement shall be written by companies licensed to do business in California and having a “General Policyholders Rating” of at least “A” (or such higher rating as may be required by a Mortgage) as set forth in the most current issue of “Best’s Key Rating Guide.”

2.         Certificates of Insurance. The Developer shall monitor the insurance of Developer’s contractors and maintain proof of such insurance during construction. The Developer shall deliver to the Agency certificates of insurance with original endorsements for all coverages required by this § 316.2. The certificates and endorsements of each insurance policy shall be signed by a person authorized by the insurer to bind coverage on its behalf. The certificates and endorsements shall be on forms reasonably acceptable to the Agency. The Developer shall furnish the Agency with certificates of insurance and the Developer’s contractors shall provide same to the Developer prior to commencement of construction and certificates of renewal or “binders” thereof at least ten (10) days prior to expiration of each policy, but in all events prior to expiration. Each certificate shall expressly provide that such policies shall not be cancelable or otherwise subject to modification except after sixty (60) days’ prior written notice to the Agency (except in the case of cancellation for nonpayment of premium in which case cancellation shall not take effect until at least ten (10) days’ written notice has been given to each additional insured).

3.         Additional Insureds. All policies of insurance required hereunder (other than worker’s compensation insurance) shall name “The Community Redevelopment Agency of the City of Los Angeles, California” and “The City of Los Angeles” as additional insureds. The commercial general liability policy required under Paragraph 1 of § 316.2.1 above shall provide for severability of interest.

4.         Excess Coverage. Any umbrella liability policy or excess liability policy shall be in “following form” and shall contain a provision to the effect that, if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance.

5.         Notification of Incidents. The Developer shall promptly notify the Agency of the occurrence of any accidents or incidents in connection with the Project which could give rise to a claim under any of the insurance policies required under this § 316.2. The Developer shall notify its insurer of the occurrence of any accidents or incidents in connection with the Project within the time periods required under each insurance contract and shall provide a copy of that notice to the Agency. During construction, the Developer shall require the contractors to comply with the requirements of this Paragraph 5.

6.         Full Insurable Value. The term “full insurable value” shall mean the actual replacement cost (without deduction for depreciation) of the covered improvements immediately before such casualty or other loss, including the cost of construction of the improvements, architectural and engineering fees, and inspection and supervision. Developer shall make available to the Agency upon request, for its review and approval, all documents, data and resources used in determining the full insurable value.

7.         No Cancellation. All policies of insurance shall not be subject to cancellation, reduction in coverage, or non-renewal except after notice in writing shall have been sent to the Agency not less than ten (10) days prior to expiration or thirty (30) days prior to the effective date of any other cancellation, amendment or reduction in coverages.

8.         Premiums. The Developer agrees to pay all premiums timely for all insurance required by this § 316.2 and, at its sole cost and expense, to comply and secure compliance with all insurance requirements necessary for the maintenance of such insurance.

9.         Certificates. The Developer shall submit insurance certificates with appropriate endorsements as proof of insurance required by this Agreement to the Agency prior to commencement of construction.

10.       Blanket Policies Compliance. The insurance described in this § 316.2 may be carried under a policy or policies covering other liabilities and locations of the Developer and/or may be satisfied in whole or in part under any plan of self insurance permitted hereunder from time to time.

11.       Waiver of Subrogation. The Developer shall use its reasonable efforts to ensure that each policy of property insurance relating to the Project, shall permit a waiver of subrogation.

12.       Duration of Obligations. The Developer shall, for each Subarea, obtain the policies required in § 316.2.1 within the time set forth in the Schedule of Performance and shall maintain such policies until the issuance of a Release of Construction Covenants for that Subarea.

13.       Notice. Developer shall send all required insurance information to the Agency’s Risk Management Division at 354 South Spring Street, Suite 500, Los Angeles, California 90013. All correspondence shall reference Agency Contract No. 4075.

§316.3           Restoration

If any of the improvements to be constructed on the Site are damaged or destroyed prior to the issuance of a Release of Construction Covenants by the Agency and provided the proceeds together with any deductible under any insurance maintained under this Section 316 are sufficient, as the Agency and the Developer mutually determine, then, as soon as reasonably practicable thereafter, such improvements shall be repaired, rebuilt and restored by the Developer at least to a condition substantially equivalent to their condition immediately prior to the damage or destruction, to the extent permitted by law. Such repair, reconstruction and restoration shall be in accordance with this Agreement, including but not limited to the Scope of Development, the Concept Plan, and City-approved plans and permits. If and to the extent that, as the Agency and the Developer mutually determine, the proceeds together with any deductible under any insurance maintained under this Section 316, are insufficient to pay the substantial cost of such repair, rebuilding or restoration due to a default by the Developer with respect to its obligations to maintain such insurance under this Agreement, then the Developer shall nevertheless be obligated to pay the cost of such repair, rebuilding, or restoration. Any material changes that the Developer proposes to make to the design of the replacement or repaired improvements shall be subject to the Agency’s approval under Section 306 of this Agreement. If and to the extent that the proceeds together with any deductible under any insurance maintained under this Section 316, are insufficient to pay the substantial cost of such repair, rebuilding or restoration notwithstanding that the Developer has performed its obligations to maintain insurance under this under this Section 316, then the Developer shall not be obligated to repair, rebuild or restore the improvements. If the Agency and the Developer mutually determine that the Developer is not required to repair, rebuild or [Illegible] the Improvements pursuant to this [Illegible], then the Developer shall demolish and remove the improvements and restore the affected portion of the Site to a clean and level condition, to the extent such proceeds are sufficient to pay the costs of that work. Within thirty (30) days following the written request of the Developer, describing accurately and with specificity the affected portion of the Site and certifying that it has been restored to a clean and level condition to the extent required hereunder, the Agency shall furnish the Developer with an executed and acknowledged Release of Construction Covenants (as defined in Section 319 hereof), with respect to that portion of the Site.

§316.4           Rights of Mortgagees

If any Mortgagee has the right to retain any proceeds or control the disbursement of any proceeds and in fact exercises such right, but notwithstanding the exercise by such Mortgagee of such right there remain proceeds which are insufficient to pay the cost or repair, rebuilding or restoration of all structures which were covered by the insurance policy or policies in question, but which are sufficient to pay the cost of repair, rebuilding or restoration of the damaged or destroyed improvements, then, subject to the rights of Mortgagees, the Developer shall be obligated to prioritize the use of the remaining proceeds so as to repair, rebuild and restore such improvements in the manner set forth in §316.3.

SECTION 317         CONSTRUCTION SIGNS

The Developer shall provide the construction site signs (“Construction Signs”) in accordance with the Agency’s standards for such signs set forth in the Scope of Development (Attachment 1). The Construction Signs shall be erected on the Site prior to commencing construction of the improvements on a Subarea and in locations reasonably approved by the Agency.

SECTION 318         COMPLIANCE WITH LAWS AND POLICIES ; COMMUNITY BENEFITS PACKAGE

The Developer shall carry out the design and construction of the improvements on the Site In conformity with all applicable laws, including all applicable federal, state, and local labor standards, the City zoning and development standards, building, plumbing, mechanical and electrical codes, and all other provisions of the City Municipal Code, and all applicable disabled and handicapped access requirements, including without limitation the Americans With Disabilities Act, 42 U.S.C. Section 12101, et seq., Government Code Section 4450, et seq., Government Code Section 11135, et seq., and the Unruh Civil Rights Act, Civil Code Section 51, et seq. The Developer shall also comply with all requirements arising out of the use of public funds in the acquisition of any portion of the Site or in the construction of any improvements on the Site, including but not limited to requirements arising from the HUD Loan and EDI Grant, and the federal reporting requirements arising from the Agency’s administration thereof. Notwithstanding the foregoing, the Developer shall have the right in good faith to contest or challenge any asserted non-compliance. In addition, the Developer shall comply with Agency policies as of the Date of Agreement and the City of Los Angeles ordinances and policies and the provisions of the Community Benefits Package attached as Attachment No. 10 to this Agreement, which collectively include but are not limited to the following. Between the

Community Benefits package and the other terms of this Agreement, those provisions that impose a greater obligation on the Developer or are more restrictive of the Developer’s rights shall be controlling of the Developer’s rights and obligations under this Agreement.

§318.1           Non-Discrimination During Construction: Equal Opportunity

The Developer, for itself and its successors and assigns, and transferees agrees that in the construction of the improvements on the Site provided for in this Agreement:

(1)       It will not discriminate against any employee or applicant for employment because of race, color, creed, religion, sex, sexual preference/orientation, age, disability, medical condition, Acquired Immune Deficiency Syndrome (AIDS) acquired or perceived, retaliation for having filed a discrimination complaint, marital status, national origin or ancestry (“nondiscrimination factors”). The Developer will take affirmative action to ensure that applicants are employed, and that employees are treated without regard to the nondiscrimination factors during employment including, but not limited to, activities of: upgrading, demotion, or transfer; recruitment or recruitment advertising, layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The Developer agrees to post in conspicuous places, available to employees and applicants for employment, the applicable nondiscrimination clause set forth herein;

(2)       It will, ensure that its solicitations or advertisements for employment are in compliance with the aforementioned nondiscrimination factors; and

(3)       It will cause the foregoing provisions to be inserted in all contracts for the construction of the improvements entered into after the effective date of this Agreement; provided, however, that the foregoing provisions shall not apply to contracts or subcontracts for standard commercial supplies or raw materials.

§318.2           Employment and Contracting Procedures

It is the intent of the Redevelopment Plan to preserve the area’s existing employment base and revitalize the local commercial economy. Accordingly, residents of the Project Area shall be provided reasonable preferences in any new employment created as a result of the redevelopment work generated through Agency assistance. Also, to the greatest extent feasible, contracts for work to be performed in connection therewith shall be awarded to business concerns that are located in or owned in substantial part by persons residing in the Project Area.

The Developer and the Agency acknowledge and agree that it is the policy of the Agency to promote and ensure economic advancement of minorities and women as well as other economically disadvantaged persons through employment and in the award of contracts and subcontracts for construction in redevelopment project areas. Subject to the foregoing, the Developer shall employ or select employees, contractors and subcontractors possessing the necessary skill, expertise, experience, cost level and efficiency for the development of the Project.

§318.2.1        Utilization of Minority and Women Businesses (M/WBE)

(a)        The Agency’s goal is that contracts and subcontracts awarded by developers and their prime contractors be awarded to MBE firms in a dollar amount that is equal to twenty percent (20%), and WBE firms in a dollar amount equal to five percent

(5%) of the [Illegible] of all contracts to be awarded in connection with any Agency redevelopment project.

(b)       The Developer shall use commercially reasonable efforts to seek out and award contracts and advocate the seeking out and awarding of contracts and subcontracts for the development of the Project to contracting firms that are located or owned in substantial part by persons residing in the Project Area and to those firms representative of minorities and women. This requirement applies to both the construction and operations phases of the Project.

§318.2.2        Utilization of Project Area Residents

Developer shall comply with the provisions of the “First Source Hiring Plan” included in the Community Benefits Package, in connection with the development, construction and initial opening of the Project. Such agreement provides, among other things, that the Developer shall in all general contracts for the development of the Project (and its contractors shall in all subcontracts thereunder), require that to the greatest extent feasible, the labor force in all categories be comprised of residents within the Project Area. The Developer and its contractors shall also, to the greatest extent feasible, require that such labor force be diversified and therefore, proportionately representative of the minorities and women residing in the in the Project Area. This paragraph shall require the commercially reasonable efforts of Developer and its contractors but shall not require the hiring of any person unless such person has the experience and ability, and where necessary, the appropriate trade union affiliation, to qualify such person for the job. The Developer and its contractors shall make commercially reasonable efforts to include within its employ, directly or indirectly, twenty-five percent (25%) of the aggregate number of construction hires from Project Area residents.

§318.2.3        One Stop Employment Center

The Developer acknowledges that the Project will generate construction and permanent jobs on-site as well as permanent jobs from the development of new and expanding business opportunities in the immediately surrounding area. The Developer agrees to cooperate in increasing the access of the community to these job opportunities by providing for a “One Stop Employment Center” in accordance with paragraph (3) of § 103.1 hereof. As needed to comply with Agency, City, or HUD requirements, the Developer shall earlier provide an equivalent temporary facility on the Site. In conjunction with the City’s Community Development Department (“CDD”) or other agreed vendor of such services, the Developer will make a good faith commercially reasonable effort to coordinate with the City’s existing job outreach and training delivery system to provide job opportunities created by the Project to the participants in CDD’s employment programs. The Developer agrees to reasonably cooperate with CDD and trade unions in recruiting the work force for the Project from target poverty census tracts City-wide and from census tracts within a three-mile radius of the Site. To assist the Developer in its outreach efforts, the Agency or CDD will provide the Developer with the zip codes comprising the target poverty census tracts.

During the management and operation of the Project, the Developer shall make a continuing reasonable commitment to ensure the participation of its management and vendors in utilizing CDD’s job training programs to provide employment opportunities at all levels to qualified persons from target poverty census tracts City-wide and those census tracts within a three-mile radius of the Site. The Developer shall also, through its leases, encourage its [Illegible] to take advantage of local talent [Illegible] local businesses and to utilize the One-Stop Employment Center for the tenants’ hiring needs.

The Developer agrees to monitor the participation of its contractor, subcontractors and vendors in CDD’s outreach and job training program. The Developer will report to the Agency on its performance in meeting its job training and outreach goals in a format and at such times as mutually and reasonably agreed to by the Agency and the Developer. The Agency and the Developer shall cooperate in developing forms reasonably acceptable to the Agency and the Developer for reporting such information to the Agency by zip codes.

§318.2.4        Information and Documentation.

(a)       During the construction and operation of the improvements on the Site, Developer shall provide to the Agency all reports required pursuant to this Agreement and such information and documentation as reasonably requested by the Agency.

(b)       The Developer shall monitor and enforce, or shall cause its general contractor to monitor and enforce, the affirmative action and equal opportunity requirements imposed by this Agreement. In the event Developer fails to monitor of enforce these requirement, the Agency may, after notice from the Agency and an opportunity to cure such failure as set forth in Section 1001 of this Agreement, declare Developer in default of this Agreement and pursue any of the remedies available under this Agreement.

(c)       As requested, the Agency shall provide such technical assistance necessary to implement this § 318.2.

§318.3           Prevailing Wages

The Developer shall pay or cause to be paid to all workers employed in connection with the construction of the Project (excluding demolition of existing improvements and construction of tenant improvements), not less than the prevailing rates of wages, as provided in the statutes applicable to Agency public work contracts, including without limitation Sections 33423-33426 of the California Health and Safety Code and Sections 1770-1880 of the California Labor Code, in accordance with the Agency’s “Policy on Payment of Prevailing Wages By Private Redevelopers or Developers” dated February 1986. In addition to any restitution required by the Agency’s Policy and/or applicable law, the Developer or any owner determined by the Agency to have violated any provision of the Agency’s Policy, shall forthwith pay the following as a penalty to the Agency:

(1)       Payment of less than prevailing wages: $50 per calendar day, or portion thereof, for each worker paid less than prevailing wages.

(2)       Failure to provide all reasonably requested records and/or provide access to job site or worker: $500 per day, or portion thereof.

(3)       If the construction work covered under this Agreement is financed in whole or in part with assistance provided under a program of the U.S. Department of Housing and Urban Development or some other source of Federal funding, Developer shall comply with or cause its contractor and all subcontractors to comply with the requirements of the Davis-Bacon Act (40 U.S.C. 276 et seq.) To the extent applicable to the Project, the Davis-Bacon Act requires the payment of wages to all laborers and mechanics at a rate [Illegible] than the minimum wage specified the Secretary of Labor in the periodic wage rate determinations as described in the Federal Labor Standards Provisions (HUD-4010) available from the Agency’s Compliance Division. The Agency represents and warrants that Agency policies as of the Date of Agreement do not require the use of the HUD Loan proceeds or any other federal funds for construction of improvements.

(4)       Prior to the commencement of grading work in connection with the construction of the improvements on the Site, and as soon as practicable in accordance with the Schedule of Performance, the Developer shall contact the Agency to schedule a pre-construction orientation meeting with the Developer and with the General Contractor to explain such matters as the specific rates of wages to be paid to workers in connection with the development of the Project, pre-construction conference requirements, record keeping and reporting requirements necessary for the evaluation of the Developer’s compliance with this § 318.3.

(5)       The Developer shall monitor and enforce the prevailing wage requirements imposed on its contractors and subcontractors, including withholding payments to those contractors or subcontractors who violate these requirements. In the event that the Developer fails to monitor or enforce these requirements against any contractor or subcontractor, the Developer shall be liable for the full amount of any underpayment of wages, plus costs and reasonable attorneys’ fees, as if the Developer was the actual employer, and the Agency may withhold monies owed to the Developer, may impose penalties on the Developer in the amounts specified herein, may take action directly against the contractor or subcontractor as permitted by law, and/or may declare the Developer in default of this Agreement and pursue any of the remedies available under this Agreement.

(6)       Any contractor or subcontractor who is at the time of bidding debarred by the Labor Commissioner pursuant to Section 1777.1 of the California Labor Code is ineligible to bid on the construction of any of the improvements to be constructed on the Site or to receive any contract or subcontract for work covered under this Agreement. Any contractor or subcontractor who is at the time of the contract listed in the List of Parties Excluded From Federal Procurement or Nonprocurement Programs issued by the U.S. General Services Administration pursuant to Section 3(a) of the Davis-Bacon Act is ineligible to receive a contract for work covered under this Agreement.

(7)       By entering into this Agreement, the Developer certifies that it is not a person or firm ineligible to be awarded Government contracts by virtue of Section 3 (a) of the Davis-Bacon Act or 29 CFR 5.12(a)(l) or to be awarded HUD contracts or participate in HUD programs pursuant to 24 CFR Part 24. The Developer agrees to include, or cause to be included, the above provision, to be applicable to contractors and subcontractors, in each contract and subcontract for work covered under this Agreement.

(8)       Tenant improvements are outside the requirements of this § 318.3.

(9)       For the purposes of assuring compliance with the provisions of this § 318.3, representatives of the Agency and the City shall have the reasonable right of access and inspection, without charges or fees and at normal construction hours, to any construction trailer located on the Site where relevant records are kept by the Developer or its designee. The Agency and the City shall indemnify and pay for the defense of the Developer and hold it harmless from any damage caused and all liability, loss, cost and expense including, without limitation, reasonable attorneys’ fees and costs, arising out of this right of access and inspection.

(10)                The Developer agrees to include, or cause to be included, the requirements of this § 318.3 in all bid specifications for work covered under this Agreement and to be applicable to all contractors and subcontractors, in each contract and subcontract for work covered under this Agreement.

§318.4                       Public Art Policy

The Developer agrees to conform to all of the requirements of the Agency’s “Public Art Policy” as specifically set forth in Attachment No. 9 attached hereto.

§318.5                       Living Wage

The Developer and the Agency agree that any individuals employed directly by the Developer, the Agency or any of their respective contractors or subcontractors in the improvements, shall be paid wages (the “Living Wage”) during the operations and maintenance of the Project or any portion thereof, not less than the minimum wages determined in accordance with the City’s “Living Wage Ordinance” and in accordance with the “Living Wage Plan” contained in the Community Benefits Package. Further, the Developer agrees to encourage tenants and prospective tenants of the Project to pay their employees the Living Wage by, among other things, (i) including in tenant packages references to the Living Wage and the Developer’s support thereof, and (ii) providing an example by implementing the Living Wage Plan as to Developer’s employees. All other things being equal (including but not limited to economic terms and financial strength), the Developer shall, in its selection of tenants in the Project, provide a preference to tenants that are willing to make a commitment to paying a Living Wage to their employees. The Developer’s obligation to comply with the City’s Living Wage Ordinance shall apply for the entire time during which that Ordinance is in effect. The Developer’s obligation to comply with the remaining obligations in this Section 318.5 shall continue for the duration of the Continuing Covenants in the Agreement Containing Covenants Affecting Real Property (Attachment No. 14). The City shall be responsible for monitoring the Developer’s compliance with the City’s Living Wage Ordinance and the provisions of this § 318.5.

SECTION 319                          RELEASE OF CONSTRUCTION CONVENANTS (CERTIFICATE OF COMPLETION)

Promptly after Completion of all construction and development required by this Agreement to be completed by the Developer upon or with respect to each Subarea and upon written request by the Developer, the Agency shall furnish the Developer with an executed and acknowledged “Release of Construction Covenants” in substantially the form appended to this Agreement as Attachment No. 11 and incorporated herein by this reference; provided that, the Agency shall not be obligated to issue a Release of Construction Covenants until the Developer has submitted the Certified Project Cost Statement required by Section 601 of this Agreement. The Agency may not withhold the Release of Construction Covenants for a Subarea if the Developer has Completed the initial tenant improvements for at least ninety percent (90%) of the restaurant, retail, and office space in that Subarea and the Agency has determined that the Developer is otherwise entitled to a Release of Construction Covenants for that Subarea. If the initial tenant improvements for at least ninety percent (90%) of the restaurant, retail, and office space in a Subarea have not been Completed solely due to the fact that the space has not been fully leased and if the Developer is otherwise fully entitled to a Release of Construction Covenants for that Subarea, the Agency shall not be required to issue a Release of Construction Covenants for that Subarea, but the Agency shall provide a certificate of estoppel setting forth the reason it is withholding the Release of Construction Covenants and the Agency shall agree, subject to obtaining appropriate protections of the Agency’s security, to subordinate the construction covenants for that Subarea to the lien of Developer’s lender. The Agency shall not unreasonably withhold or delay the Release of Construction Covenants. The Release of Construction Covenants shall be a conclusive determination of satisfactory Completion of the construction required by this Agreement upon or with respect to the Subarea, and a termination of the construction covenants contained in this Agreement and the construction covenants of the Agreement Containing Covenants Affecting Real Property as those covenants apply to that Subarea, and the Release of Construction Covenants shall so state. Upon issuance of the Release of Construction Covenants, the Agency shall release any Payment and Performance Bonds for the improvements covered by that Release of Construction Covenants.

The Release of Construction Covenants shall be in such form as to permit it to be recorded in the Recorder’s Office of Los Angeles County.

If the Agency refuses or fails to furnish a Release of Construction Covenants after written request from the Developer, the Agency shall, within thirty (30) days of its receipt of the written request, provide the Developer with a written statement of the reasons the Agency refused or failed to furnish the Release of Construction Covenants. The statement shall also contain the Agency’s opinion of the action the Developer must take to obtain a Release of Construction Covenants; provided, however, that the statement need not contain technical information or instructions.

If the reason for the Agency’s refusal to issue a Release of Construction Covenants is confined to the Developer’s failure to complete specific punch list items, the Agency shall issue the Release of Construction Covenants upon the posting of a Payment and Performance Bond by the Developer, first approved in writing by the Agency as to form and substance, in favor of the Agency in an amount representing the fair value of the work not yet completed. The bond shall specify a deadline for completion of the outstanding items, which shall be the earliest reasonable date and shall not be more than ninety (90) days after the issuance of the Release of Construction Covenants.

If the Agency fails to issue either a Release of Construction Covenants or the written statement describing its reasons for refusing to furnish a Release of Construction Covenants within thirty (30) days of its receipt of the Developer’s written request therefor, then the Developer may submit to the Agency by certified mail a second request. If the Agency fails to issue either a Release of Construction Covenants or the written statement described in the immediately preceding paragraph within ten (10) days of its receipt of the second request from the Developer, then the Developer shall be deemed entitled to such Release of Construction Covenants; provided that, both the first and second requests for a Release of Construction Covenants must be accompanied by evidence of Completion of the improvements and provided further that, the second request must contain the following statement, in bold print, all capitals, 14-point type:

NOTICE IS HEREBY GIVEN THAT FAILURE TO RESPOND TO THIS REQUEST IN WRITING WITHIN 10 BUSINESS DAYS IN THE MANNER REQUIRED BY SECTION 319 OF THE OWNER PARTICIPATION AGREEMENT SHALL BE DEEMED AN APPROVAL OF THIS REQUEST PURSUANT TO THAT SECTION.

The Release of Construction Covenants shall not constitute evidence of compliance with or satisfaction of any obligation of the Developer to any holder of a mortgage, or any insurer of a mortgage securing money loaned to finance the improvements, or any part thereof, or of the Developer’s performance of any obligation under this Agreement other than completion of the construction to which the Release of Construction Covenants pertains. The Release of Construction Covenants is not a notice of completion as referred to in Section 3093 of the California Civil Code.

ARTICLE 4.  SITE ASSEMBLY

SECTION 401                          DEVELOPER PARCELS

§ 401.1          Obtaining Title

Within the time set forth in the Schedule of Performance, the Developer shall acquire all of JAR No Ho’s right, title and interest in the Developer Parcels from Jar No Ho pursuant to the JV Agreement.

§401.2             Condition of Title

The Developer hereby covenants and agrees that, from the Date of Agreement and continuing at all times until the Agency issues a Release of Construction Covenants for the improvements to be constructed on the applicable Subarea, it shall not record any liens, covenants, restrictions, easements, or leases against the Developer Parcels or otherwise permit any encumbrances to be recorded against the Developer Parcels, except for (i) encumbrances approved by the Agency, which approval shall not be unreasonably withheld; (ii) the covenants, conditions, restrictions and easements arising out of the provisions of this Agreement, including but not limited to, dedication for street purposes; and (iii) those easements and covenants burdening the Developer Parcels and/or the Site arising from agreements previously entered into between the Developer and third parties with respect to property abutting the Developer Parcels and/or the Site; provided however, that such easements and covenants referenced in clause (iii) do not impede or render the development of the Site pursuant to this Agreement economically infeasible and are otherwise consistent with the development of the Site pursuant to this Agreement.

§401.3             Retention and Development

The Developer shall, subject to the conditions for transfer set forth in Section 702, retain fee title to the Developer Parcels and construct the improvements on the Developer Parcels, as provided in this Agreement.

§401.4             Relocation Obligations

All right(s) to possession of all portions of the Developer Parcels necessary for construction and operation of the Project pursuant to this Agreement shall be cleared by the Developer at its sole cost and expense. The relocation of any occupants or businesses, if any, required for construction and operation of the Project, including provision of relocation assistance and benefits pursuant to Relocation Laws, shall be the sole financial responsibility of the Developer. Relocation obligations, if any, which arise from the Developer Parcels and/or this Agreement shall be administered by the Agency (or its designee, a qualified relocation consultant chosen by the Agency) in conformity with the Relocation Laws, with such costs of administration paid by the Developer. The Developer shall deliver a retainer to the Agency in the sum of THIRTY THOUSAND DOLLARS ($30,000), to be applied to the payment of Agency’s costs. The internal administrative costs of the Agency shall be charged at the actual and reasonable cost thereof not to exceed a total amount of FIVE THOUSAND DOLLARS ($5,000). The Agency’s costs for consultants or legal services required for providing such assistance shall be the actual sums billed to the Agency for such consulting or legal services pursuant to Board-approved professional services contracts. All Agency costs in excess of $30,000 shall be paid within ten (10) days after written request therefor by the Agency. If costs incurred by the Agency (including internal administrative costs) equal less than $30,000, the balance shall be refunded to the Developer. Notwithstanding any other provision in this Agreement, the Developer’s obligation to pay such Agency costs shall survive the termination of this Agreement.

All of the cost and expenses incurred or to be incurred by Developer to cause the vacating of the Developer Parcels and/or relocation of all occupants and businesses from the Developer Parcels for construction and operation of the Project (including, but not limited to, payments made to displaced persons and businesses, pre- or post-relocation rental payments, fees and actual expenses of attorneys, relocation consultants and other experts employed to effect the relocation of occupants and businesses, etc.) shall be the sole financial responsibility of the Developer. Any costs arising out of or related in any respect to such displacement, such as, but without limitation, claims for loss of business goodwill, payment for furniture, fixtures and equipment, payment for leasehold bonus value, and any other compensable interest under Relocation Laws shall be the sole financial responsibility of the Developer.

§401.4.1                       Indemnification for Relocation Claims

The Developer hereby covenants and agrees to indemnify, save, protect, hold harmless, pay for and defend the Agency, its members, officers, employees, representatives, agents, and consultants, from and against any and all liabilities, suits, actions, claims, demands, penalties, damages (including, without limitation, penalties, fines and monetary sanctions), losses, costs, or expenses, including, without limitation, reasonable consultants’ and reasonable attorneys’ fees, or relocation benefits claimed or payable under the Relocations Laws which may now or in the future be incurred or suffered by the Agency by reason of, or resulting from, in full or in part, or in any respect whatsoever from the displacement of businesses or other occupants of the Developer Parcels pursuant to this Agreement. This indemnification shall survive the termination of this Agreement.

The Developer, on behalf of itself and any and all successors and assigns, hereby fully and finally releases the Agency, the City, and their respective past and present elective and appointed boards, commissions, officials, employees, representatives and agents from any and all manner of actions, causes of actions, suits, obligations, liabilities, judgments, executions, debts, claims, and demands of every kind and nature whatsoever, known and unknown, which the Developer or any of its successors or assigns may now have or hereafter obtain against the Agency or the City or their respective past and present elective and appointive boards, commissions, officials, employees, representatives and agents by reason of, arising out of, relating to, or resulting from, in full or in part, or in any respect whatsoever from the displacement of businesses or other occupants of the Developer Parcels pursuant to this Agreement. The parties agree that, with respect to the release of claims as set forth above, all rights under Section 1542 of the California Civil Code and any similar law of any state or territory of the United States are expressly waived. Section 1542 reads as follows:

Civil Code Section 1542. Certain claims not affected by general releases. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially effected his settlement with the debtor.

Developer’s Initials

SECTION 402                          AGENCY ACQUISITION OF PROPERTY

It is the intent of the Parties that the Agency’s acquisition of the Site (to the extent not first acquired by the Developer) pursuant to this Agreement shall be funded by a combination of available public funds (referred to herein as “Acquisition Funds”) and a Letter of Credit (as defined in Section 402.6.2) provided by the Developer. As set forth more fully in § 402.6, the Letter of Credit shall be in an amount that, when added to the available Acquisition Funds, equals the total amount of the Developer Advance (which is defined in Article 2 of this Agreement and which includes Acquisition Costs and the Agency’s costs of complying with Relocation Laws). It is also the intent of the Parties that the Agency, to the extent feasible, shall acquire property by first drawing upon the available Acquisition Funds before making draws upon the Developer Letter of Credit, and in its use of Acquisition Funds, by first drawing upon the Agency bond funds described in Section 402.1.2 and the CDBG Funds described in Section 402.1.3, before drawing upon the HUD Loan; provided that, the Parties acknowledge and agree that parcels will be acquired as they become available.

§402.1                       Acquisition Funds

§402.1.1                       HUD Loan

(a) It is anticipated that a loan from the United States Department of Housing and Urban Development (“HUD”) in the approximate amount of fourteen million dollars ($14,000,000) may be available, through the City’s Community Development Department, to partially fund the acquisition of the Site (“HUD Loan”).

(b) The Agency shall make every reasonable effort to enter into a loan agreement with the City for the HUD Loan by the date provided in the Schedule of Performance on terms reasonably acceptable to the Agency. It is understood and agreed that the Agency will draw down only that portion of the HUD Loan proceeds that is needed, when added to other available Acquisition Funds, to acquire the Acquisition Parcels. The Agency and the Developer acknowledge and agree that the obtaining of the HUD Loan is subject to the final approval of HUD.

(c) The Developer acknowledges and agrees that the Agency’s use of the proceeds of the HUD Loan as Acquisition Funds will cause the development of the Project to be subject to certain HUD requirements (“HUD Requirements”). The Developer agrees that it shall fully comply with those HUD Requirements in its development and operation of the Project.

(d) If the Agency is unable to obtain the HUD Loan by the date provided in the Schedule of Performance, then the Agency and the Developer shall use every reasonable effort to identify and obtain other replacement funding for the HUD Loan on or before the date set forth in the Schedule of Performance for the Developer to deliver the Original Letter of Credit to the Agency, as such time may be extended in accordance with the requirements of this Agreement.

(e) If the Agency is unable to obtain the HUD Loan by the date provided in the Schedule of Performance and the Agency is unable to obtain replacement funding for both the HUD Loan and the EDI Grant described in Section 604.2, then the Developer shall have the right to terminate this Agreement.

(f) In the event the HUD Loan is obtained by the Agency, in consideration of the conveyance of the Agency Parcels and the Acquisition Parcels from the Agency to the Developer and the performance by the Agency of its obligations under this Agreement, the Developer covenants and agrees that it shall execute an assignment and assumption agreement in a form and substance approved by the Agency’s Administrator and legal counsel, by which the Developer shall expressly assume and be bound by the duty to perform the Agency’s repayment obligations under the HUD Loan, except to the extent of the Agency’s HUD Loan Repayment Obligation set forth in the Public-Private Feasibility Agreement (Attachment No. 8). The Developer shall execute such assignment and assumption agreement within thirty (30) days of receipt by Developer of written notice from the Agency that the City has approved the agreement between the City and the Agency for the HUD Loan, provided that the Agency shall have delivered copies of the HUD Loan documents to the Developer.

§402.1.2                       Agency Bond Funds

Subject to all the terms and conditions of this Agreement, and within the time set forth in the Schedule of Performance, the Agency shall provide as Acquisition Funds the amount of FIVE MILLION DOLLARS ($5,000,000) in Agency bond proceeds or other available funds for acquisition.

§402.1.3                       Community Development Block Grant Funds

The Agency shall use every reasonable effort to obtain a Community Development Block Grant in the amount of THREE MILLION DOLLARS ($3,000,000) (“CDBG Funds”) to be used by the Agency as Acquisition Funds.

§402.1.4                       Additional Public Funds

If the Agency’s costs of acquiring the Acquisition Parcels, the LADOT Parcel, and the MTA Parcel substantially exceed the amount set forth in the acquisition and relocation budgets prepared pursuant to § 402.5, the Agency shall use its good faith efforts to identify sources of additional public funds that may be available to finance the acquisition of those parcels and to reasonably assist the Developer in obtaining such funds. The Agency’s agreement to provide this assistance shall in no way be deemed to constitute a pledge of Agency funds or a monetary obligation of the Agency. Any additional public funds obtained pursuant to this paragraph shall be included as Acquisition Funds for the purpose of determining the amount of the Letter of Credit.

§ 402.2                    Acquisition and Relocation Estimates

Within the time provided in the Schedule of Performance, the Agency shall prepare or cause to be prepared preliminary estimates of the costs associated with acquiring the Acquisition Parcels (to the extent not first acquired by the Developer), the LADOT Parcel, and the interests in the MTA Parcel to be acquired pursuant to § 406.1 of this Agreement. Such estimates shall include the Agency’s Acquisition Costs and the Agency’s cost, if any, of complying with Relocation Laws, and shall indicate the Acquisition Funds, if any, expected to be allocated to each Parcel. The Agency shall consult with the Developer in preparing the preliminary estimates.

§ 402.3                    Appraisals and Appraisal Advance

Upon receipt of the Developer’s request for assistance, pursuant to § 403.1, the Agency shall prepare or cause to be prepared acquisition appraisals for the Acquisition Parcels to be acquired by the Agency pursuant to Section 403 of this Agreement (to the extent not first acquired by the Developer). The Agency’s costs of obtaining such appraisals shall be included in the Agency’s Acquisition Costs. The Agency shall provide the person(s) preparing such appraisals with all Phase I and Phase II Environmental Assessments prepared by the Agency for such parcels or prepared by the Developer and delivered to the Agency and found to be reasonably satisfactory for such purposes by the Agency Administrator or designee.

§ 402.4                    Environmental Due Diligence

Within the time set forth in the Schedule of Performance, the Agency shall, for each Acquisition Parcel to be acquired by the Agency pursuant to Section 403 of this Agreement (to the extent not first acquired by the Developer), the LADOT Parcel, and the MTA Parcel, for which Phase I Environmental Assessments have not already been ordered by the Agency or provided to the Developer, conduct or cause to be conducted a Phase I Environmental Assessment by a company reasonably acceptable to Developer. The Agency’s costs of obtaining such Phase I Assessments shall be included in the Agency’s Acquisition Costs.

§ 402.5                    Acquisition and Relocation Budgets

Within the time provided in the Schedule of Performance, the Agency shall prepare or cause to be prepared budgets for the Agency’s acquisition of the Acquisition Parcels to be acquired by the Agency pursuant to Section 403 of this Agreement (to the extent not first acquired by the Developer), the LADOT Parcel, and the MTA Parcel,

which shall include [Illegible] estimates of Acquisition Costs, the [Illegible], if any, of complying with Relocation Laws, and available Acquisition Funds. The budgets shall include a reasonable description or itemization of the costs in each category. The Agency shall submit the budgets to the Developer for its review. The Agency Administrator shall determine the amount of the Developer Advance based upon the budgets.

§ 402.6                    Developer Advance of Costs

The Developer shall advance to the Agency the amount of the Developer Advance less the available Acquisition Funds as provided in this § 402.6. The Agency shall have no obligation to repay or reimburse the Developer for any portion of the Developer Advance except as provided in the “Public-Private Feasibility Agreement” (Attachment No. 8) and, subject to the provisions of § 402.8, the Pre-Conveyance Termination Note and the Pre-Conveyance Termination Deed of Trust.

§ 402.6.1                    Original Letter of Credit

Subject to the extension provisions in the last sentence of this paragraph, and provided the Agreement has not theretofore been terminated pursuant to Section 1003, within the time set forth in the Schedule of Performance, the Developer shall deliver to the Agency an irrevocable at-sight, standby letter of credit, first approved in writing by the Agency as to form, content and issuer, in an amount determined pursuant to this § 402.6.1, and otherwise complying with the requirements of this Agreement (the “Original Letter of Credit”). The Developer may, by written notice delivered to the Agency within the time originally required for delivery of the Original Letter of Credit, extend the time for delivery of the Original Letter of Credit by up to sixty (60) days; but in no event shall the time for delivery to the Agency of the Original Letter of Credit be later than two hundred and ten (210) days after the Date of Agreement.

The Original Letter of Credit shall be in an amount equal to the difference between the total amount of the Developer Advance and the immediately available Acquisition Funds, as established by the Agency Administrator based on the budgets prepared by the Agency and reviewed by the Developer pursuant to § 402.5. The Agency shall consult with the Developer in determining the amount of the Developer Advance and shall provide written notice to the Developer of the amount of the Original Letter of Credit no later than thirty (30) days prior to the date the Developer is required to deliver the Original Letter of Credit to the Agency.

§ 402.6.2                    Cost Overruns

If the Agency determines that the amount of the Developer Advance is likely to exceed the budget amount, or that the Acquisition Funds are not available in the budget amount used to calculate the amount of the Original Letter of Credit, the Agency shall consult with the Developer regarding the reasons for the increase in the Developer Advance and the need for additional letter(s) of credit and/or amendment(s) to the Original Letter of Credit. Within thirty (30) days after the Agency provides written notice to the Developer, or earlier if payment is ordered by a court or referee, the Developer shall deliver to the Agency additional letter(s) of credit and/or amendment(s) to the Original Letter of Credit, first approved in writing by the Agency as to form, content and issuer (each referred to herein as an “Additional Letter of Credit”), in such amounts as are properly requested by the Agency. The Agency may provide such notice at any time and from time to time. The Original Letter of Credit, together [Illegible] all Additional Letters of Credit, are referred to collectively herein as the “Letter of Credit.”

The Agency shall have the right to draw on the Letter of Credit from time to time to pay any and all Acquisition Costs and/or costs associated with complying with Relocation Laws. The only condition for any draw on the Letter of Credit shall be a certification by the Agency Administrator or designee that the draw is permitted under the terms of this Agreement, including without limitation, § 402.7 and § 402.8 hereof. The Developer and the Agency shall consult to attempt to schedule relocating and business closures to lawfully minimize Acquisition Costs and costs of complying with Relocation Laws without delaying completion of the Project. Within fifteen (15) days following each draw on the Letter of Credit, the Agency shall provide the Developer with a written report showing the specific nature and amount of each such draw. The Developer shall be responsible to pay to the issuer of the letter of credit all interest incurred in respect to each and every draw on the Letter of Credit.

The term of the Original Letter of Credit shall be not less than one (1) year, and such term shall be subject to extension if Acquisition Costs or costs of complying with Relocation Laws will or might be incurred following the scheduled expiration of the Letter of Credit. The Original Letter of Credit and any Additional Letters of Credit shall contain the “Automatic Renewal Clause” required by the Agency’s policy governing letters of credit. The Agency shall be entitled to draw down the full amount of the Letter of Credit in the event the Developer fails to renew or replace the Letter of Credit not later than 30 days prior to its expiration date. The condition shall be satisfied upon the delivery of the renewed or new Letter of Credit acceptable to the Agency Deputy Administrator for Financial Services and Chief Financial Officer or his/her designee. If the Letter of Credit has expired and the Agency gives written notice to the Developer that Acquisition Costs will or may be incurred following such expiration, the Developer shall immediately cause the issuance of a new letter of credit first approved in writing by the Agency as to form, content and issuer, in the amount properly requested by the Agency.

§ 402.7                    Precondition to Agency’s Right to Make Draws Under the Letter of Credit

Notwithstanding any provision hereof to the contrary, the Agency shall not draw on the Letter of Credit unless, prior to or concurrently with such draw, the Agency has, with respect to those portions of the applicable Subarea that have not been acquired by the Developer, either (i) adopted, in the sole discretion of the Agency, a resolution of necessity pursuant to California Code of Civil Procedure Sections 1245.210 et seq. authorizing the acquisition thereof using the Agency’s power of eminent domain; (ii) acquired fee title; or (iii) entered into a binding and enforceable agreement to purchase fee title without contingencies on the seller’s obligations other than the payment of the purchase price, and opened an escrow for purposes of acquiring title. It is the intent of the Parties, as previously set forth in this Section 402, that to the extent feasible, the Agency shall not draw on the Letter of Credit so long as Acquisition Funds remain available.

§ 402.8                    Security for Developer Advance

The Agency shall not draw on the Letter of Credit unless, prior to or concurrently with each such draw, the Agency’s Administrator has executed and delivered to the Developer on behalf of the Agency a promissory note in substantially the form appended to this

Agreement as Attachment No. 12-A and incorporated herein by this reference (the “Pre-Conveyance Termination Note”), the performance of which shall be secured by a deed(s) of trust first reasonably approved in writing by the Agency and the Developer in the form appended to this Agreement as Attachment No. 12-B (the “Pre-Conveyance Termination Deed of Trust”) as revised to reflect the reconveyance provisions of this Section 402.8, which the Agency’s Administrator shall execute, acknowledge and deliver on behalf of the Agency concurrently with the Pre-Conveyance Termination Note(s). The Agency shall not encumber any portion of the Site during the term of this Agreement except in implementing the provisions of this § 402.8 or as otherwise reasonably agreed by the Developer, and shall not during such term take any steps to impair the contemplated security to be provided by the Pre-Conveyance Termination Deed(s) of Trust. The property subject to the Pre-Conveyance Termination Deed(s) of Trust shall be any portion of the Acquisition Parcels then owned by the Agency, and, if and only if the Agency does not obtain the HUD Loan, the Agency Parcels; provided that the Agency’s Administrator shall execute, acknowledge and deliver additional Pre-Conveyance Termination Deed(s) of Trust as subsequent parcels are acquired using the proceeds of the Letter of Credit. The Pre-Conveyance Termination Deed(s) of Trust shall provide for reconveyance thereunder of the property subject to the Pre-Conveyance Termination Deed(s) of Trust that either (a) is conveyed to Developer, or (b) is excluded from the Site pursuant to Section 102 of this Agreement, or (c) is to be conveyed to a third party as provided by Section 3(b) of the Pre-Conveyance Termination Promissory Note, subject to concurrent payment of Net Sales Proceeds to Developer. The Pre-Conveyance Termination Deed(s) of Trust shall also provide for reconveyance to the Agency, at no cost to the Agency, of any Agency Parcels encumbered by such deed(s) of trust if the Agency terminates this Agreement because of a Developer Event of Default.

SECTION 403                          ACQUISITION PARCELS

§ 403.1                    Developer’s Efforts to Acquire

During the 90-day period immediately following the Date of Approval of this Agreement, the Developer shall use all commercially reasonable efforts to acquire fee title to the Acquisition Parcels, or as much thereof as possible, through voluntary negotiation without any Agency involvement. The Developer shall, prior to the expiration of that 90-day period, either complete the documentation of the acquisition or request in writing the Agency’s assistance in acquiring those portions of the Acquisition Parcels that the Developer was unable to acquire or execute an agreement to acquire.

§ 403.2                    Agency Acquisition of Acquisition Parcels

The Agency may, in its sole discretion, decide either to limit its attempts to acquire the Acquisition Parcels to voluntary negotiation with the property owners or to consider exercising its power of eminent domain. The Agency expressly reserves the right, and hereby agrees, to substantially comply with all applicable laws in connection with any exercise or potential exercise of the power of eminent domain.

§ 403.3                    Agency Offers to Purchase

The Agency may, in its sole discretion, attempt to acquire the Acquisition Parcels or any portion thereof through voluntary negotiation with the property owner. The Agency shall, for any portion of the Acquisition Parcels sought to be acquired by the

Agency, cause to be [Illegible] two independent appraisals by licensed appraisers in private practice, subject to Agency policy. Based upon such appraisals, the Agency shall establish an amount that it believes to be just compensation for the property sought to be acquired, which amount shall not be less than the property’s appraised fair market value. Prior to establishing the amount of just compensation for any portion of the Acquisition Parcels, the Agency shall consult with the Developer regarding such amount. The Agency expressly reserves to itself the authority to determine the terms of any such offer and to control the course and timing of the negotiations.

§ 403.4                    Eminent Domain Actions; Orders for Possession

(a) The Agency may, in its sole discretion, decide to consider exercising its power of eminent domain in the acquisition of the Acquisition Parcels or any portion thereof. Nothing in this Agreement shall be deemed to obligate the Agency to pursue the acquisition of the Acquisition Parcels or any portion thereof through the exercise of eminent domain. If the Agency chooses to exercise its power of eminent domain in acquiring the Acquisition Parcels or any portion thereof and such acquisition cannot be completed prior to the date for conveyance of the property to the Developer as specified in the Schedule of Performance, the Agency shall use every reasonable effort to obtain an order of prejudgment possession to allow the Developer to take possession of such property pursuant to Section 507 of this Agreement.

(b) If the Agency determines in its sole discretion not to adopt a resolution of necessity pursuant to California Code of Civil Procedure Sections 1245.210 et seq. to authorize the acquisition of all or any part of the Acquisition Parcels using the Agency’s power of eminent domain and such acquisition cannot be completed through voluntary negotiation prior to the date for conveyance of the property to the Developer as specified in the Schedule of Performance, then the Developer and the Agency may agree to exclude such portion of the Acquisition Parcels from the Site, pursuant to Section 102 of this Agreement.

§ 403.5                    Settlement of Eminent Domain Actions

If the Agency chooses to exercise its power of eminent domain in acquiring the Acquisition Parcels or any portion thereof, the Agency may continue to negotiate with the property owner to reach a settlement of the condemnation action. The Agency shall advise the Developer regarding the terms of such settlement offers, but the Agency expressly reserves to itself the authority to determine the terms of any such settlement. If the Agency is successful in negotiating a settlement that results in a dismissal of the condemnation action, the Developer shall remain obligated to pay the costs of such condemnation action and the settlement thereof, in accordance with the terms of this Agreement.

SECTION 404                          SUBAREA D PARCELS

It is contemplated by the Parties that the LAUSD will acquire the Subarea D Parcels for development of a high school. If the LAUSD decides not to acquire Subarea D or any portion thereof, or acquires Subarea D or any portion thereof and thereafter decides to dispose of Subarea D or any portion thereof, Subarea D or the applicable portion thereof shall be included in the Site and the Agency and the Developer shall use good faith efforts to agree on Site Modifications for that property pursuant to Section 102(c). If the Agency and the developer agree on those Site Modifications, and subject to first obtaining the approval of the Agency Board and the City Council in the manner required by law, the property shall be treated as Acquisition Parcels for purposes of this Agreement and the Agency shall make every reasonable effort to acquire expeditiously that property (to the extent not first acquired by the Developer) for conveyance to the Developer pursuant to this Agreement.

SECTION 405                          LADOT PARCEL

The Agency shall use every reasonable effort to enter into a replacement parking agreement with LADOT within the time provided in the Schedule of Performance, whereby LADOT will convey to the Agency fee title to the LADOT Parcel in exchange for the Agency providing replacement parking or making a cash purchase. If the Agency is unable to enter into that agreement within the time provided in the Schedule of Performance, then the Developer and the Agency shall use every reasonable effort to agree to Site Modifications reflecting LADOT’s continued ownership of the LADOT Parcel.

SECTION 406                          MTA PROPERTY

§ 406.1                    MTA Parcel

The Agency shall make every reasonable effort to enter into an agreement with the MTA within the time provided in the Schedule of Performance, whereby the MTA will convey to the Agency such easements or interests in the MTA Parcel as are necessary or convenient to the implementation of this Agreement and reserving such interests as the MTA requires for operation and maintenance of the blast relief vent located on the MTA Parcel.

§ 406.2                    MTA Right of Way

If the LAUSD acquires Subarea D, the Agency shall make every reasonable effort to enter into an agreement with the MTA and the LAUSD within the time provided in the Schedule of Performance, whereby the MTA and the LAUSD will cooperate with the Agency and the Developer to relocate the MTA Right of Way, in order to facilitate the development of the Project pursuant to this Agreement. The Developer agrees to reasonably cooperate with the Agency, the LAUSD, and the MTA in identifying a substitute location for the MTA Right of Way and acquiring and conveying to the MTA such interests as are reasonably necessary to accomplish the relocation. If the Agency is enters into such agreement with the MTA and the LAUSD within the time provided in the Schedule of Performance, then the Developer shall submit to the Agency for its approval Site Modifications reflecting the new location of the MTA Right of Way. The Agency and the Developer agree to use good faith efforts to agree upon any Site Modifications required pursuant to this § 406.2.

ARTICLE 5. CONVEYANCE OF AGENCY ACQUIRED PROPERTY

SECTION 501                          AGREEMENT TO SELL AND PURCHASE; REDEVELOPMENT PURPOSE

Conditioned upon the Agency’s prior acquisition of title to the Acquisition Parcels (to the extent not first acquired by the Developer), the LADOT Parcel, and the MTA Parcel, (and/or upon obtaining orders of prejudgment possession) and in accordance with, subject to, and conditioned on all the terms, covenants, and conditions of this Agreement, and in consideration of the performance by the Developer of all of its obligations under this Agreement in furtherance of the Redevelopment Plan, the Agency agrees to sell to the Developer that portion of the Site to which the Agency holds title and the Developer agrees to purchase that portion of the Site from the Agency, for the consideration and subject to the terms, conditions and provisions set forth herein,

SECTION 502                          PERMITTED ENCUMBRANCES

Within the time specified in the Schedule of Performance, the Agency and the Developer shall approve the “Permitted Encumbrances” with respect to each parcel to be conveyed by the Agency to the Developer pursuant to this Agreement. Such approval shall not be unreasonably withheld. The Developer agrees not to object to any encumbrance against title, including without limitation, those easements and covenants burdening the Site arising from agreements previously entered into between the Agency and third parties with respect to property abutting the Site (“Prior Agency Encumbrances”), unless such encumbrance, in Developer’s reasonable judgment, would materially impair the Developer’s ability to use or finance the property affected thereby for the purposes set forth in this Agreement. The Agency agrees to use reasonable efforts to cooperate with the Developer and such third parties so that such Prior Agency Encumbrances (i) do not materially impede or render the development of the Site pursuant to this Agreement economically infeasible and (ii) are otherwise consistent with the development of the Site pursuant to this Agreement. Notwithstanding the foregoing, the Developer may object to any monetary lien other than current real property taxes and assessments. If the Developer objects to a title matter on a parcel to be conveyed by the Agency to the Developer, the Agency will have twenty-five (25) days either (a) to remove the objected-to matter or commit in writing to remove it on or before the closing at which the affected parcel will be conveyed to the Developer, or (b) if the Agency is unwilling or unable to remove it, to so advise the Developer in writing. If the Agency advises the Developer that the Agency is unwilling or unable to remove an objected-to matter, then the Developer shall have twenty-five (25) days to advise the Agency in writing that the Developer either withdraws its objection or refuses to do so, in which latter event the condition precedent regarding the approval of Permitted Encumbrances will have failed. In that event, the Developer and the Agency may agree to exclude that parcel from the Site, as provided in Section 102 of this Agreement. Notwithstanding the above, the Developer hereby approves as a Permitted Encumbrance (i) any deed of trust, security agreement and fixture filing (with assignment of rents) previously recorded against any parcel to secure repayment of the HUD Loan, provided that any such deed of trust, security agreement and fixture filing (with assignment of rents) is made subordinate to Developer’s construction financing for development of the Site pursuant hereto and to Developer’s permanent financing as such shall change from time to time, as approved by HUD; and (ii) the easements and encumbrances arising out of the “Declaration of Covenants, Conditions, and Restrictions and Reservation of Easements for the Academy”

dated October 16, [Illegible] recorded with the Registrar-Record [Illegible] Los Angeles County, and the Developer hereby acknowledges its receipt and review of that document.

SECTION 503                          CONSIDERATION

§503.1                       Agency Parcels, Acquisition Parcels, the MTA Parcel, and the LADOT Parcel

The Developer’s purchase price for the Agency Parcels, the Acquisition Parcels, the MTA Parcel, and the LADOT Parcel, or any portion thereof, shall be calculated at Twenty Five and No/100 Dollars per square foot ($25.00/sf), plus that portion of the Agency’s costs, consisting of escrow fees, costs of clearing title and obtaining title insurance, ALTA surveys, geotechnical studies, and Phase I environmental assessments, in the amount of $1.26 per square foot (collectively, the “Purchase Price”). The Developer shall pay the Purchase Price to the Agency at the times and in the manner and form set forth in the Public-Private Feasibility Agreement (Attachment No. 8).

SECTION 504                          CONVEYANCE ESCROW

The Agency agrees to open an escrow in the City of Los Angeles for the conveyance pursuant to Section 501, of the Agency Parcels, the Acquisition Parcels (to the extent not first acquired by the Developer), the LADOT Parcel, and the MTA Parcel with Chicago Title Insurance Company, as escrow agent (“Escrow Agent”), within the time provided in the Schedule of Performance.

Section 102, Section 106, Article 2, Section 402 through Section 406 inclusive, and Section 501 through Section 510 inclusive, of this Agreement constitute the joint escrow instructions of the Agency and the Developer, and a duplicate original of this Agreement shall be delivered to the Escrow Agent upon the opening of the escrow. In connection with each separate closing contemplated hereunder, the Agency and the Developer shall provide additional escrow instructions consistent with this Agreement, as needed to carry out the intent of this Agreement. The Escrow Agent is hereby empowered to act under such instructions, and upon indicating its acceptance thereof in writing, delivered to the Agency and the Developer within five (5) days after opening of the escrow, the Escrow Agent shall carry out its duties as escrow agent hereunder. Any amendment to the escrow instructions shall be in writing and signed by both the Agency and the Developer. At the time of any amendment, the Escrow Agent shall agree to carry out its duties as Escrow Agent under such amendment.

As will be more particularly described in the additional escrow instructions, the Escrow Agent is authorized to:

1.

Pay, and charge the Developer and the Agency for any fees, charges and costs payable under this Section 504 of this Agreement. Before such payments are made, the Escrow Agent shall notify the Agency and the Developer of the fees, charges and costs necessary to clear title and close the escrow, which shall be subject to the reasonable approval of the Agency and the Developer.

2.	Disburse funds and deliver the Grant Deed and other documents to the parties entitled thereto when the Agency and the Developer have fulfilled the conditions of the escrow with respect to any Subarea.

3.

Record any instruments delivered through this escrow if necessary or proper to vest title in the Developer in accordance with the terms and provisions of the escrow instructions portion of this Agreement (Section 102, Section 106, Article 2, Section 402 through Section 406 inclusive, and Section 501 through Section 510 inclusive).

All communications from the Escrow Agent to the Agency or the Developer shall be directed to the addresses and in the manner established in Section 1102 of this Agreement controlling notices, demands, and communications between the Agency and the Developer.

The Developer shall pay in escrow to the Escrow Agent the following fees, charges and costs promptly after the Escrow Agent has notified the Developer of the amount of such fees, charges, and costs, but not earlier than two (2) business days prior to the scheduled date for the close of escrow:

1.	one-half of the escrow fee, recording fees, and notary fees;

2.	the premiums for the title insurance policies as set forth in this Agreement; and

3.	any State, County, or City documentary stamps or transfer tax.

Subject to Section 503 providing for inclusion in the Developer’s Purchase Price of a portion of the Agency’s costs, the Agency shall pay in escrow to the Escrow Agent the following fees, charges and costs promptly after the Escrow Agent has notified the Agency of the amount of such fees, charges, and costs, but not earlier than two (2) business days prior to the scheduled date for the close of escrow:

1.	Costs necessary to place the title in the condition for conveyance required by the provisions of this Agreement;

2.	one-half of the escrow fee, recording fees, and notary fees;

3.	ad valorem taxes and assessments, if any, levied, assessed or imposed for the period prior to conveyance of title.

Ad valorem taxes and assessments, if any, on any portion of the Site conveyed to the Developer by the Agency pursuant to this Agreement, and taxes upon this Agreement or any rights hereunder, levied, assessed or imposed for any period commencing after conveyance of title or possession to the Developer, shall be borne by the Developer.

All funds received in this escrow shall be deposited by the Escrow Agent in a separate interest bearing account acceptable to the Developer and the Agency with any state or national bank doing business in the State of California and reasonably approved by the Developer and the Agency, and all interest accruing on the account shall be payable to the Party which deposited the funds.

If the escrow is not in condition to close on or before the time for conveyance established in the Schedule of Performance for any Subarea, as such time may be extended by mutual written agreement of the Parties, either Party who has fully performed the acts to be performed before the conveyance of title may, in writing directed to the Escrow Agent, demand the return of its money, papers, and/or documents. No demand for return shall be recognized until fifteen (15) days after the Escrow Agent (or the Party making such demand) has mailed copies of the demand to the other Party or parties at the address of that Party’s principal place of business. Objections, if any, shall be raised by written Notice to the Escrow Agent and to the other Party within the 15-day period, in which event the Escrow Agent is authorized to hold all money, papers, and documents included in the demand for return until instructed by a mutual written agreement of the Parties, or upon failure thereof, by a court of competent jurisdiction. If no objections are made within the 15-day period, the Escrow Agent shall immediately return the demanded money, papers, or documents, and provided that the failure of a closing condition with respect to any parcel is not due to a default by either Party (in which case Article 10 shall govern), the Parties may agree to exclude such parcel from the Site in accordance with Section 102(b) hereof.

SECTION 505                          CONDITION OF TITLE AND TITLE INSURANCE

The Agency shall convey to the Developer fee title to the Agency Parcels, the Acquisition Parcels (to the extent not first acquired by the Developer), the LADOT Parcel, and those easements or interests in the MTA Parcel acquired by the Agency pursuant to § 406.1, free and clear of all recorded liens, encumbrances, covenants, restrictions, easements, leases, taxes and other defects, except (i) the Permitted Encumbrances agreed upon pursuant to Section 502 hereof; and (ii) the covenants, conditions, restrictions and easements arising out of the provisions of this Agreement, including but not limited to, dedication for street purposes.

The Agency shall convey to the Developer title to the Agency Parcels, the Acquisition Parcels (to the extent not first acquired by the Developer), the LADOT Parcel, and the MTA Parcel in the condition provided in this Section 505 of this Agreement by one or more grant deeds substantially in the form attached hereto and incorporated herein as Attachment No. 13 (“Grant Deed”).

Title to the Agency Parcels, the Acquisition Parcels (to the extent not first acquired by the Developer), the LADOT Parcel, and the MTA Parcel shall be conveyed free of any possession or right of possession except that of the Developer, unless waived by the Developer in writing in its discretion.

Subject to any mutually agreed upon extension of time, the Agency shall deposit with the Escrow Agent at least two (2) business days before the date established for the conveyance in the Schedule of Performance the Grant Deed or other instrument conveying to the Developer each of the applicable Agency Parcels, Acquisition Parcels (to the extent not first acquired by the Developer) LADOT Parcel, and MTA Parcel.

Concurrently with the conveyance of the applicable Agency Parcels, Acquisition Parcels (to the extent not first acquired by the Developer), LADOT Parcel, and MTA Parcel to the Developer (or upon the Agency subsequently obtaining fee title), the Escrow Agent shall cause the filing of the applicable Grant Deed and Agreement Containing Covenants Affecting Real Property for recordation among the land records in the Office of the County Recorder of Los Angeles County.

Concurrently with recordation of the Grant Deeds or instruments conveying possession of the applicable Agency Parcels, Acquisition Parcels (to the extent not first acquired by the Developer), LADOT Parcel, and MTA Parcel, and as a precondition to the Developer’s obligation to close escrow, Chicago Title Insurance Company (“Title Company”) shall provide and deliver to the Developer a title insurance policy or policies issued by the Title Company, effective as of the applicable closing date, insuring that the Developer’s interest in the applicable Agency Parcels, Acquisition Parcels (to the extent not first acquired by the Developer), LADOT Parcel, and MTA Parcel is in the condition required by Section 505 of this Agreement. The Title Company shall provide the insurance policies, including any endorsements or extended coverage required by the Developer, and the title insurance policies shall be in such amount as the Developer may require, provided that the Developer pays any cost of such policies, including any endorsements or extended coverage.

Concurrently with the issuance of the title policy or policies for the Agency Parcels, the Acquisition Parcels (to the extent not first acquired by the Developer), the LADOT Parcel, and the MTA Parcel, and as a precondition to the Developer’s obligation to close escrow, the Title Company shall provide the Developer with such further policies, additional endorsements, and extended coverage as the Developer reasonably requires to insure its title in the applicable Agency Parcels, Acquisition Parcels (to the extent not first acquired by the Developer), LADOT Parcel, and MTA Parcel, including but not limited to an additional title policy or policies to insure the amount of the Developer’s estimated construction costs of the improvements on the applicable portion of the Site, provided however that the Developer shall pay the costs of such additional endorsements and extended coverage.

SECTION 506                          CONVEYANCE OF TITLE AND DELIVERY OF POSSESSION

§ 506.1                    Conditions Precedent and Closing Obligations

Subject to any mutually agreed upon extension of time, the Agency’s obligation to convey to the Developer title to any portion of the Agency Parcels, the Acquisition Parcels (to the extent not first acquired by the Developer), the LADOT Parcel, and the MTA Parcel shall be subject to the satisfaction, on or before the date specified in the Schedule of Performance, of all conditions precedent to conveyance of those parcels expressly set forth in this Agreement, including without limitation the following:

1.	The Developer shall have submitted and the Agency shall have approved the Developer’s Evidence of Financing in accordance with Section 109 of this Agreement.

2.	The Developer shall have obtained all required land use entitlements and the City’s approval of construction and landscaping plans for development of the applicable Subarea.

3.

If applicable, the Developer shall have deposited into escrow a fully executed instrument dedicating to the City that portion of the parcel being conveyed to the Developer that the City shall require for the construction of the public improvements as a condition of approval of any final tract map or other entitlement for the applicable Subarea.

4.	The Developer shall have obtained all City approvals required to secure a grading and excavation permit for the development of the applicable Subarea.

5.

The Developer shall have obtained all approvals from governmental entities having jurisdiction over the applicable Subarea, other than the City, if any, required in connection with the development of the applicable Subarea.

6.

The Developer shall have submitted evidence reasonably satisfactory to the Agency demonstrating that the Developer has obtained all insurance, with respect to the applicable Subarea, required under this Agreement.

7.	The Developers representations and warranties set [Illegible] Section 1110 of this Agreement shall be true and correct in all material respects as of the date of conveyance.

8.	The Developer shall be in substantial compliance with its obligations under this Agreement.

9.

The Developer shall have signed in recordable form, for recordation concurrently with the close of escrow an “Agreement Containing Covenants Affecting Real Property” reasonably approved as to form and content by the Agency’s legal counsel, and in the form of Attachment No. 14 hereto, burdening the applicable Subarea with the covenants running with the land to be imposed by this Agreement.

11.	The Developer shall have delivered to the Agency the Original Letter of Credit and any subsequently required letter(s) of credit in accordance with § 402.6 of this Agreement.

12.

If applicable, the Developer shall have executed and delivered to the Agency a reconveyance or partial reconveyance (as applicable) of the Pre-Conveyance Termination Deed of Trust with respect to any parcel then being conveyed to the Developer, in form and substance reasonably satisfactory to the Agency. In addition, the Developer shall have cancelled any Pre-Conveyance Termination Note for that parcel and delivered the same to Escrow Agent with instructions to release such cancelled Pre-Conveyance Termination Note to the Agency upon the closing of the conveyance of that parcel.

13.	The Developer shall have delivered to the Agency the HUD Letter of Credit or Guaranty required by the Public-Private Feasibility Agreement (Attachment No. 8).

14.

The Developer shall have delivered to the Agency satisfactory evidence that it holds or will hold upon the closing, fee title to the Developer Parcels contained within the applicable Subarea free and clear of all recorded liens, encumbrances, covenants, restrictions, easements, leases, taxes and other defects, except (i) encumbrances approved by the Agency, which approval shall not be unreasonably withheld; (ii) the covenants, conditions, restrictions and easements arising out of the provisions of this Agreement, including but not limited to, dedication for street purposes; and (iii) those easements and covenants burdening the Developer Parcels and/or the Site arising from agreements previously entered into between the Developer and third parties with respect to property abutting the Developer Parcels and/or the Site; provided however, that such easements and covenants referenced in clause (iv) do not impede or render the development of the Site pursuant to this Agreement economically infeasible and are otherwise consistent with the development of the Site pursuant to this Agreement.

15.	The Agency shall not be obligated to close escrow on any parcel unless the close of escrow on all parcels within the applicable Subarea (except the Developer Parcels) shall occur simultaneously.

As a precondition to close of escrow, zoning of the applicable Subarea shall be such as to permit development of the applicable Subarea and construction of the improvements thereon in accordance with the provisions of this Agreement and the use, operation and maintenance of the improvements on the applicable Subarea in accordance with the provisions of this is Agreement. The Agency shall provide all proper assistance to the Developer in connection therewith, and it shall not take any action to interfere with the Developer’s attempt to obtain any discretionary or ministerial permits required for the development of the applicable Subarea pursuant to this Agreement.

§ 506.1.1                   Additional Condition Precedent to Conveyance of Any Portion of Subareas A and B

The Agency’s obligation to convey to the Developer any portion of Subareas A and B shall also be subject to the Agency having approved the management plan for the residential units that is required by § 103.1(e) of this Agreement.

The Developer shall have signed in recordable form, for recordation concurrently with the close of escrow the “Affordability Covenants” reasonably approved as to form and content by the Agency’s legal counsel, and in the form of Attachment No. 4 hereto, burdening the applicable property with the covenants running with the land to be imposed by those covenants.

§ 506.1.2                   Additional Condition Precedent to Conveyance of Any Portion of Subareas B and C

The Agency’s obligation to convey to the Developer any portion of Subareas B and C shall also be subject to the Agency having approved the REA’s required by Article 9 hereof.

The foregoing conditions in this § 506.1 are for the sole benefit of the Agency. If any of the foregoing conditions is not satisfied for any reason, the Agency shall have the right, in its sole election, either to waive such condition and proceed to the close of escrow, or in the alternative, to pursue an agreement with the Developer to exclude the affected parcels from the Site, in which case the Parties shall proceed in accordance with Section 102(b) hereof.

§ 506.2                    Conditions Precedent to Developer’s Closing Obligations

Subject to any mutually agreed upon extension of time, the Developer’s obligation to accept from the Agency title to any portion of the Agency Parcels, the Acquisition Parcels (to the extent not first acquired by the Developer), the LADOT Parcel, and the MTA Parcel shall be subject to the satisfaction, on or before the date specified in the Schedule of Performance, of all conditions precedent to conveyance of those parcels expressly set forth in this Agreement, including without limitation the following:

1.	The Developer shall have obtained all required land use entitlements and the City’s approval of construction plans for the development of the applicable Subarea.

2.	The Developer shall have obtained all City approvals required to secure a grading and excavation permit for the applicable Subarea.

3.

The Developer shall have obtained all approvals from governmental entities having jurisdiction over the applicable Subarea, other than the City, if any, required in connection with the development of the applicable Subarea.

4.	The Agency shall be in substantial compliance with its obligations under this Agreement.

5.

The Title Company shall be committed to issue a title insurance policy or policies insuring fee title of all parcels in the applicable Subarea (except the Developer Parcels) in accordance with the requirements and conditions set forth in Section 505 hereof.

6.	The Developer shall not be obligated to close escrow on any parcel unless the close of escrow on all parcels within the applicable Subarea (except the Developer Parcels) shall occur simultaneously.

7.

The Developer shall have satisfied, or will satisfy upon the closing, any and all conditions of the financing commitments contained in the Developer’s Evidence of Financing for the applicable Subarea approved by the Agency in accordance with Section 109 of this Agreement

As a precondition to close of escrow, zoning of the applicable Subarea shall be such as to permit development of the applicable Subarea and construction of the improvements thereon in accordance with the provisions of this Agreement and the use, operation and maintenance of the improvements on the applicable Subarea in accordance with the provisions of this Agreement.

The foregoing conditions in this § 506.2 are for the sole benefit of the Developer. If any of the foregoing conditions is not satisfied for any reason, the Developer shall have the right, in its sole election, either to waive such condition and proceed to the close of escrow, or in the alternative, to pursue an agreement with the Agency to exclude the affected parcels from the Site, in which case the Parties shall proceed in accordance with Section 102(b) hereof.

SECTION 507                          ORDERS OF POSSESSION

At (or prior to, if requested by the Developer in accordance with the terms of this Agreement) the dates for conveyance to the Developer of title to the Acquisition Parcels (to the extent not first acquired by the Developer), as set forth in the Schedule of Performance, the Agency may convey and the Developer shall accept conveyance of any portion of the Acquisition Parcels to which the Agency has not obtained title, but in which the Agency has a right of exclusive possession pursuant to an order of prejudgment possession or similar judicial order (“Condemnation Parcel”), if the following conditions are met:

1.	The Agency delivers exclusive possession of the Condemnation Parcel to the Developer; and

2.	All occupants, if any, have been relocated from the Condemnation Parcel as of the date of such conveyance; and

3.

The Title Company is committed to issue a title policy insuring the Developer’s interest in the Condemnation Parcel, subject only to exceptions permitted pursuant to Section 505 of this Agreement and satisfying all other requirements set forth in Section 505 hereof; and

4.	The Agency is diligently proceeding with all condemnation actions; and

5.

The Agency deposits the Grant Deed to the Condemnation Parcel in the escrow provided in Section 504 of this Agreement, for recordation and delivery to the Developer upon the Agency obtaining fee title.

If the Agency [Illegible] possession of the Condemnation [Illegible] as herein provided, the Developer shall not terminate this Agreement under the provisions of § 1003.2 of this Agreement, but shall accept such right of possession and shall proceed with the development of the Site in accordance with the Scope of Development.

The Agency shall diligently proceed with all condemnation actions to obtain final judgments in such matters on or before the date set forth in the Schedule of Performance for the conveyance of title to the Developer, and take any other action necessary to perfect the transfer of title to the Developer.

All references to conveyance of title in this Agreement shall, without limitation, also be deemed to include the conveyance of a Condemnation Parcel permitted hereunder.

SECTION 508      SUITABILITY OF THE SITE

Prior to the close of escrow for the conveyance to the Developer of any portion of the Site, the Developer shall have the right, at its sole cost and expense, to engage its own environmental consultant (“Developer’s Environmental Consultant”), to make such investigations as the Developer deems necessary, including without limitation any “Phase 1” and/or “Phase 2” investigations, soil reports, geotechnical data, and any other information regarding the physical condition of that portion of the Site, and the Agency shall promptly be provided a copy of all reports and test results provided by Developer’s Environmental Consultant (the “Environmental Reports”), without creating any liability for the Developer or the preparer of such Environmental Reports. Prior to the date set forth in the Schedule of Performance, the Agency shall give the Developer copies of all “Phase 1” and/or “Phase 2” investigations, soils reports, geotechnical data, and other information regarding the physical condition of that portion of the Site, if any, actually known by the Agency’s Administrator or designee to exist in the files of the Agency.

The Agency Parcels, the Acquisition Parcels (to the extent not first acquired by the Developer), LADOT Parcel, and the MTA Parcel shall be delivered from the Agency to the Developer in an “as is” physical condition, with no warranty, express or implied by the Agency as to the presence of Hazardous Materials, or the condition of the soil, its geology or the presence of known or unknown faults. If the condition of the Site is not in all respects entirely suitable for the use or uses to which the Site will be put, then it is the sole responsibility and obligation of the Developer to place the Site in all respects in a condition entirely suitable for the development thereof at the sole cost, risk and expense of the Developer, subject to the provisions of § 308.1 hereof.

§ 508.1       Zoning of the Site

It shall be the Developer’s responsibility at its sole cost and expense, to ensure that the zoning of each Subarea shall be such as to permit the development and use of that Subarea in accordance with the provisions of this Agreement. The Developer shall use every commercially reasonable effort to obtain any variances, conditional use permits or other discretionary or ministerial approvals needed to implement this Agreement. The Agency shall use reasonable and appropriate efforts to cooperate with the Developer in seeking any variances, conditional use permits or other discretionary or ministerial approvals needed to implement this Agreement, without liability to the Agency. If the Developer reasonably determines that the approved zoning or entitlement of a Subarea will substantially impede or render the development of that Subarea pursuant to this

Agreement [Illegible] infeasible, the Developer may [Illegible] to the Agency for approval Site Modifications for that Subarea.

SECTION 509      REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

The Developer hereby represents and warrants, to its actual knowledge, that the development, construction and uses of the Site permitted under this Agreement do not require the presence of any Hazardous Substance on the Site in quantities above what is considered commercially necessary for the uses contemplated in this Agreement. By this Agreement, the Developer provides to the Agency, effective upon the later of (i) the Date of Agreement, or (ii) the date the Developer acquires title to the applicable parcel, an indemnification of the Agency and the City and their respective members, officers, employees, agents, contractors and consultants relating to the environmental condition of the Developer Parcels and any other parcel conveyed by the Agency to the Developer pursuant to this Agreement and the presence of Hazardous Materials thereon, as set forth below. Therefore, except for damage caused by the wrongdoing or gross negligence of the Agency, its employees, officers or agents, the Developer hereby agrees to indemnify, defend and hold harmless the Agency and the City and their respective members, officers, agents, employees, contractors and consultants, from any claims, actions, suits, legal and administrative proceedings, liability, injury, deficiency, damages, fines, penalties, punitive damages, costs and expenses (including, without limitation, the cost of any cleanup, remediation, removal, mitigation, monitoring or testing of Hazardous Materials, and reasonable attorneys’ fees) resulting from, arising out of, or based upon (i) the presence, release, use, generation, discharge, storage or disposal of any Hazardous Materials on, under, in or about, or the transportation of any Hazardous Materials to or from, the Developer Parcels and any other parcel conveyed by the Agency to the Developer pursuant to this Agreement; or (ii) the violation, or alleged violation, of any statute, ordinance, order, rule, regulation, permit, judgment or license relating to the use, generation, release, discharge, storage, disposal or transportation or Hazardous Materials on, under, in or about, to or from, the Developer Parcels and any other parcel conveyed by the Agency to the Developer pursuant to this Agreement.

From the later of (i) the Date of Agreement, or (ii) the date the Developer acquires the applicable parcel, except to the extent caused by the wrongdoing or gross negligence of the Agency, its members, officers, employees, agents, contractors and consultants, the Developer hereby waives, releases and discharges the Agency, the City and their respective members, officers, employees, agents, contractors and consultants, from any and all present and future claims, demands, suits, legal and administrative proceedings, and from all liability for damages, losses, costs, liabilities, fees and expenses (including, without limitation, attorneys’ fees) arising out of or in any way connected with the Agency’s or the Developer’s use, maintenance, ownership or operation of the Developer Parcels and any other parcel conveyed by the Agency to the Developer pursuant to this Agreement, any Hazardous Materials on the Developer Parcels and any other parcel conveyed by the Agency to the Developer pursuant to this Agreement, or the existence of Hazardous Materials contamination in any state on the Developer Parcels and any other parcel conveyed by the Agency to the Developer pursuant to this Agreement, however the Hazardous Materials came to be placed there, except to the extent arising out of the wrongdoing or gross negligence of the Agency or its employees, officers or agents. The Developer acknowledges that it is aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general [Illegible] does not extend to claims which the [Illegible] does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

As such relates to this Article 5, Developer hereby waives and relinquishes all rights and benefits that it may have under Section 1542 of the California Civil Code.

SECTION 510      PRELIMINARY WORK BY DEVELOPER AND RIGHT OF ENTRY

Commencing upon the Date of Agreement, representatives of the Developer shall have the right of access to and entry upon such properties that are owned by the Agency or of which the Agency has possession, at all reasonable times, for the purposes of conducting any investigations pursuant to Section 508 hereof and performing any required clean up and removal of Hazardous Materials, and for the purposes of making such further surveys and tests as the Developer deems necessary and/or desirable to carry out this Agreement.

In addition, upon the request of the Developer at any time after the Date of Agreement and in all negotiated purchase agreements for the acquisition of the Acquisition Parcels, the LADOT Parcel, and the MTA Parcel, or any portion thereof, the Agency shall use good faith efforts to require the sellers to permit the Developer to have the right to enter such properties, and to obtain pre-condemnation orders to permit the Developer the right to enter where the owner’s consent for entry cannot be obtained, for the purpose of conducting any tests and inspections in accordance with this Section 510, at the Developer’s sole cost and expense. The Agency agrees to assign such entry rights as it acquires pursuant hereto to the Developer.

To the extent provided by the foregoing, the Developer shall have the right to conduct investigations on and beneath all portions of the Site and all improvements thereon to determine the presence of Hazardous Materials. The Developer agrees to pay the entire costs of such investigations.

The Developer hereby agrees to indemnify, defend and hold harmless the Agency and the City, and their officers, employees, agents, contractors and consultants, for any and all claims, liability and damages arising out of any work or activity of the Developer, its agents, or its employees pursuant to this Section 510, except to the extent caused by the wrongdoing or gross negligence of the Agency, its officers, employees, agents, contractors or consultants, and provide to the Agency such assurances, including proof of insurance, as the Agency may reasonably require.

ARTICLE 6. PROJECT FINANCING

SECTION 601      PROJECT COSTS

§ 601.1      Project Cost Budget

As a condition precedent to the Agency’s obligation to convey any portion of a Subarea, Developer shall submit and obtain the Agency’s approval of a Project Cost Budget. The Project Cost Budgets for the Subareas shall reasonably reflect the Project pro formas used to determine the Agency Obligation set forth in the Public-Private

Feasibility Agreement Attachment No, 8), and shall state [Illegible] anticipated amount of Project Costs and shall include a separate dollar amount for each category (1 through 17) in the definition of Project Costs in § 601.2 below and a reasonable description or itemization of the costs in each category.

Except for Approved Post-Construction Capital Expenditures provided for in § 601.2 below, a cost or expense that is not included in the Project Cost Budget approved by the Agency shall not be a Project Cost for purposes of this Agreement unless the Developer submits evidence reasonably satisfactory to the Agency, at the earliest practicable date, demonstrating that such cost or expense is reasonable and necessary for the initial construction of improvements on the applicable Subarea and was not reasonably foreseeable on the date the Agency approved the Project Cost Budget for that Subarea.

§ 601.2          Definition of Project Costs

“Project Costs” as used herein (for purposes of the Developer’s Evidence of Financing and calculating the Agency Participation Payment and the Agency obligation pursuant to Paragraph I.D. of the Public-Private Feasibility Agreement) means the Developer’s actual costs and expenses of acquiring the Site (which for any portion of the Site that the Developer acquires from the Agency is defined as the Purchase Price paid by the Developer for that property) and the following actual costs and expenses of the development work to be performed by or on behalf of the Developer for or in connection with the development of the improvements required or contemplated by this Agreement and plans approved by the City on or with respect to the Site, to the extent that such costs and expenses are incurred and paid for by the Developer to third parties or to Developer’s employees (provided that such charges are not included in the Developer’s Overhead Fee and do not exceed the amount a third party would reasonably charge for such services) in connection with the initial construction and are either included in the Agency-approved Project Cost Budget or approved in writing by the Agency pursuant to § 601.1 above.

1.     Land development work, including demolition and excavation, asbestos abatement, soils compaction and remediation, utility relocation and abandonment and off-site improvements.

2.     Construction of the improvements on the Site and installation of the required fixtures, furniture, machinery and equipment, and repair of any damage caused and arising during construction from a casualty not covered by insurance proceeds.

3.     Building permits and entitlement fees not paid for or reimbursed by the Agency.

4.     Premiums for casualty, public liability and property damage and other similar insurance during construction and on bonds securing work against liens for labor and materials.

5.     Real estate taxes and assessments upon the Site or the improvements during the period of construction.

6.     Interest on construction loans prior to the issuance by the Agency of the Release of Construction Covenants.

7.     Fees for (i) architects, engineers, accountants; and (ii) real estate and financial advisors and attorneys previously identified to the Agency.

8.     Purchasing fees paid to third parties not affiliated with the Developer in connection with the purchase of furniture, fixtures and equipment.

9.     Development fees or the value of dedications or other in lieu credits paid to government agencies, including traffic mitigation costs and fees and other governmental exactions.

10.   Charges and premiums for searching and insuring title.

11.   Out-of-pocket costs incurred by the Developer in connection with construction financing, including, without limitation, commitment fees, mortgage broker fees, standby fees and fees of a like nature, printing and duplicating expenses, documentary transfer tax stamps, mortgage taxes, and recording charges.

12.   Customary and reasonable pre-opening expenses.

13.   Costs of required studies, reports and inspections.

14.   Broker’s commissions or finders fees for land assembly and leasing.

15.   The cost of initial tenant improvements paid for by the Developer to be reimbursed to the Developer in the form of rental payments, but excluding any such costs to the extent reimbursed or paid for in any other form by any third party, and the cost of the lease buy-out of an existing tenant within the Site improvements developed by the Developer where necessary to obtain the initial occupancy of another tenant therein.

16.   Other customary and reasonable costs in connection with the initial construction and not otherwise included in categories 1 through 15 above, provided that such costs are supported by documentation reasonably acceptable to the Agency.

17.   A Developer’s Overhead Fee of three percent (3%) of an amount equal to (i) the sum of items 1 through 16 of this § 601.2, plus (ii) other costs not included in the Agency-approved Project Cost Budget and approved by the Agency pursuant to § 601.1 herein.

Prior to the Agency’s issuance of the Release of Construction Covenants for a Subarea pursuant to this Agreement, the Developer shall submit to the Agency, for the review and written approval or disapproval of the Agency’s Administrator, a statement (“Certified Project Cost Statement”) setting forth the total amount of Project Costs, a separate amount for each category in the definition of Project Costs in this § 601.2, and a reasonable description or itemization of the costs incurred in each category, together with a certificate of an independent certified public accountant reasonably acceptable to the Agency (“Accountant”). The Certified Project Cost Statement shall be adjusted as needed to reflect allowable additional costs incurred and savings realized subsequent to its submission to the Agency and before the Agency’s issuance of the Release of Construction Covenants. The Accountant’s certificate shall be addressed to the Agency, and shall state that the Accountant is familiar with the definition of Project Costs in this Agreement and shall attest to the accuracy of the Certified Project Cost Statement, subject to usual and customary qualifications. The Accountant shall be selected by the Developer, but shall be one of the following:

i)                 Arthur Andersen & Co., LLP;

ii)              Deloitte & Touche, LLP;

iii)           Ernst &Young, LLP;

iv)          KMPG Peat Marwick, LLP;

v)             Price Waterhouse Coopers, LLP;

vi)          Any national accounting firm, first approved in writing by the Agency, having at the time of delivery of the Certified Project Cost Statement a reputation and stature in the accounting community comparable to the foregoing firms as of the Date of Agreement.

The parties acknowledge that additional significant capital expenditures involving items included as Project Costs under § 601.2 above, and related tenant improvements and lease-buyouts as described for initial tenancies under § 601.2 above, may be made by the Developer after the recordation of the Release of Construction Covenants, which expenditures are not a normal re-tenanting expense, are not a maintenance or operational expenditure typical for the normal maintenance or operation of a development similar to the subject development, and are not made in connection with the initial tenanting of commercial space within the improvements developed on the Site, but are instead made in order to materially augment Gross Revenues. Such expenditures meeting the description of the immediately preceding sentence (“Proposed Post-Construction Capital Expenditures”) shall not be included in Project Costs for any purpose under this Agreement, unless first submitted to the Agency’s Administrator and approved as a Project Cost (“Approved Post-Construction Capital Expenditures”). The Agency’s Administrator shall reasonably consider any Proposed Post-Construction Capital Expenditure submitted for approval or disapproval, but must take into account whether that approval will have any material adverse economic impact on the Agency’s economic interests, including without limitation the Agency Participation Payments.

SECTION 602      DEVELOPER’S OBLIGATIONS

Except for the Agency’s agreement to provide financial assistance pursuant to § 402.1 and except for the obligations of the Public-Private Feasibility Agreement, the Developer shall be responsible for the payment of all costs associated with the acquisition of the Site and the construction and operation of the improvements on the Site pursuant to this Agreement and the plans approved by the City.

SECTION 603      AGENCY’S OBLIGATIONS

The Developer and the Agency acknowledge and agree that, due to substantial project costs in the areas of property acquisition, and relocation, the development of the Site as contemplated under this Agreement would not be feasible in the absence of the financial assistance provided for in the Public-Private Feasibility Agreement (Attachment No. 8), the Developer’s agreement to initially advance such costs and the Agency’s conditional agreement to reimburse a portion of such costs.

The Agency shall make the payments required in and shall otherwise comply with the Public-Private Feasibility Agreement appended to this Agreement as Attachment No. 8 and incorporated herein by this reference.

§ 603.1       Agency Obligation Limited

Without limiting either Party’s rights or remedies in the event of the other Party’s default, the Agency shall have no obligation to reimburse the Developer for any costs paid or amounts advanced by the Developer pursuant to this Agreement except as specified in the Public-Private Feasibility Agreement, and, subject to the provisions of § 402.8 of this Agreement, the Pre-Conveyance Termination Note and the Pre-Conveyance Termination Deed of Trust.

SECTION 604      AGENCY ASSISTANCE IN OBTAINING OTHER FUNDING

§ 604.1          EDA Grant

The Agency and the Developer shall use every reasonable effort to cause the City to enter into a cooperation agreement with the Agency whereby the City will provide an Economic Development Assistance Grant in an amount sufficient to pay the costs of constructing any off-Site public improvements required by the City as a condition of Project entitlement and any required off-Site mitigation measures.

§ 604.2          EDI Grant

The Agency shall use every reasonable effort to obtain an Economic Development Initiative Grant (“EDI Grant”) from HUD in the approximate amount of ONE MILLION, EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000), to be used for the payment of a portion of the interest accruing on the HUD Loan. The Agency and the Developer acknowledge and agree that the obtaining of the EDI Grant is subject to the final approval of HUD.

SECTION 605         AGENCY PARTICIPATION IN PROJECT

§ 605.1          Intent

It is the intent of the Parties that the Agency will be repaid for the full amount of financial assistance for Site acquisition that is provided by the Agency pursuant to § 402.1.2 of this Agreement (the Agency bond funds) and for the full amount of the Agency Obligation to be paid to the Developer pursuant to the Public-Private Feasibility Agreement attached hereto as Attachment No. 8, with such repayment to be made solely through the Developer’s payment of the Agency Participation Payments as required by this Section 605. In addition, it is the intent of the Parties that the Agency will be paid the amount by which the fair market value of the Agency Parcels at the time of conveyance to the Developer exceeds the Developer’s Purchase Price for those Parcels, with such payment to be made solely through the Developer’s payment of the Agency Participation Payments as required by this Section 605. It is also the intent of the Parties that the Agency and the public will participate in the financial success of the Project through the Developer’s payment of the Agency Participation Payments.

For purposes of calculation and payment of the Agency Participation Payment, the following terms shall have the following respective meanings:

“Project Element” means, a subset of the improvement to be developed on the Site pursuant to this Agreement, which has been reasonably, mutually defined and identified by the Agency and the Developer as a Project Element based upon Subarea and land use.

“Developer’s Annual Return” means, solely for purposes of determining the Agency Participation Payment, for each Project Element, an amount equal to eleven and one-half percent (11.5%) of Adjusted Project Costs (and shall include Annual Return Shortfalls, if any, without interest thereon).

“Adjusted Project Costs” means, for each Project Element, Project Costs as approved by the Agency, plus Approved Post-Construction Capital Expenditures, if any, plus the total of all Annual Return Shortfalls, if any.

“Approved Post-Construction Capital Expenditures” means, for each Project Element, capital expenditures made by the Developer after the recordation of the Release of Construction Covenants, if any, approved as a Project Cost by the Agency pursuant to § 601.1 of this Agreement.

“Annual Return Shortfall” means, for each Project Element, the amount in any Operating Year by which the calculated amount of the Developer’s Annual Return exceeds the Net Operating Income.

“Agency Participation Payment” means, for each Project Element in each Operating Year, an amount equal to twenty percent (20%) of an amount equal to the Net Operating Income for that Operating Year less the Developer’s Annual Return.

“Net Operating Income” means, for each Project Element, the Gross Revenues less a defined “Operating Cost.” The Operating Cost shall be defined for each Project Element and shall be based on standards established by the Building Owners and Managers Association (“B.O.M.A. Standards”) for comparable land uses and elements.

“Gross Revenues” means, for each Project Element, all revenue of any kind or nature received by the Developer or the Developer’s agents each Operating Year from the rental, lease, licensing, operation, use or ownership of the Project Element, and any sale, assignment, or lease of the on- and off-site signage rights associated with the Project Element; provided, however, that the proceeds of any sale of signage rights shall be equitably allocated to reflect an annualized income; and further provided, that pursuant to § 605.3 below, Gross Revenues shall not include any proceeds from the sale or refinancing of the Project Element. In addition, Gross Revenues shall not include (i) sales tax, the payment of which is not included in Operating Costs, (ii) amounts refunded by the Developer to the payor, (iii) amounts received in reimbursement for utilities, to the extent those utilities are not included in Operating Costs, (iv) amounts received from sale of fixtures, equipment, or property that are not stock in trade, and (vi) “bad debt.” The term “bad debt” shall refer to amounts accrued and payable to the Developer, but which were not in fact collected or received by the Developer. The Developer agrees that it will use every commercially reasonable effort consistent with this Agreement, to maximize the Gross Revenues from each Project Element.

“Operating Commencement Date” means, for each Project Element, a date that is twenty four (24) months immediately following the date of issuance by the City of the final Certificate of Occupancy for the development of the Project Element.

“Operating [Illegible]” means, for each Project Element, [Illegible] twelve month period that commences on the Operating Commencement Date and each anniversary of the Operating Commencement Date, provided that the Developer may convert Operating Years to calendar years, provided appropriate and equitable adjustments are made for any partial year to the reasonable satisfaction of the Agency’s Administrator, and provided that there is no reduction in the required forty-year term of the Agency Participation Payments.

§ 605.2       Form of Participation

As an additional consideration for the performance by the Agency of its obligations hereunder, the Developer shall, for each Project Element, pay the “Agency Participation Payment” to the Agency each “Operating Year” commencing with the “Operating Commencement Date”. The obligation of the Developer to make the Agency Participation Payments shall continue for a period of forty (40) Operating Years after the Operating Commencement Date, subject to the Buyout provisions provided below, and shall, during such 40-year term, survive the sale, Transfer or refinance of the Site or any portion thereof and the improvements on the Site or any portion thereof, and not be affected or reduced in any way by reason of any such sale, Transfer or refinance, except as otherwise expressly provided in this Section 605.

The Developer shall pay to the Agency, for each Project Element, the Agency Participation Payment for each Operating Year within ninety (90) days of the end of such Operating Year, together with a certified statement submitted for the Agency’s approval or disapproval documenting in detail the basis for the calculation of the Agency Participation Payment due to the Agency for that Project Element. Each Agency Participation Payment shall be made in an amount consistent with the Agency approved certified statement for the subject Operating Year.

§ 605.3       Effect of Sale or Refinance

Upon the sale or refinance of a Project Element, the Agency Participation Payment shall be revised as follows:

§ 605.3.1       Sale

(a) The Developer shall within thirty (30) days of the sale of a Project Element, pay to the Agency a payment equal to ten percent (10%) of the Net Proceeds of such sale, with Net Proceeds defined as the amount by which the gross sale proceeds exceeds the sum of the Developer’s reasonable and customary transaction costs for the sale and the Adjusted Project Costs for the Project Element.

(b) For the purpose of calculating future Agency Participation Payments for that Project Element, the Adjusted Project Costs for that Project Element shall be defined as the gross proceeds of the sale,

(c) In the event the first sale of a Project Element is a bona fide arms-length sale to a third party in which the Developer has no financial, ownership or other interest (a “First Sale”), then the First Sale shall result in the payment to the Agency required by sub-section (a) of this Section 605.3.1, and shall affect future Agency Participation Payments as described in sub-section (b) of this Section 605.3.1, but upon any subsequent sale of the Project Element no such sub-section (a) payment [Illegible] be made to the Agency and no such sub-section (b) adjustment to the definition of Adjusted Project Costs shall be made. All Agency Participation Payments made following a First Sale shall be made and calculated based upon using the gross proceeds of such First Sale as the Adjusted Project Costs.

§ 605.3.2       Refinance

(a) The Developer shall within thirty (30) days of a refinance of a Project Element that occurs prior to a First Sale of that Project Element, pay to the Agency a payment equal to ten percent (10%) of the Net Proceeds of such refinance, with Net Proceeds defined as the amount by which the gross refinancing proceeds exceeds the sum of the amount of the equity attributable to the applicable refinanced Project Element and construction or permanent mortgage debt attributable to the refinanced Project Element that is repaid, the Developer’s reasonable and customary refinancing costs, and any accrued Annual Return Shortfalls for that Project Element.

(b) For the purpose of calculating future Agency Participation Payments for that Project Element, the Adjusted Project Costs for the Project Element shall be increased by the amount of the Net Proceeds of any refinancing of that Project Element that occurs prior to a First Sale of that Project Element.

§ 605.4       Buyout Provisions

“Buyout” means, for each Project Element, the termination of the Developer’s obligation to continue paying any further Agency Participation Payments beyond the Effective Date by paying the Buyout Amount to the Agency.

For the first ten years following the Operating Commencement Date for a Project Element, no Buyout shall be permitted for that Project Element. Commencing with the tenth (10th) anniversary of the Operating Commencement Date for a Project Element, the Developer may at any time Buyout the Agency Participation Payments for that Project Element and terminate any obligation to continue paying any further such Agency Participation Payment by paying the Buyout Amount for that Project Element to the Agency within sixty (60) days of the Effective Date, provided Developer shall have given . Agency written notice of its intent to effect such Buyout, and shall have identified in such written notice the Effective Date of such Buyout, and further provided such identified Effective Date shall be a date which is on or after the date the Agency receives such written notice.

Following the tenth anniversary of the Operating Commencement Date for a Project Element, the “Buyout Amount” means an amount equal to the greater of:

(a)                     the amount obtained by multiplying the amount of Agency Participation Payment for the twelve month period immediately prior to the Effective Date by ten (10); or

(b)                    the amount of Six Million Dollars ($6,000,000) increased by a six percent (6%) annual rate calculated from the Operating Commencement Date for that Project Element to the Effective Date, pro rated to that Project Element in the same proportion that the total square footage of the Project Element bears to the total square footage of the constructed Project.

“Effective Date” means, for each Project Element, the date on which the Buyout, if any, occurs.

ARTICLE 7. LIMITATION ON TRANSFER AND ENCUMBRANCE

SECTION 701         RECOGNITION OF REDEVELOPMENT PURPOSE

The Developer recognizes and acknowledges that;

1.                          Development of the Site is important to the general welfare of the community; and

2.                          Substantial financing and other public aids have been made available by law and by the government for the purpose of making redevelopment possible; and

3.                          The Developer’s qualifications and identity are of particular concern to the community and the Agency.

Accordingly, the Developer agrees to comply with the provisions of this Article 7.

SECTION 702.        CONDITIONS FOR TRANSFER

§ 702.1           Agency Approval: Documentation: Agency’s Cost to Review

For the reasons set forth above in Section 701, the Developer shall not (except as set forth in § 106.2 hereof), prior to the Agency’s issuance of the Release of Construction Covenants, assign this Agreement nor sell the Site or any portion thereof, nor lease (except as provided in § 702.6 hereof) nor make any total or partial conveyance or transfer in any mode or form of all or any part of the Site or the improvements thereon, or any interest therein, nor shall there be any change in the identity of the Developer or change in the ownership of the Developer or in the relative proportions thereof, or with respect to the identity of the parties in control of the Developer or the degree thereof, by any method or means (other than such changes occasioned by the death or incapacity of any individual), (collectively, “Transfer”), without the prior written approval of the Agency, which approval shall not be unreasonably withheld or delayed if the Agency reasonably determines that the proposed Transferee (as defined herein below) has qualifications equal to or better than the assignee provided for in § 106.2 hereof, as of the Date of Agreement in all material respects, including but not limited to (a) financial strength, (b) experience in the successful development, operation, management and marketing of restaurant, office, residential, and retail improvements, as applicable to the Subarea or Project Element that is the subject of the proposed Transfer, (c) character and reputation, and (d) the ability to perform all of the applicable agreements, undertakings, and covenants of this Agreement, the Grant Deed, the Agreement Containing Covenants Affecting Real Property and all other applicable agreements entered into by the Developer which relate to the development, management, operation, maintenance, and restoration of the Site and of the improvements thereon. The Developer shall promptly notify the Agency of any and all changes whatsoever in the identity of the parties in ownership or control of the Developer or the degree thereof, of which it or any of its officers have been notified or otherwise have knowledge or information. Any entity formation agreements and documents (or changes therein) related to a Transfer, as well as the agreements and documents [Illegible] any Transfer, shall be subject to the [Illegible] of the Agency’s Administrator in connection with its approval of the Transfer.

To assist the Agency in determining whether or not the proposed Transferee is so qualified, the Developer shall furnish to the Agency at no expense to the Agency, prior to that Transfer, detailed and complete financial statements of the proposed Transferee, certified by the Chief Financial Officer (or his or her equivalent) of the proposed Transferee, together with detailed and complete information about the business of the proposed Transferee, including its experience in developing and operating improvements of the type to be constructed on the Site, the use to be made of the Site and the improvements thereon by the proposed Transferee, projections by the proposed Transferee of the sources of funds to be used to pay any indebtedness that the proposed Transferee will assume or take subject to, or agree to pay, in connection with the Transfer, and other claims on and requirements for those funds, together with any other information the Agency may reasonably require to assist the Agency in determining whether or not the proposed Transferee is so qualified. To the extent permitted by law, if the Developer or such Transferee provides the Agency with any proprietary financial information relating to a proposed Transferee, the Agency shall not, without the Developer’s prior written consent, disclose or make any such financial information available to the public.

The Developer shall pay all costs of consulting and legal services incurred by the Agency to review any Transfer proposed by the Developer. The costs of the Agency for consultants or legal services required for providing such assistance shall be the actual sums billed to the Agency for such consulting or legal services. All costs shall be paid within ten (10) days after written request by the Agency.

§ 702.2          Transferee’s Assumption of Agreement

Approval by the Agency of any Transfer shall be conditioned upon such assignee, conveyee or transferee (collectively “Transferee”) agreeing, in writing, to assume the rights and obligations thereby transferred and to keep and perform all covenants, conditions and provisions of this Agreement, the Grant Deed and the Agreement Containing Covenants Affecting Real Property that are applicable to the rights acquired.

§ 702.3          Transfers Null and Void

Any purported Transfer shall be null and void unless it complies with the terms of this Section 702.

§ 702.4          Intentionally Omitted

§ 702.5          Security Interests

The limitations on Transfer contained in this Section 702 shall not be deemed to apply to or prevent, nor shall the Agency’s approval be required under this Section in connection with, the granting of any security interest expressly permitted under this Agreement (it being understood that the granting of such a security interest shall not be considered a Transfer pursuant to this Section, but shall be governed solely by the provisions of Section 703 of this Agreement); nor the exercise by any mortgagee of its right to foreclose its mortgage by power of sale or judicial foreclosure; nor any Transfer of an interest by mortgagee having acquired the Developer’s interest in the Site as a result of its rights under the mortgage, or by any successor to the mortgagee whose interest shall have been acquired by, through or under any mortgage or shall have been derived immediately from any holder thereof. Notwithstanding the foregoing provisions of this paragraph § 702.5, the limitations on Transfer contained in this Section shall apply to any mortgagee that acquires its interest in the Site or the improvements thereon other than by the exercise of its rights pursuant to the mortgage or deed in lieu of foreclosure.

§ 702.6          Leasing of Space

With respect to the leasing of space for occupancy prior to the Agency’s issuance of a Release of Construction Covenants for the applicable Subarea, the Developer shall not be required to submit the documentation otherwise required for a Transfer by § 702.1, nor obtain the assignment and assumption agreement otherwise required by § 702.2, nor pay the costs referred to in § 702.1; provided, however, that such lease shall contain appropriate provisions conforming the use and operation of the premises to this Agreement and the covenants of the Grant Deed and the Agreement Containing Covenants Affecting Real Property, and further provided, that the Developer has complied with Section 103.1 of this Agreement.

§ 702.7          Sale or Lease Following the Issuance of Release of Construction Covenants

Notwithstanding the foregoing, no Agency approval is required for any Transfer of all or any part of the Site or the improvements thereon for which the Developer has obtained, or is entitled to obtain pursuant to Section 319 hereof, a Release of Construction Covenants.

SECTION 703         NO ENCUMBRANCES EXCEPT TO FINANCE DEVELOPMENT

§ 703.1          Advance Notice to Agency; Agency Approval

Notwithstanding Section 702, mortgages, deeds of trust, sale and lease-back financing, or any other form of conveyance required for any reasonable method of financing are permitted, but only for the purpose of securing loans of funds to be used only for financing the acquisition of the Site and the construction of improvements on the Site, and any other expenditures necessary and appropriate to develop the Site in accordance with this Agreement, including without limitation the Project Costs. The Developer shall notify the Agency in advance of any mortgage, deed of trust, or sale and lease-back financing, if the Developer proposes to enter into the same. The Agency shall have the right to approve or disapprove any such mortgage or deed of trust, but the Agency shall not unreasonably withhold or delay its approval if the Developer submits evidence reasonably satisfactory to the Agency demonstrating (a) that the mortgage, deed of trust or other security instrument is consistent with the provisions of this Agreement; and (b) the mortgage, deed of trust or other security instrument expressly acknowledges that the rights of any holder or person acquiring title through or following foreclosure are subordinate and subject to the provisions of the Grant Deed and the Agreement Containing Covenants Affecting Real Property. The Developer shall not enter into any mortgage or deed of trust without having first obtained the Agency’s written approval or a written waiver of its right to approve. The words “mortgage” and “deed of trust” as used herein include all other modes of financing real estate acquisition, construction, and land development.

§ 703.2          Unapproved Encumbrances

The Developer shall not place or allow to be placed on the Site or any part thereof or the improvements thereon, any mortgage, deed of trust, encumbrance or lien other than as expressly authorized by § 401.1 hereof (but applying to the Developer Parcels and any other parcel acquired by the Developer pursuant to this Agreement) and this Section 703. The Developer shall remove or cause to be removed any levy or attachment made on the Site or any part thereof, or assure the satisfaction thereof within a reasonable time but in any event prior to a sale thereunder.

§ 703.3          Holder Not Obligated to Construct; Holder’s Right to Cure

The holder of any mortgage, deed of trust or other security interest authorized by this Agreement (the “Mortgagee”) shall in no way be obligated by the provisions of this Agreement to construct or complete the construction of improvements, or to guarantee such construction or completion. Each such holder shall (insofar as the rights of the Agency are concerned) have the right at its option to cure or remedy or commence to cure or remedy any Developer default consistent with the terms and conditions of this Agreement. Nothing contained in this Agreement shall be deemed to permit or authorize such holder to undertake or continue the construction or completion of the improvements without first having expressly assumed the Developer’s obligations to the Agency by written agreement reasonably satisfactory to the Agency. The holder in that event must agree to complete, in the manner provided in this Agreement, the improvements to which the lien or title of such holder relates, and submit evidence reasonably satisfactory to the Agency that it has the financial responsibility and, itself or through contract with qualified parties, the qualifications necessary to perform such obligations. Any such holder properly Completing such improvements shall be entitled, upon request made to the Agency, to a Release of Construction Covenants from the Agency with respect to such improvements, in accordance with Section 319 hereof.

§ 703.4          Holder’s Failure to Complete Improvements

If the holder of a mortgage, deed of trust, or other security interest undertakes the construction or completion of the improvements on any portion of the Site and thereafter fails to achieve Completion of those improvements within the time specified in the Schedule of Performance, following the expiration of the applicable cure period pursuant to § 1001.3 hereof, the Agency shall have all rights and remedies against that holder as may be available at law or in equity to cure, correct or remedy any default, to obtain specific performance, to recover damages for any default, or to obtain any other remedy consistent with the purpose of this Agreement. Such rights and remedies are cumulative, and except with respect to rights and remedies expressly declared to be exclusive in this Agreement, the exercise of one or more of such rights or remedies shall not preclude the exercise, at the same or different times, of any other rights or remedies for the same default or any other default by the holder.

§703.5           Agency Notice of Default; Agency’s Right to [Illegible]

The documents executed in connection with any mortgage or deed of trust encumbering any portion of the Site shall provide that the Agency shall have the right to receive notices of default by the Developer thereunder and a reasonable opportunity to cure any such default.

ARTICLE 8. CONTINUING OBLIGATIONS

§ 801        USE OF THE SITE

§ 801.1  Uses, Operations, and Maintenance

The Developer hereby covenants and agrees on behalf of it and any successors and assigns in the Site or any portion thereof or any improvements thereon or any interest therein that the Developer and such successors and assigns shall:

1.                         Develop and construct improvements on the Site solely in substantial accordance with the Redevelopment Plan, the Grant Deed, the Agreement Containing Covenants Affecting Real Property, the terms of this Agreement (including but not limited to the Scope of Development), and plans approved by the City.

2.                         Devote the Site, or cause the Site to be devoted, to uses solely in accordance with the Redevelopment Plan, the Grant Deed, the Agreement Containing Covenants Affecting Real Property, the terms of this Agreement (including but not limited to the Scope of Development), and plans approved by the City.

3.                         Use every commercially reasonable effort to operate or cause the office, restaurant, and retail improvements on the Site to be operated and continuously open for business to the general public in accordance with the standards set forth in this Agreement, the Grant Deed and the Agreement Containing Covenants Affecting Real Property.

4.                         Install and curate the public art on the Site according to guidelines provided in, and to further the goals of, the “Public Art Policy” attached hereto as 9.

5.                         Maintain, repair and operate the Site and all improvements constructed or to be constructed thereon (including landscaping, public art, lighting and signage), or cause the Site and all such improvements to be maintained, in a first quality condition, free of debris, waste and graffiti, and in compliance with the terms of the Redevelopment Plan, the Agreement Containing Covenants Affecting Real Property, the City of Los Angeles Municipal Code, and a Maintenance Program approved by the Agency, which shall provide for the following:

(a)                     All improvements on the Site shall be maintained in good condition in accordance with the custom and practice generally applicable to comparable first quality office, residential, restaurant or retail improvements, as applicable, in Los Angeles County, and in conformance and compliance with all plans, drawings and related documents approved by the Agency pursuant to this Agreement, all conditions of approval of land use entitlements adopted by the City or the Planning Commission, including painting and cleaning of all exterior surfaces of all private improvements and of public improvements to the curb line.

(b)                    Landscape maintenance shall include, without limitation, watering/irrigation; fertilizing; mowing; edging; trimming of grass; pruning, trimming and shaping of trees and shrubs to maintain a natural and healthy appearance, road visibility, and irrigation coverage; replacement, as needed, of all plant materials; control of weeds in all planters, shrubs, lawns, ground covers, or other planted areas; and staking for support of trees.

(c)                     Clean-up maintenance shall include, without limitation, maintenance of all sidewalks, paths and other paved areas in a clean and weed-free condition; maintenance of all areas clear of dirt, mud, trash, debris or other matter that is unsafe or unsightly; removal of all trash, litter and other debris from improvements and landscaping; clearance and cleaning of all areas so maintained before the end of each day on which maintenance operations are performed to ensure that all cuttings, weeds, leaves and other debris are properly disposed of by maintenance workers.

(d)                    All maintenance and clean-up procedures shall incorporate water and energy conservation measures, use of non- or low-VOC products, natural fertilizers, non- or low-toxic pest control, recycling of green waste and other recyclable waste consistent with the Waste Reduction and Recycling Program Plan.

6.                         Prepare and implement a Waste Reduction and Recycling Program Plan in substantial accordance with the terms of this Agreement for the design, demolition and construction stages of each Phase of the Project and for the management and operation of all Project occupancies. Facilities shall be provided and maintained to accommodate the physical requirements for these identified programs. Implementation shall include continuing education and outreach programs for all project occupants and employees to reduce the output of solid waste, including yard waste, through recycling and reduction of waste at the source.

7.                         Provide for the commissioning of all buildings and building systems during appropriate Project design stages and upon completion of construction and arrange for periodic monitoring of the operations of all buildings and systems by the U. S. Green Building Council or similar organization acceptable to the Agency, in substantial accordance with the terms of this Agreement. The Developer agrees to report the rating certification, commissioning and monitoring results to the Agency and the City.

8.                         Prepare and implement a coordinated Signage Plan, in accordance with the terms of this Agreement and the Design for Development establishing sign design standards for all exterior identification, commercial, information and directional signage.

9.                         Require that all mechanical and telecommunications equipment be enclosed within buildings, concealed from view or incorporated and treated as architectural features. All equipment shall serve the Project only and shall be removed when no longer required for service.

10.                   If the Agency gives written notice to the Developer that the maintenance or condition of the Site or any portion thereof or any improvements thereon does not comply with this Agreement and such notice describes the deficiencies, the

Developer [Illegible] correct, remedy or cure the [Illegible] within thirty (30) days following the submission of such notice, unless the notice accurately states that the deficiency is an urgent matter relating to public health and safety, in which case the Developer shall cure the deficiency with all due diligence and shall complete the cure at the earliest possible time. If the Developer fails to maintain the Site or any portion thereof or any improvements thereon in accordance with this Agreement and fails to cure any deficiencies within the applicable period described above, the Agency shall have, in addition to any other rights and remedies hereunder, the right to maintain the Site and the improvements thereon, or portion thereof, or to contract for the correction of any deficiencies, and the Developer shall be responsible for payment of all such costs incurred by the Agency.

11.                   Pay when due all real estate taxes and any special taxes or assessments of any bond financing issued by the Agency or City in connection with the redevelopment of the Site, assessed and levied on the Site or any portion thereof or any improvements thereon or any interest therein and refrain from appealing, challenging or contesting in any manner the validity or amount of any ad valorem property tax assessment, encumbrance or lien; provided, however, that the Developer may appeal, challenge or contest (i) the initial assessment of the assessed value of the Site or Subarea, as applicable, following the issuance of the Release of Construction Covenants by the Agency, to the extent that such initial assessment is more than ten percent (10%) higher than the Project Cost approved by the Agency pursuant to Section 601 of this Agreement; and (ii) any increase in assessment of the Site improperly assessed because of a purported change of ownership where no such change took place; and (iii) any assessment occurring by reason of a bona fide arms-length sale of the Site or any portion thereof to the extent such assessment results in an assessment in excess of the purchase price of such bona fide arms-length sale, provided, however, that no such appeal, challenge or contest results in an assessment that is lower than that existing prior to such sale.

12.                   Not discriminate upon the basis of race, color, religion, creed, national origin, ancestry, disability, medical condition, age, marital status, sex, sexual preference/orientation, Acquired Immune Deficiency Syndrome (AIDS) acquired or perceived, or retaliation for having filed a discrimination complaint, in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the Site, or any improvements erected or to be erected thereon, or any part thereof.

13.                   Refrain from making any Transfer of all or any portion of the Site, or any improvements thereon, or any interest therein prior to the issuance of a Release of Construction Covenants, without the prior written approval of the Agency’s Administrator in accordance with Section 702 hereof.

14.                   Pay when due the Agency Participation Payment in accordance with Section 605 of this Agreement.

§ 801.2          Management Of The Site And Improvements

At all times, the Developer shall manage or cause to be managed the Site and all improvements thereon in a prudent and business-like manner as necessary to maintain the Site and all improvements thereon in a first-class condition. The Developer shall submit to the Agency for its approval, which shall not be [Illegible] withheld, an operation and maintenance plan for those improvements on the Site that are not subject to a REA approved by the Agency, which shall include, but not be limited to the items listed in this §801.2.

The Developer shall assume responsibility for the operation and maintenance (including repair, restoration and reconstruction) of all of the improvements constructed on the Site and the costs thereof, and the Agency and the City shall have no liability for costs of such operation and maintenance by the Developer or for any claims arising from the operation and maintenance (including repair, restoration and reconstruction) of such improvements. Without limiting the generality of the foregoing, the Developer, in the maintenance of the improvements, shall observe the following standards:

1.                         Maintain the surface of all automobile and pedestrian areas level, smooth and evenly covered with the type of surfacing materials originally installed thereon or such substitute thereof as shall be in all respects equal thereto or better in quality, appearance and durability.

2.                         Maintain such appropriate entrance, exit and directional signs, markers and lights as shall be reasonably required and in accordance with prevailing practices in the operation of similar developments.

3.                         Clean lighting Fixtures and relamp and/or reballast as needed.

4.                         Repaint striping, markers, directional signs, etc., as necessary to maintain in first-class condition.

5.                         Provide appropriate security personnel and implement reasonable security measures. The Developer shall seek the advice of the police department in planning appropriate security measures.

6.                         Maintain public right-of-way items between the property and the street in conformance with City law and policy.

7.                         Maintain all surface and storm lateral drainage systems on the Site.

8.                         Maintain all sanitary sewer lateral connections on or to the Site.

SECTION 802         COMPLIANCE WITH FEDERAL, STATE, AND LOCAL LAW

The Developer shall operate and maintain the Project and all the improvements on the Site in conformity with all Governmental Requirements, including, without limitation, all applicable federal and state labor standards.

SECTION 803         OBLIGATION TO REFRAIN FROM DISCRIMINATION

§ 803.1          No Discrimination or Segregation

The Developer covenants by and for itself and any successors in interest that there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, sexual preference/orientation, age, disability, medical condition, Acquired Immune Deficiency Syndrome (AIDS) acquired or perceived, retaliation for having filed a discrimination complaint, marital status, national origin or ancestry, in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the Project, nor shall the Developer itself, or any person claiming under or through it, [Illegible] permit any such practice or [Illegible] of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees of the Project. The foregoing covenants shall run with the land.

§ 803.2          Form of Nondiscrimination and Nonsegregation Clauses

The Developer shall refrain from restricting the rental, sale or lease of the Site or improvements thereon, or any portion thereof, on the basis of race, color, creed, religion, sex, sexual preference/orientation, age, disability, medical condition, Acquired Immune Deficiency Syndrome (AIDS) acquired or perceived, retaliation for having filed a discrimination complaint, marital status, national origin or ancestry of any person. All deeds, leases or contracts for the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the Site or improvements thereon, or any portion thereof, shall contain or be subject to substantially the following nondiscrimination or nonsegregation clauses:

1.                         In deeds: “The grantee herein covenants by and for itself, its heirs, executors, administrators, successors, and assigns, and all persons claiming under or through it, that there shall be no discrimination against or segregation of, any person or group of persons on account of race, color, creed, religion, sex, sexual preference/orientation, age, disability, medical condition, Acquired Immune Deficiency Syndrome (AIDS) acquired or perceived, retaliation for having filed a discrimination complaint, marital status, national origin or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the premises herein conveyed, nor shall the grantee itself or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees in the land or premises herein conveyed. The foregoing covenants shall run with the land.”

2.                         In leases: “The lessee herein covenants by and for itself, its heirs, executors, administrators, successors, and assigns, and all persons claiming under or through it, and this lease is made and accepted upon and subject to the following conditions: That there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, religion, sex, sexual preference/orientation, age, disability, medical condition, Acquired Immune Deficiency Syndrome (AIDS) acquired or perceived, retaliation for having filed a discrimination complaint, marital status, national origin or ancestry in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the land or premises herein leased, nor shall the lessee itself, or any person claiming under or through it, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, subtenants or vendees in the land or premises herein leased.”

3.                         In contracts: “There shall be no discrimination against or segregation of any person, or group of persons, on account of race, color, creed, religion, sex, sexual preference/orientation, age, disability, medical condition, Acquired Immune Deficiency Syndrome (AIDS) acquired or perceived, retaliation for having filed a discrimination complaint, marital status, national origin or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the land or premises, nor shall the transferee itself or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference [Illegible] the selection, location, number, use [Illegible] occupancy of tenants, lessees, subtenants, sublessees or vendees of the land or premises.”

SECTION 804         AGREEMENT CONTAINING COVENANTS AFFECTING REAL PROPERTY

§ 804.1          Recordation

As a condition precedent to the recordation of the Grant Deed(s) for each Subarea, the Developer shall execute and deliver to the Escrow Agent for recording in the Official Records of Los Angeles County an Agreement Containing Covenants Affecting Real Property with respect to that Subarea in substantially the form appended to this Agreement as Attachment No. 14 and incorporated herein by this reference. Agreements Containing Covenants Affecting Real Property shall be recorded with reference to the entire Site.

§ 804.2          Effect Duration, and Release of Covenants

The covenants established in this Agreement, the Grant Deeds and the Agreements Containing Covenants Affecting Real Property shall, without regard to technical classification and designation, be binding on the Developer and any successor in interest to the Site, or any part thereof, for the benefit and in favor of the Agency, its successors and assigns, and the City. The covenants against discrimination shall remain in effect in perpetuity. All covenants contained in this Agreement and the covenants for the construction of improvements on the Site contained in the Grant Deeds and the Agreements Containing Covenants Affecting Real Property shall expire with respect to each Subarea upon the recording of the Release of Construction Covenants with respect to such Subarea to be issued by the Agency pursuant to this Agreement. All other covenants shall remain in effect pursuant to the applicable provisions of the Grant Deed and the Agreement Containing Covenants unless and until they expire in accordance with the terms thereof.

ARTICLE 9. RECIPROCAL EASEMENT AGREEMENTS

This Agreement is intended to provide for the development and operation of the Site as a coherent and unified whole as provided in the Scope of Development. Accordingly, where appropriate as provided in the Scope of Development, as a condition precedent to each close of escrow for property to be conveyed by the Agency to the Developer, the Developer and the Agency shall cooperate in the recordation in the land records of the County of Los Angeles of Reciprocal Easement Agreements (“REA’s”) approved by the Agency. The REA’s shall include, but not be limited to, provisions addressing:

(i)       the use of each Subarea as an integrated development, including public open space and parking facilities and providing for the common use thereof;

(ii)      standards and procedures conforming to the terms of this Agreement for the repair, maintenance, alteration and construction of the improvements on each Subarea;

(iii)     standards and procedures conforming to the terms of this Agreement for the operation and management of the improvements on each Subarea;

(iv)                the [Illegible] of existing easements and rights [Illegible] way, including but not limited to the easement benefiting the property commonly known as the Academy Project;

(v)                   public liability and fire and extended coverage insurance for common areas; and

(vi)                signage criteria for each Subarea.

The Agency Administrator or designee shall sign each REA solely to indicate the Agency’s approval of the REA’s terms and each REA shall provide that its terms shall not be modified without the Agency’s written consent, which shall not be unreasonably delayed or withheld.

ARTICLE 10. DEFAULTS, REMEDIES, AND TERMINATION

SECTION 1001      DEFAULT

§ 1001.1       Event of Default

The occurrence of any of the following shall constitute a default under this Agreement (an “Event of Default”):

1. Failure by a Party to perform any material term or provision of this Agreement within the time specified in said term or provision (as such time may be extended pursuant to Section 1105 of this Agreement or by mutual written consent of the Parties) unless such failure is cured within ten (10) business days after a Default Notice has been given to the defaulting Party by the Party claiming a default.

2. Failure by a Party to observe or perform any other material term or provision of this Agreement unless such failure is cured within thirty (30) days after a Default Notice has been given to the defaulting Party by the Party claiming a default (as such time may be extended pursuant to Section 1105 of this Agreement or by mutual written consent of the Parties); provided that if the nature of such failure is (a) such that the same cannot be reasonably cured within a thirty (30) day period, and (b) is other than the payment of a sum of money, a Party shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to cure such failure as soon as reasonably possible but in no event later than one-hundred and twenty (120) days following delivery of the Default Notice.

§ 1001.2       Default Notice

As used herein, a “Default Notice” shall mean a written notice,

(i) specifying the nature of the default;

(ii) containing the following statement, in bold print, all capitals, 14-point type:

“NOTICE IS HEREBY GIVEN THAT FAILURE TO CURE THE SPECIFIC DEFAULT COULD RESULT IN TEH TERMINATION OF THE OWNER PARTICIPATION AGREEMENT AND/OR THE LOSS OF VALUABLE RIGHTS YOU HAVE UNDER THAT AGREEMENT”;

and,

(iii) given in accordance with Section 1102 below.

SECTION 1002      RIGHTS AND REMEDIES

Except as otherwise expressly provided in this Agreement, upon the occurrence of an Event of Default, the injured Party shall have all rights and remedies against the defaulting Party as may be available at law or in equity to cure, correct or remedy any default, to obtain specific performance, to recover damages for any default, or to obtain any other remedy consistent with the purpose of this Agreement. Such rights and remedies are cumulative, and except with respect to rights and remedies expressly declared to be exclusive in this Agreement, the exercise of one or more of such rights or remedies shall not preclude the exercise, at the same or different times, of any other rights or remedies for the same default or any other default by the defaulting Party.

§ 1002.1       Institution of Legal Actions

In addition to any other rights or remedies (and except as otherwise provided in this Agreement), either Party may institute legal action to cure, correct or remedy any default, to recover damages for any default, or to obtain any other remedy consistent with the purpose of this Agreement. The cure periods set forth in Section 1001.1 herein shall not be interpreted to prevent an injured Party from, at any time following delivery of the Default Notice, seeking a remedy reasonably determined to be necessary to prevent further material damage. Legal actions must be instituted in the Superior Court of the County of Los Angeles, State of California, in any other appropriate court of that county, or in the United States District Court for the Central District of California.

§ 1002.2       Acceptance of Service of Process

In the event that any legal action is commenced by the Developer against the Agency, service of process on the Agency shall be made by personal service upon the Administrator, or in such other manner as may be provided by law.

In the event that any legal action is commenced by the Agency against the Developer, service of process on the Developer shall be made by personal service upon the Developer (or upon a member of the Developer) and shall be valid whether made within or without the State of California, or in such manner as may be provided by law.

§ 1002.3       Right of Reverter

The Developer represents and agrees that the Developer’s undertakings pursuant to this Agreement are, and will be used for, the purpose of redevelopment of the Site and not for speculation in landholding. Therefore, after the Agency’s conveyance of any portion of the Site to the Developer, the Agency shall have the right, at its option, to reenter and take possession of that portion of the Site with all improvements thereon, and revest in the Agency the estate theretofore conveyed to the Developer, if after conveyance of title and prior to the recordation of the Release of Construction Covenants to be issued by the Agency, the Developer or its successors or assigns, in breach of this Agreement as follows:

1.                         Subject to the provisions of Section 1105 herein below, [Illegible] to proceed with the construction of the improvements on the Site as required by this Agreement for a period of ninety (90) days after written notice thereof from the Agency;

2.                         Subject to the provisions of Section 1105 herein below, abandons or materially suspends construction of the improvements on the Site for a period of ninety (90) days after written notice thereof from the Agency;

3.                         Assigns or purports to assign this Agreement (or any rights therein), or sells, Transfers, conveys, assigns or leases the whole or any part of the Site, or any of the improvements to be constructed thereon, in violation of this Agreement, which is not corrected within thirty (30) days of such assignment, sale, Transfer, conveyance, or lease.

Such right to reenter and repossess shall be subject to and limited by and shall not defeat, render invalid or limit:

1.                         Any bona fide mortgage, deed of trust or other security instrument, provided that such mortgage, deed of trust or other security instrument is permitted by this Agreement; or

2.                         Any rights or interest provided in this Agreement for the protection of the holder of such bona fide, permitted mortgages, deeds of trust or other security instruments.

Upon the revesting in the Agency of title to any portion of the Site as provided in this § 1002.3, the Agency shall, pursuant to its responsibilities under the California Community Redevelopment Law (Health and Safety Code Sections 33000 et seq.), use its every reasonable effort to resell the reverting properties as soon as possible and in such manner as the Agency shall find feasible and consistent with the objectives of the law and of the Redevelopment Plan, to a qualified and responsible party or parties (as determined by the Agency), who will assume the obligation of making or completing the improvements, or such other improvements in their stead, as shall be reasonably satisfactory to the Agency and in accordance with the uses specified for the Site in the Redevelopment Plan. Upon such resale by the Agency of the reverting properties or any portion thereof, the proceeds thereof shall be applied as follows:

1.                         First, to reimburse the Agency on its own behalf and/or on behalf of the City of Los Angeles, for all costs and expenses of the Agency incident to such sale and/or conveyance, for all costs and expenses incurred by the Agency (less any net income derived by the Agency therefrom in connection with such management); all taxes, assessments and water and sewer charges with respect thereto; any payments made, or necessary to be made, to discharge or prevent from attaching or being made any subsequent encumbrances or liens due to obligations, defaults or acts of the Developer, its successors or transferees; any expenditures made or obligations incurred with respect to the making or completion of the improvements or any part thereof on the reverting properties, or with respect to the removal of the improvements on the reverting properties and the restoration of the reverting properties to a level condition; and any amounts otherwise owing to the Agency by the Developer or its successors or transferees; and

2.                         Second, to reimburse the Developer, its successors or transferees up to the amount equal to the sum of (A) the Developer’s acquisition costs allocable to the reverting properties and (B) Project Costs allocable to the reverting properties, less (C)

gains or income withdrawn or made by the Developer [Illegible] successors or assigns therefrom or from the improvements thereon or as a result of any amounts payable by the Agency pursuant to this Agreement.

3.                         Any balance remaining after such reimbursements shall be retained by the Agency as its property.

The rights established in this § 1002.3 are to be interpreted in light of the fact that the purpose of this Agreement is the redevelopment of the Site and not land speculation. After a Release of Construction Covenants has been recorded for any portion of the Site, the Agency will, if requested by the Developer, quitclaim to the Developer the Agency’s right of reverter for that portion of the Site.

SECTION 1003      TERMINATION BEFORE CONVEYANCE

§ 1003.1       Termination by Agency on Developer’s Default

In addition to other remedies set forth in this Agreement, the Agency may terminate this Agreement at its option with respect to any then-unconveyed Subarea if an Event of Default occurs, including but not limited to:

(i)        The Developer (or any successor or assign of the Developer) assigns or purports to assign this Agreement or any right therein or its interest in the Site or any portion thereof or any improvements thereon, contrary to the provisions of this Agreement; or

(ii)       There is a change in ownership of the Developer contrary to the provisions of this Agreement; or

(iii)      The Developer defaults in its obligation to acquire the Developer Parcels, within the time and as required by § 401.1 herein; or

(iv)     The Developer fails to timely submit the Original Letter of Credit or any additional Letter of Credit in accordance with all of the requirements of this Agreement; or

(v)      The Developer fails to timely execute the Agreement Containing Covenants Affecting Real Property or to permit the recordation thereof or to perform any of its material obligations thereunder; or

(vi)     The Developer fails to accept a conveyance of any portion of the Site when required by the provisions of this Agreement, provided that all of Developer’s conditions set forth in § 506.2 hereof have been either satisfied or waived.

§ 1003.2       Termination by Developer

In addition to other remedies set forth in this Agreement, the Developer shall have the right to terminate this Agreement with respect to any then-unconveyed portion of the Site at its option if:

(i)                       (a) the Agency, in violation of the terms of this Agreement, fails to convey fee title to the Developer, provided that all of Agency’s conditions set forth in § 506.1 hereof have been either satisfied or waived; and (b) the Developer delivers a Default Notice pursuant to § 1001.2 above and any pertinent cure period applicable pursuant to § 1001.3 with respect thereto has expired; or

(ii)                    if, prior to the [Illegible] Developer is required by this Agreement to deliver to Agency the Original Letter of Credit, the Developer, after and despite diligent and good faith efforts, is unable to obtain the Original Letter of Credit by reason of material changes in the condition of the national financial markets involving the widespread and general unavailability of capital so as to materially adversely affect the availability or feasibility of the financing of the development of the Site pursuant to this Agreement, and such inability to obtain the Original Letter of Credit by reason of such material changes is documented in an opinion obtained by the Developer from an economic or financial expert approved by the Agency, who has established qualifications in the national real estate and capital markets; or

(iii)                 the Agency, prior to the time the Developer is required by this Agreement to deliver to the Agency the Original Letter of Credit and the HUD Letter of Credit or Guaranty, fails to obtain the street widening property acquisition funds and the off-site improvement funds contemplated by Paragraphs IV and V of the Public-Private Feasibility Agreement, or

(iv)                the Agency, prior to the date provided in the Schedule of Performance, fails to obtain both the HUD Loan and the EDI Grant pursuant to Section 402.1.1(d), or substitute public funds in the event or to the extent such funds are not obtained.

§ 1003.3       Termination by Agency or Developer

Either the Agency or the Developer may terminate this Agreement with respect to any then-unconveyed portion of a Subarea upon thirty (30) days written notice to the other in the event that all land use entitlements required for the development of that Subarea pursuant to this Agreement are not finally approved by the City and all other governmental agencies having jurisdiction thereof, within the time provided in the Schedule of Performance, as such time may be extended by mutual consent of the Parties.

SECTION 1004      AGENCY’S OPTION TO ACQUIRE

In consideration of the Agency’s covenants and agreements hereunder, the Developer hereby grants to the Agency an exclusive and irrevocable option to purchase the Developer Parcels, or any portion thereof, pursuant to the terms of this Section 1004 (“Agency Option”). The Developer hereby agrees to the recordation against the Developer Parcels in the land records of the County of Los Angeles, within the time set forth in the Schedule of Performance, of a memorandum of the Agency Option in the form of the “Memorandum of Agency Option” attached as Attachment No. 15, incorporated by reference. The provisions of this Section 1004 shall survive the termination of this Agreement.

§ 1004.1       Term of Option

The Agency may exercise the Agency Option for the Developer Parcels within a Subarea at any time prior to midnight of the last day of an eighteen- (18-) month period that commences upon the earlier of (a) the date of the Agency’s termination of this Agreement with respect to that Subarea due to the Developer’s default, pursuant to §

1003.1 hereof or (b) [Illegible] earliest date that the Agency can exercise its right to reenter and take possession of any portion of that Subarea pursuant to § 1002.3 hereof (“Option Period”).

§ 1004.2       Option Price

The option purchase price shall be established as follows. For the Developer Parcels identified as Assessor’s Parcel No. 2350-013-012 and No. 2350-013-013, the option purchase price shall be the appraised fair market value at the time of the Agency’s exercise of its option. For the other Developer Parcels that have been acquired by the Developer prior to the Date of Approval of this Agreement, the option purchase price shall be the appraised fair market value as of the Date of Approval of this Agreement.

For the Developer Parcels that are acquired by the Developer after the Date of Approval of this Agreement, the option purchase price shall be the lesser of (i) the Developer’s acquisition costs for the Developer Parcel less rental and other income derived from that Developer Parcel and (ii) an amount equal to the appraised fair market value of that Developer Parcel increased by ten percent (10%); provided that, the Agency may, in its discretion, seek approval from the Agency Board of Commissioners to increase this ceiling on the option purchase price.

For the purposes of this § 1004.2, the Developer shall be deemed to have acquired a Developer Parcel if the Developer either holds fee title to the parcel or has entered into a binding agreement to purchase the parcel. Appraised fair market value, for purposes of determining the Agency’s option purchase price, shall be determined pursuant to Agency policies and procedures. The option purchase price shall be paid in cash upon closing of escrow.

§ 1004.3       Form of Title and Title Insurance

Title to the Developer Parcels shall be conveyed by grant deed. Title shall be free and clear of all encumbrances and possessory interests except those previously waived in writing by the Agency. The Developer authorizes the Agency to apply for a preliminary commitment for title insurance on the Developer’s behalf immediately upon exercise of the Agency Option. Building or any use restrictions general to the area and utility easements not inconsistent with the uses contemplated under this Agreement shall not be deemed encumbrances. If the Agency Option is exercised, the Agency shall be entitled to possession from the time of the closing of the sale. The Developer Parcels shall be delivered from the Developer to the Agency in an “as is” physical condition, with no warranty, express or implied by the Developer as to the presence of Hazardous Materials, or the condition of the soil, its geology or the presence of known or unknown faults, except to the extent of the Developer’s representations made pursuant to § 308.1 of this Agreement; provided that, the Developer shall, at the Agency’s request, remove those improvements that the Developer caused to be constructed upon the Developer Parcels and restore the Developer Parcels to a level condition.

§ 1004.4       Exercise of Option

The Agency shall exercise its Agency Option by giving written notice of exercise of the option on or before the date that is ninety (90) days prior to the expiration of the Option Period. This notice may be personally delivered to the Developer or mailed to the Developer by certified mail, return receipt requested, or it may be recorded in the land records of the County of Los Angeles with a copy mailed to the Developer. The Agency shall exercise its Agency Option with respect to all of the Developer Parcels contained within a particular Subarea, or it shall have no right to exercise its Agency Option with respect to any Developer Parcel within that same Subarea. The Developer hereby agrees that if the Agency fails to exercise the Agency Option in regard to a particular Developer Parcel, the Developer shall waive any defense or objection it may have to the Agency’s exercise of its power of eminent domain with respect to that Developer Parcel.

SECTION 1005      ASSIGNMENT OF CONTRACT AND PLANS

Any and all information provided to the Agency pursuant to this Agreement (including but not limited to architectural plans, engineering studies and environmental studies), shall become the property of the Agency, without any liability to the Developer or the preparer of such materials. In the event of the Agency’s termination of this Agreement with respect to a Subarea because of the Developer’s default, pursuant to § 1003.1 hereof or if the Agency has the right to reenter and take possession of any portion of a Subarea pursuant to § 1002.3 hereof, the Agency shall have the right, in its sole discretion, to take possession of any such information and use such information in connection with the development of the Site; provided, that such use shall be without liability to the Developer or its contractors who prepared such materials. To effectuate the foregoing provision, the Developer agrees to execute and deliver to the Agency, concurrently with the Developer’s execution of this Agreement, an “Assignment of Contracts and Plans” in the form of Attachment No. 16, incorporated by reference.

ARTICLE 11.   GENERAL PROVISIONS

SECTION 1101      NON-MERGER

None of the terms, covenants, agreements or conditions set forth in this Agreement shall be deemed to be merged with any Grant Deed or Agreement Containing Covenants Affecting Real Property.

SECTION 1102      NOTICES, DEMANDS AND COMMUNICATIONS BETWEEN THE PARTIES

Formal notices, demands and communications between the Agency and the Developer shall be sufficiently given if dispatched by registered or certified mail, postage prepaid, return receipt requested, by facsimile, or by courier not affiliated with the sender at the cost of the sending Party with written evidence of receipt, to the principal offices of the Agency and of the Developer as designated in § 106.1 and § 106.2, respectively. In addition, copies of Default Notices to the Developer shall be given to the following persons:

Clifford P. Goldstein, Partner
J. H. Snyder Co.
5757 Wilshire Blvd., Penthouse 30
Los Angeles, CA. 90036

Michael Wise, Partner
J. H. Snyder Co.
5757 Wilshire Blvd., Penthouse 30
Los Angeles, CA. 90036

Peter [Illegible]
Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP
Eighteenth Floor
2121 Avenue of the Stars
Los Angeles, CA. 90067

Such written notices, demands and communications may be sent in the same manner to such other addresses as either Party may from time to time designate, as provided in this Section.

SECTION 1103      CONFLICT OF INTEREST

To the extent prohibited by law, no member, official or employee of the Agency shall have any personal interest, direct or indirect, in this Agreement nor shall any such member, official or employee participate in any decision relating to the Agreement which affects his or her personal interests or the interests of any corporation, partnership or association in which he or she is directly or indirectly interested.

The Developer warrants that it has not paid or given, and will not pay or give, any third party any money or other consideration for obtaining this Agreement.

SECTION 1104      NON-LIABILITY OF CITY AND AGENCY OFFICIALS AND EMPLOYEES

No member, official or employee of the City or the Agency shall be personally liable to the Developer, or any successor in interest, in the event of any default or breach by the Agency or for any amount which may become due to the Developer or its successor or on any obligations under the terms of this Agreement. The Developer hereby waives and releases any claim it may have against any member, official or employee of the Agency or the City with respect to any default or breach by the Agency (or the City) or for any amount which may become due to the Developer or its successors, or on any obligations, under the terms of this Agreement. The Developer makes such release with full knowledge of Civil Code Section 1542 and hereby waives any and all rights thereunder to the extent of this release. Section 1542 of the Civil Code provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

SECTION 1105      ENFORCED DELAY IN PERFORMANCE; FORCE MAJEURE

For the purposes of any of the provisions of this Agreement, neither the Agency nor the Developer, as the case may be, nor any successors in interest, shall be considered in breach of, or default in, its obligations under this Agreement (excepting therefrom obligations to pay money) as a result of the enforced delay in the performance of such obligations due to causes beyond its reasonable control and without its fault or negligence, including but not limited to failure of governmental agencies (other than the Agency) to act or to issue necessary entitlements, permits or licenses, acts of God, acts of the public enemy, acts of the Federal Government, acts of the other Party (including but not limited to delays in performing such other Party’s obligations pursuant to this Agreement), fires, floods, earthquakes, epidemics, quarantine restrictions, strikes, labor disputes, freight embargoes, inability to obtain materials or supplies or unusually severe weather or delays of contractors or subcontractors due to such [Illegible]; it being the purpose and intent of this provision that in the event of the occurrence of any such enforced delay, the time or times for performance of the obligations of the Agency or the Developer, as the case may be, shall be extended for the period of the enforced delay. Provided that the Party seeking the benefit of the provisions of this Section shall promptly notify the other Party in writing of such enforced delay and of the causes thereof, the extension of time for performance shall run from ten (10) days prior to the date on which such notice is given, but in no event earlier than the date of commencement of the cause. Financial inability alone shall not extend the time for performance, or excuse non-performance or untimely performance, of any obligation under this Agreement.

SECTION 1106      INSPECTION OF BOOKS

The Agency has the right upon three (3) business days’ notice (excluding weekends and holidays) at all reasonable times to inspect the books and records of the Developer pertaining to the Site as pertinent to the purposes of this Agreement. The books and records referred to in this Section 1106 shall be maintained or made available in a single location in Los Angeles County.

SECTION 1107      APPROVALS

Except as expressly provided otherwise in this Agreement, approvals required of the Agency or the Developer shall not be unreasonably withheld or delayed. If this Agreement requires the Developer to submit plans, drawings or other documents or information to the Agency for approval, which shall be deemed approved if not acted on by the Agency within the specified time, said plans, drawings or other documents shall be accompanied by a letter stating that they are being submitted and will be deemed approved unless disapproved by the Agency within the stated time. If the Developer fails to include such a letter with its submission, said plans, drawings or other documents shall not be deemed approved based on the Agency’s failure to act within the specified time.

SECTION 1108      AGENCY’S AUTHORIZED REPRESENTATIVE

Unless otherwise specified or the context requires otherwise, all references to the Agency in this Agreement and its attachments shall mean the Administrator of the Agency or any officer or employee of the Agency to whom the Administrator or the Board of the Agency delegates authority to perform, carry out and/or enforce this Agreement. Unless otherwise specified or the context requires otherwise, all references to the Agency Administrator shall mean the Administrator or his or her designee.

SECTION 1109      REAL ESTATE COMMISSIONS; FINDER’S FEES

The Agency shall not be liable for any real estate commission or brokerage or finder’s fees that may arise from this Agreement. The Developer agrees to indemnify and hold harmless the Agency from any claim by any broker, agent or finder retained by the Developer. Each Party represents to the other Party that it has not incurred any liability for the payment of any real estate commission or brokerage or finder’s fee in connection with this Agreement and the Developer agrees that the Developer shall be solely responsible for any cost or expense in connection with any such commission or fee that arises out of any action taken by the Developer.

SECTION 1110      DEVELOPER’S REPRESENTATIONS AND WARRANTIES

The Developer hereby represents the following to the Agency for the purpose of inducing the Agency to enter into this Agreement and to consummate the transactions contemplated hereby, all of which shall be true as of the Date of Agreement:

1.                         The Developer has the legal power, right and authority to enter into this Agreement and the instruments and documents referenced herein to which the Developer is a party, to consummate the transactions contemplated hereby, to take any steps or actions contemplated hereby, and to perform its obligations hereunder.

2.                         All requisite action has been taken by the Developer and all requisite consents for Developer have been obtained in connection with entering into this Agreement and the instruments and documents referenced herein to which the Developer is a party, and the consummation of the transaction contemplated hereby.

3.                         This Agreement is duly executed by the Developer, and all agreements, instruments and documents to be executed by the Developer pursuant to this Agreement shall, at such time as they are required to be executed hereunder, be duly executed by the Developer, and each such agreement is, or shall be at such time as it is required to be executed hereunder, valid and legally binding upon the Developer and enforceable in accordance with its terms and the execution and delivery thereof shall not, with due notice or the passage of time, constitute a default under or violate the terms of any indenture, agreement or other instrument to which the Developer is a party.

4.                         There is no litigation pending or threatened that, in the reasonable opinion of the Developer, would materially interfere with the Developer’s performance of its duties and obligations hereunder.

5.                         The Developer is not the subject of a bankruptcy proceeding.

6.                         The Developer is not developing any of the improvements on the Site for the purpose of relocating a big box retailer or auto dealership that has a market area that includes the Site within its boundaries. Solely for purposes of this paragraph, the terms “relocating”, “big box retailer”, “auto dealership” and “market area” shall have the meaning given to them in California Health & Safety Code Section 33426.7.

SECTION 1111      RELATIONSHIP TO PARTIES

Nothing contained in this Agreement shall be deemed or construed as creating a partnership, joint venture, or any other relationship between the parties hereto, other than as expressly specified in the provisions contained herein, or cause the Agency to be responsible in any way for the debts or obligations of the Developer or any other party.

SECTION 1112      BINDING UPON SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the permitted successors in interest, transferees and assigns of each of the Parties. Any reference in this Agreement to a Party shall be deemed to apply to the permitted successor in interest, transferee or assign of that Party who has acquired an interest in compliance with the terms of this Agreement or through action of law.

SECTION 1113  INTERRPRETATION OF [Illegible] [Illegible] TERMINOLOGY; APPLICATION OF LAWS

This Agreement has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters addressed in this Agreement. In addition, each Party has been given the opportunity to consult with experienced and knowledgeable legal counsel. Accordingly, any rule of law (including Civil Code section 1654) or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the purpose and intent of the parties to this Agreement.

When the context so requires when used in this Agreement, the masculine gender shall be deemed to include the feminine and neuter gender and the neuter gender shall be deemed to include the masculine and feminine gender. When the context to requires when used in this Agreement, the singular shall be deemed to include the plural. The paragraph and section headings have been used for convenience only, and shall not be used in the interpretation hereof.

SECTION 1114  WAIVERS

The waiver by the Agency of any term, covenant, or condition herein contained shall not be a waiver of such term, covenant, or condition on any subsequent breach.

SECTION 1115  TIME OF ESSENCE

Time is of the essence of this Agreement and each and all of its provisions in which performance is a factor.

SECTION 1116  ATTORNEYS’ FEES AND COSTS

If any action or proceeding is brought by either Party against the other under this Agreement, whether for interpretation, enforcement or otherwise, the prevailing Party shall be entitled to recover all costs and expenses, including the reasonable fees of its attorney and any expert witnesses in such action or proceeding. This provision shall also apply to any post-judgment action by either Party, including without limitation efforts to enforce a judgment.

SECTION 1117  SEVERABILITY

Any provision of this Agreement that shall prove to be invalid, void, or illegal shall in no way affect, impair, or invalidate any other provision hereof and such other provisions shall remain in full force and effect.

SECTION 1118  NON-EXCLUSIVITY

No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

SECTION 1119  ENTIRE UNDERSTANDING OF THE PARTIES

This Agreement, including any document or instrument incorporated herein by reference, contains a complete and final expression of the agreement between the Agency and the Developer, [Illegible] here are no promises, representations, [Illegible], warranties, or inducements either express or implied other than as are set forth in this Agreement. Any and all previous discussions or agreements between the Agency and the Developer with respect to the premises, whether oral or written, are superseded by this Agreement.

SECTION 1120  AMENDMENTS TO THIS AGREEMENT

No amendment, change, or addition to, or waiver of termination of, this Agreement or any part hereof shall be valid unless in writing and signed by both the Agency and the Developer.

SECTION 1121  NO THIRD PARTY BENEFICIARIES

The parties to this Agreement acknowledge and agree that the provisions of this Agreement are for the sole benefit of the Agency and the Developer, and not for the benefit, directly or indirectly, of any other person or entity, except as otherwise expressly provided herein.

SECTION 1122  AUTHORITY TO SIGN

The individual executing this Agreement on behalf of the Developer hereby represents that he has full authority to do so and to bind the Developer to perform pursuant to the terms and conditions of this Agreement.

SECTION 1123  INCORPORATION BY REFERENCE

Each of the attachments and exhibits attached hereto is incorporated herein by this reference.

SECTION 1124  ESTOPPEL CERTIFICATES

Each Party hereto agrees that upon reasonable notice at reasonable times it shall, at the request of the other Party, execute estoppel certificates regarding the status of the performance of the other Party of its obligations hereunder. The Agency’s Administrator shall be authorized to execute such estoppel certificates on behalf of the Agency.

SECTION 1125  COMPOSITION OF AGREEMENT

This Agreement is executed in eight (8) duplicate originals, each of which is deemed to be an original. This Agreement includes Ninety One (91) pages and Seventeen (17) attachments.

SECTION 1126  FURTHER ASSURANCES

The Parties agree to take such further actions and execute such further documents as are reasonably necessary or desirable to effectuate the intent of this Agreement, including but not limited to further actions and further documents required by Developer’s lenders, so long as such further actions or such further documents do not materially alter any of the terms of this Agreement.

SECTION 1127  TIME FOR ACCEPTANCE

This Agreement shall not take effect unless and until it is approved, executed and delivered by the Agency. This Agreement must be authorized, executed and delivered by the Agency within ninety (90) days after the Developer’s delivery to the Agency of this Agreement executed by the Developer, or the Developer may terminate this Agreement on written notice to the Agency. The date of this Agreement (“Date of Agreement”) shall be the date on which it is executed by the Agency.

DEVELOPER:

SL No Ho, LLC a California limited liability company

Date:	Dec 6, ‘01	By:	/s/ Clifford P. Goldstein
			Its:	CLIFFORD P. GOLDSTEIN AUTHORIZED MEMBER

AGENCY:

THE COMMUNITY REDEVELOPMENT AGENCY OF THE CITY OF LOS ANGELES, CALIFORNIA

Date:	3/5/02	By:	/s/ Authorized Signatory
Administrator
ATTEST

By:	/s/ Authorized Signatory
Agency Secretary

APPROVED AS TO FORM:

ROCKARD J. DELGADILLO CITY ATTORNEY

By:	/s/ Authorized Signatory
Assistant/Deputy City Attorney

APPROVED AS TO FORM:

KANE, BALLMER & BERKMAN

By:	/s/ Authorized Signatory
Special Counsel to the Agency

JAR No Ho Project [Illegible] (“JAR No Ho”), its successors and [Illegible], joins herein for the purpose of consenting to the terms of this Agreement and, for consideration received, covenants to convey to the Developer, pursuant to the JV Agreement, those Developer Parcels that are owned or controlled by JAR No Ho or any of its members as of the Date of Agreement. For consideration received, JAR No Ho hereby grants to the Agency an exclusive and irrevocable option to purchase those Developer Parcels or any portion thereof pursuant to the terms of Section 1004 of this Agreement, provided that, the term of the Agency Option for those Developer Parcels shall commence upon JAR No Ho’s failure to convey those Developer Parcels to the Developer within the time set forth in the Schedule of Performance. JAR No Ho agrees to cooperate with the Agency in the recordation in the land records of Los Angeles County of a Memorandum of Agency Option in the form of Attachment No. 15 to this Agreement.

JAR No Ho Project LLC a California limited liability company

JARCO/SLG&G, LLC,
A California limited liability company,
Its managing member

JARCO COMMERCIAL REAL ESTATE, INC. A California corporation Its managing member

Date:	12-10-01	By:	/s/ J. Allen Radford
J. Allen Radford
		Its:	President

ATTACHMENT NO 8

PUBLIC-PRIVATE FEASIBILITY AGREEMENT

I.         Use of Available Site-Generated Property Tax Increment

A.                      HUD loan Repayment - Subject to all of the terms and conditions of this Agreement (including, without limitation, the provisions of Paragraph I.E. below limiting the Agency’s payment obligation hereunder to particular sources of funds), the amount payable by the Agency under this paragraph I.A.2 of this Attachment No. 8 shall be the principal amount of SIX MILLION FIFTY THOUSAND DOLLARS ($6,050,000) plus any interest thereon as provided in this Paragraph I.A.

1.                          The Agency will use every reasonable effort to enter into a cooperation agreement with the City whereby the City will provide an EDI Grant to the Agency in the amount of ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000) to be applied by the Agency to the payment of interest accruing on the HUD Loan.

2.                          Subject to all of the terms and conditions of this Agreement, on or before September 30 of each year, beginning with the first September 30 which follows the Completion Date, but not earlier than the date of the Agency’s first draw of funds from the HUD Loan, and continuing until the HUD Loan has been paid in full, the Agency shall apply to the repayment of the HUD Loan an amount equal to the lesser of (i) fifty percent (50%) of Available Site-Generated Property Tax Increment received by the Agency during the prior Agency Fiscal Year, or (ii) such portion of such Available Site-Generated Property Tax Increment received by the Agency during the prior Agency fiscal year that is sufficient to pay the annual payment of principal and accrued interest on the HUD Loan for that year to the extent such annual debt service exceeds the available EDI Grant funds. Agency payments of interest on the HUD Loan shall not reduce the principal amount of the Agency obligation under this Paragraph I A. The Agency hereby covenants to refrain from taking any action that would diminish or impair in any way its receipt (and subsequent payment of the Agency obligation) of Available Site-Generated Property Tax Increment.

3.                          Subject to all of the terms and conditions of this Agreement, on or before September 30 of each year, beginning with the first September 30 which follows the Completion Date, but not earlier than the date of the Agency’s first draw of funds from the HUD Loan, and continuing until the HUD Loan has been paid in full, the Developer shall pay to the Agency an amount that is sufficient.

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when added to the available EDI Grant funds and the Available Site-Generated Property Tax Increment to be paid for such fiscal year by the Agency pursuant to Paragraph I.A.2, to pay the annual payment of principal and accrued interest on the HUD Loan for that year. Within the time set forth in the Schedule of Performance, the Developer shall deliver to the Agency either (i) an irrevocable at-sight, standby letter of credit, first approved in writing by the Agency Administrator and legal counsel as to form, content and issuer, in an amount equal to the principal amount of the HUD Loan (“HUD Letter of Credit”); or (ii) a continuing absolute written guaranty of Developer’s obligations under this Paragraph I.A.3 first approved in writing by the Agency Administrator and legal counsel as to form, content and issuer, in an amount equal to the principal amount of the HUD Loan, and reasonably found by the Agency Administrator or designee to be issued by a person or persons of sufficient creditworthiness and sufficient and available net worth (“HUD Guaranty”) (the HUD Letter of Credit and the HUD Guaranty are sometimes referred to in this Agreement as the “HUD Letter of Credit or Guaranty”). The Agency shall have the right to draw or obtain payment on the HUD Letter of Credit or Guaranty upon the Developer’s failure to make any payment to the Agency required by this Paragraph I.A.3, and with no duty on the part of the Agency to first enforce any remedy to collect amounts in default from Developer. In the event the Agency obtains the HUD Loan, then the payment by Developer of all amounts due under this Paragraph I.A.3 and the delivery to Agency by Developer of the HUD Letter of Credit or Guaranty shall satisfy, to the extent of the principal amount of the HUD Loan, the Developer’s obligation to pay the Purchase Price to the Agency otherwise required by Section 503.1 of the Owner Participation Agreement. The amount of the HUD Letter of Credit or Guaranty shall be reduced at the close of escrow for the conveyance of the final portion of the Site from the Agency to the Developer, to an amount equal to the Developer’s total Purchase Price to the Agency otherwise required by Section 503.1 of the Owner Participation Agreement and may be further reduced with the prior written approval of the Agency Administrator or designee based upon a proven track record of generated Available Site-Generated Property Tax Increment.

4.                          If (i) the Developer pays to the Agency an amount sufficient to repay the principal balance and accrued interest on the HUD Loan, or (ii) the Agency is unable to obtain the HUD Loan and the Original Letter of Credit required of the Developer is increased as a result thereof (either of which shall be the “Trigger Event”), the Agency shall thereafter make payments to the Developer of Available Site-Generated Property Tax Increment as set forth in this Paragraph I.A.4. The principal amount of the Agency

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obligation under this Paragraph 1.A.4 shall equal the unpaid principal balance of the Agency obligation under this Paragraph I.A. on the date of the Trigger Event (the “Unpaid Principal”). The Unpaid Principal Shall bear interest at the rate of six percent (6%) per annum from the date of the Trigger Event. Subject to all the terms and conditions of this Agreement, on or before September 30 of each year, beginning with the first September 30 that follows the date of the Trigger Event and continuing until the Unpaid Principal and any accrued interest thereon has been paid in full, the Agency shall pay the Developer an amount equal to fifty percent (50%) of Available Site-Generated Property Tax. Increment received by the Agency during the prior Agency Fiscal Year. The Agency hereby covenants to refrain from taking any action that would diminish or impair in any way its receipt (and subsequent payment of the Unpaid Principal and interest thereon) of Available Site-Generated Property Tax Increment.

5.                          The Agency payments required by Paragraph I.A.2 and Paragraph I.A.4 (if applicable) shall continue until the earlier of (i) the payment of amounts by the Agency under Paragraph I.A.2 and Paragraph I.A.4 (if applicable) which together are sufficient to pay the principal amount of $6,050,000 and any accrued interest thereon, or (ii) February, 2029. Interest prior to any Trigger Event shall be calculated at the rate of interest for the HUD Loan. No further payments shall be required of the Agency under either Paragraph I.A.2 or Paragraph I.A.4 upon the termination of the Agency obligation pursuant to this Paragraph I.A.5.

B.                      Repayment of Developer’s Advance of Costs – Subject to all of the terms and conditions of this Agreement (including, without limitation, the provisions of Paragraph I.E. below limiting the Agency’s payment obligation hereunder to particular sources of funds), the principal amount payable by the Agency to the Developer under this Paragraph I.B. of this Attachment No. 8 shall be an amount equal to (i) the amount of the Developer Advance determined pursuant to Section 402.6 of the Owner Participation Agreement; less (ii) the Acquisition Funds used by the Agency to acquire any portion of the Site; plus (iii) in the event the Agency obtains the HUD Loan and the Developer provides the HUD Letter of Credit or Guaranty as required by the Owner Participation Agreement, an amount equal to the amount, if any, by which the principal amount of the HUD Loan exceeds the Purchase Price; less (iv) an amount equal to the Purchase Price to the extent the payment by Developer of the Purchase Price is not satisfied under Paragraph I.A.3 above; which net amount shall bear interest at the rate of six percent (6%) per annum from the date of disbursement.

1.                          Subject to all of the terms and conditions of this Agreement, on or before September 30 of each year, beginning with the first

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September 30 which follows the Completion Date and continuing until the Agency obligation under this Paragraph 1.8. (and any accrued interest thereon) has been paid in full, the Agency shall pay to the Developer an amount equal to forty percent (40%) of Available Site-Generated Property Tax Increment received by the Agency during the prior Agency Fiscal Year. The Agency hereby covenants to refrain from taking any action that would diminish or impair in any way its receipt (and subsequent payment of the Agency obligation and interest thereon) of Available Site-Generated Property Tax Increment.

2.                          The Agency obligation pursuant to this Paragraph I.B. shall continue until the earlier of (i) payment in full of this Paragraph I.B Agency obligation or (ii) February, 2029.

C.                      Payment of Qualifying Remediation Costs – Subject to all of the terms and conditions of this Agreement (including, without limitation, the provisions of Section 308.1 of the Owner Participation Agreement and Paragraph I.E. below limiting the Agency’s payment obligation hereunder to particular sources of funds), the Agency shall annually pay to the Developer an amount equal to the lesser of (i) forty percent (40%) of Available Site-Generated Property Tax Increment received by the Agency during the prior Agency Fiscal Year and (ii) such portion of such Available Site-Generated Property Tax Increment that is equal to one-half (1/2) of the unreimbursed portion of the Developer’s uninsured remediation costs pursuant to Section 308.1 of the Owner Participation Agreement.

1.                          The Agency obligation pursuant to this Paragraph I.C. shall be subordinate to the Agency obligation pursuant to Paragraph I.B.

2.                          The Agency obligation pursuant to this Paragraph I.C. shall continue until the earlier of (i) payment in full of this Agency obligation or (ii) February, 2029.

D.                      Payment of Annual Return Shortfall — Subject to all the terms and conditions of this Agreement (including, without limitation, the provisions of Paragraph I.E. below limiting the Agency’s payment obligation hereunder to particular sources of funds), on or before September 30 of each year, beginning with the first September 30 that follows the later of (i) the end of the first occurring Stabilization Year, and (ii) the first date on which the assessed value of a Subarea reflects the completion of the improvements on that Subarea pursuant to the Owner Participation Agreement, and continuing until the Agency obligation under this Paragraph I.D. has been paid in full, the Agency shall pay to the Developer an amount equal to the lesser of (i) ninety percent (90%) of Available Site- Generated Property Tax Increment received by the Agency during the

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prior Agency Fiscal Year and (ii) the total amount of the Annual Return Shortfall, if any, across all Subareas.

1.                          “Stabilization Year” as used herein shall mean, for any Subarea, the earlier of (i) the calendar year in which actual revenues from the rental of Project Elements in the Subarea achieve ninety percent (90%) of the scheduled revenues from the rental of Project Elements in that Subarea for any one consecutive three month period, at one hundred percent (100%) occupancy (with allowance for a ten percent (10%) revenue vacancy), and (ii) twenty-four (24) months following the issuance of a temporary Certificate of Occupancy for all of the improvements in that Subarea.

2.                          “Annual Return Shortfall” as used herein shall mean, for each Subarea, the amount in any Operating Year by which the calculated amount of the Developer’s Annual Return exceeds the sum of (i) Net Operating Income for that Operating Year, plus (ii) payments made by the Agency during that Operating Year pursuant to Paragraph I.A. and Paragraph I.C., plus (iii) an amount equal to the difference between the fair market rent for the Restricted Units within that Subarea and the Affordable Rent for those Restricted Units.

3.                          “Operating Year” as used herein shall mean, for each Subarea, the calendar year preceding the first year during which the Agency is obligated to make the payments set forth in this Paragraph I.D., and each succeeding year.

4.                          “Developer’s Annual Return” as used herein shall mean an amount equal to (i) for Subarea A, 10.05% of Adjusted Project Costs, (ii) for Subarea B, 10.52% of Adjusted Project Costs, and (iii) for Subarea C, 10.85% of Adjusted Project Costs.

5.                          “Adjusted Project Costs” as used herein shall mean, for each Subarea, Project Costs as approved by the Agency, plus Approved Post-Construction Capital Expenditures, if any. Project Costs shall not include any Letter of Credit provided by the Developer to the Agency pursuant to Section 402.6 of the Owner Participation Agreement.

6.                          Any portion of the Annual Return Shortfall payable to the Developer pursuant to this Paragraph I.D. that remains unpaid in any Operating Year shall accrue, together with annual interest at the rate of six percent (6%).

7.                          At least thirty days before the date that the Agency obligation under this Paragraph I.D. becomes due for each Operating Year and continuing until the Agency obligation has been paid in full,

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[Illegible] Developer shall submit to the Agency for the review and written approval or disapproval of the Agency’s Administrator a Certified Project Cost Statement in the form required by Section 601.2 of the Owner Participation Agreement.

8.                          The Agency obligation pursuant to this Paragraph I.D. shall cease for each Subarea in any Operating Year in which the Annual Return Shortfall for that Subarea equals zero, and in any event, shall cease as to all Subareas upon the earlier to occur of, (i) the Agency has made total payments across all Subareas pursuant to this Paragraph I.D. in the amount of FIVE MILLION DOLLARS ($5,000,000) plus the total interest that has accrued pursuant to Paragraph I.D.6, if any, and (ii) February, 2029.

9.                          The Agency obligation pursuant to this Paragraph I.D. shall be subordinate to the Agency obligation pursuant to Paragraph I.A., Paragraph I.B., and Paragraph I.C.

E.                        Limited Obligation – The Agency obligation pursuant to Paragraph I.A., Paragraph I.B., Paragraph I.C., and Paragraph I.D. are special and limited obligations payable solely from the sources of funds expressly identified in this Section I. As to a given Subarea or Phase or Project Element, the Agency shall have no obligation to pay any amounts to Developer pursuant to this Section I unless the Completion Date shall have occurred as to that Subarea or Phase or Project Element and a Developer Event of Default shall not have occurred as to any of its obligations under the Owner Participation Agreement or the Agreement Containing Covenants Affecting Real Property or the Grant Deed applicable to that Subarea or Phase or Project Element.

II.                       Affordable Housing Subsidy – The Agency shall make the following payments to the Developer in a total amount equal to the amount required to offset the projected reduction in revenue resulting from the recordation of the Affordability Covenants against the residential units to be constructed on Subareas A and B (“Housing Subsidy”). The Housing Subsidy shall be allocated equitably across the Restricted Units constructed on Subareas A and B. The Developer’s obligations with respect to the provision of Restricted Units set forth in Section 103.1(e)(1) of the Owner Participation Agreement shall be excused to the extent and only to the extent that the Agency fails to provide the Housing Subsidy.

A.                      HOME Funds – The Agency shall use every reasonable effort to obtain from the City HOME funds in the amount of FIVE MILLION DOLLARS ($5,000,000) (“HOME Funds”) to reimburse the Developer for that portion of the Developer’s costs that is attributable to the acquisition of property for the residential units. Subject to all the terms and conditions of this Agreement, the Agency shall pay to the Developer upon the commencement of construction for the residential units to be constructed

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on Subareas A and B that portion of the HOME funds that does not exceed the amount of the Housing Subsidy.

B.                      Currently Available Housing Trust Funds — Upon the commencement of construction for the residential units to be constructed on Subareas A and B, the Agency shall pay to the Developer the lesser of (i) SIX MILLION TWO HUNDRED THOUSAND DOLLARS ($6,200,000) of currently available funds in the North Hollywood Housing Trust Fund (“Currently Available Housing Trust Funds”), or (ii) such portion of such Currently Available Housing Trust Funds that is required, when added to the HOME Funds, to pay the Housing Subsidy.

C.                      Site-Generated Housing Trust Funds — Subject to all of the terms and conditions of this Agreement, on or before September 30 of each year, beginning with the first September 30 which follows the Completion Date for the residential units to be constructed on Subareas A and B, and continuing until the Housing Subsidy has been paid in full, the Agency shall pay to the Developer an amount equal to the lesser of (i) one hundred percent (100%) of the amount of tax increment revenues from the Site that was set aside pursuant to Sections 33334.2 et seq. of the California Health and Safety Code or any successor law for low and moderate-income housing purposes during the prior Agency Fiscal Year (“Site-Generated Housing Trust Funds”), and (ii) such portion of such Site-Generated Housing Trust Funds that is required, when added to the HOME Funds and the Currently Available Housing Trust Funds, to pay the Housing Subsidy within an amortization period that commences with the Completion Date for the residential units to be constructed on Subareas A and B and terminates at the end of Agency Fiscal Year 2028-2029. The Agency hereby covenants to refrain from taking any action that would diminish or impair in any way its receipt (and subsequent payment of the Housing Subsidy) of Site-Generated Housing Trust Funds.

D.                      North Hollywood Housing Trust Funds — Subject to all of the terms and conditions of this Agreement, on or before September 30 of each year, beginning with the first September 30 which follows the Completion Date for the residential units to be constructed on Subareas A and B and continuing until the Housing Subsidy has been paid in full, the Agency shall pay to the Developer an amount equal to the lesser of (i) one hundred percent (100%) of the amount of tax increment revenues from the North Hollywood Redevelopment Project that was set aside pursuant to Sections 33334.2 et seq. of the California Health and Safety Code or any successor law for low-and moderate-income housing purposes during the prior Agency Fiscal Year (“North Hollywood Housing Trust Funds”), and (ii) such portion of such North Hollywood Housing Trust Funds that is required, when added to the HOME Funds, the Currently Available Housing Trust Funds, and the Site-Generated Housing Trust Funds, to pay the Housing Subsidy within an amortization period that commences with the Completion Date for the residential units to be constructed on Subareas

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A and [Illegible] [Illegible] terminates at the end of Agency Fiscal Year 2028-2029. The Agency hereby covenants to refrain from taking any action that would diminish or impair in any way its receipt (and subsequent payment of the Housing Subsidy) of North Hollywood Housing Trust Funds.

E.                        Limited Obligation — The Agency’s obligation to pay the Housing Subsidy is a special and limited obligation payable solely from the sources of funds expressly identified in this Section II. As to a given Subarea, the Agency shall have no obligation to pay any amounts to Developer pursuant to this Section II unless the Completion Date shall have occurred for the residential units to be constructed on the applicable Subarea and a Developer Event of Default shall not have occurred as to any of its obligations under the Owner Participation Agreement or the Agreement Containing Covenants Affecting Real Property or the Grant Deed or the Affordability Covenants, as such pertain to the applicable Subarea.

III.                   Currently Available Tax Allocation Bond Funds — Subject to all the terms and conditions of this Agreement, the Agency shall use FIVE MILLION DOLLARS ($5,000,000) of currently available tax allocation bond funds as Acquisition Funds for the Agency’s acquisition of property to be conveyed to the Developer pursuant to the Owner Participation Agreement.

IV.                  Property Acquisition for Street Widening — The Agency and the Developer shall use every reasonable effort to cause the City to enter into a cooperation agreement with the Agency whereby the City will provide THREE MILLION DOLLARS ($3,000,000) of Community Development Block Grant funds to the Agency for the Agency’s use in acquiring property for street widening on the Site.

V.                      EDA Funds for Off-Site Improvements — The Agency and the Developer shall use every reasonable effort to cause the City to enter into a cooperation agreement with the Agency whereby the City will provide funds sufficient to pay the cost of constructing any off-Site public improvements required by the City as a condition of Project entitlement and any required off-Site mitigation measures.

VI.                  Definitions — Unless otherwise defined in this Public-Private Feasibility Agreement, capitalized terms contained herein shall have the meaning given to them in the Owner Participation Agreement.

A.                      “Agency Fiscal Year” as used herein shall mean each twelve-month period beginning on July 1 and ending on June 30.

B.                      “Available Site-Generated Property Tax Increment” means the total ad valorem property tax increment revenue allocated to and received by the Agency in any fiscal year pursuant to Section 33670(b) of the California Health and Safety Code, as said statute may be amended from time to

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time, by application of the one percent (1%) tax levied against real property as permitted by Article XIIIA of the California Constitution in an amount reasonably attributed by the Agency solely to an increase in the assessed value of the Site over and above its assessed value as of the Date of Agreement, but specifically excluding therefrom all of the following: (i) a portion of such tax increment revenues equal to the percentage of tax increment revenues from the redevelopment project area as a whole that is set aside pursuant to Sections 33334.2 et seq. of the California Health and Safety Code or any successor law for low- and moderate-income housing purposes; and (ii) a portion of such tax increment revenues equal to the portion of tax increment revenue from the redevelopment project area as a whole that the Agency is required to pay to any and all governmental entities pursuant to any provision of law, as amended from time to time, or pursuant to tax sharing/pass-through agreements (including any and all agreements entered into prior to the Owner Participation Agreement by the Agency and such governmental entities implementing the tax sharing/pass-through agreements); and (iii) a portion of such tax increment revenues equal to the percentage of tax increment revenues in the redevelopment project area as a whole which the Agency may be required by the State of California to pay from time to time, including, by way of example and without limiting the generality of the foregoing, any payments which the Agency may be required to pay to the Education Revenue Augmentation Fund pursuant to Section 33681 et seq. of the California Health and Safety Code; and (iv) the amount of any revenues received by the Agency that are attributable to any special taxes or assessments or voter-approved indebtedness; and (v) charges for County administrative charges, fees or costs equal to the percentage of such charges in the Project Area as a whole.

C.                      “Completion Date” as used herein shall mean, for the improvements on each Subarea, the date of “Completion” as that term is defined in Article 2 of the Owner Participation Agreement; provided that, tenant improvements shall not be required to have been completed.

D.                      “Reimbursement Term” as used herein means the period during which Agency is obligated to make payments to the Developer to the extent set forth in this Public-Private Feasibility Agreement.

VII.              General Provisions

A.                      This Public-Private Feasibility Agreement is part of the Owner Participation Agreement and is subject to all of the terms and conditions thereof.

B.                      The Agency shall have the right at its option, and as a non-exclusive remedy, to set off amounts owed by the Developer to the Agency due to an Event of Default arising from Developer’s failure to pay amounts due under the Owner Participation Agreement, including but not limited to the

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Agency Participation Payments, against amounts payable by the Agency to the Developer under this Public-Private Feasibility Agreement.

C.                      The Agency’s obligations hereunder may be prepaid by the Agency, in whole or in part, at any time and from time to time without penalty, from any funds lawfully available to the Agency for such purposes.

D.                      The Agency’s obligation to pay Available Site-Generated Property Tax Increment in accordance with this Public-Private Feasibility Agreement shall be subordinate to the Agency’s existing bonded indebtedness and bond issuance(s) and the refunding or refinancing thereof and any future bonds the Agency may issue and the bonded indebtedness incurred in connection therewith, provided that the Agency determines at the time of issuance of any such future bonds that such issuance and indebtedness will not materially adversely affect the Agency’s ability to perform its obligations under the Owner Participation Agreement. Bonded indebtedness includes any indebtedness incurred by the Agency for bonds, notes, interim certificates, debentures, certificates of participation or other obligations issued by the Agency. The Agency’s obligation to pay a portion of Available Site-Generated Property Tax Increment under this Public-Private Feasibility Agreement is not and shall not be construed as a “pledge” of property tax revenues for purposes of Section 33671.5 of the California Health and Safety Code.

E.                        Any balance remaining in the Agency’s payment obligations under this Public-Private Feasibility Agreement after the Reimbursement Term has ended shall automatically be deemed forgiven.

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